                                                          Pursuant to Rule 424B4
                                                             File No. 333-101159

                       22,000,000 SHARES OF COMMON STOCK


                                   [IASG LOGO]


                                ----------------

   We are selling 22,000,000 shares of our common stock. We have granted the underwriters an option to purchase up to an additional 3,300,000 shares of our common stock at the public offering price to cover over-allotments, if any.

   This is the initial public offering of our common stock. Our common stock has been approved for quotation on the NASDAQ National Market under the symbol "IASG."
                                ----------------

   Investing in our common stock involves risks. Please see "Risk Factors" beginning on page 6.

                                ----------------

                                                           Per
                                                          Share        Total
                                                          -----        -----
      Public offering price..........................    $  9.25   $203,500,000
      Underwriting discounts and commissions.........    $0.6475   $ 14,245,000
      Proceeds, before expenses, to us(1)............    $8.6025   $189,255,000

---------------
(1) Before deduction of our other expenses related to this offering, estimated at $1,600,000.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

   Concurrently with this offering, 792,793 shares of common stock have been registered under the Securities Act of 1933, as amended, on behalf of certain holders of convertible promissory notes, pursuant to a selling shareholder prospectus included within the Registration Statement of which this prospectus forms a part. The selling shareholders' shares are not part of this underwritten offering. The selling shareholders' shares may not be sold prior to 270 days from the effective date of the Registration Statement, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. The selling shareholders' shares are issuable upon conversion of an aggregate of $5.5 million of our promissory notes.

   The underwriters expect to deliver the shares to purchasers on or about July 29, 2003.
                                ----------------

FRIEDMAN BILLINGS RAMSEY

                           STIFEL, NICOLAUS & COMPANY
                                  Incorporated

                                                    WELLS FARGO SECURITIES, LLC


                 The date of this Prospectus is July 23, 2003.

                               TABLE OF CONTENTS



                                                                                           Page
                                                                                           ----
Prospectus Summary .....................................................................      1
Risk Factors ...........................................................................      6
Special Note Regarding Forward-Looking Statements ......................................     11
Use of Proceeds ........................................................................     12
Dividend Policy ........................................................................     14
Capitalization .........................................................................     14
Dilution ...............................................................................     15
Selected Financial Data ................................................................     16
Pro Forma Combined Financial Information ...............................................     17
Management's Discussion and Analysis of Financial Condition and Results of Operations ..     25
Business ...............................................................................     46
Management .............................................................................     58
Certain Relationships and Related Transactions .........................................     64
Principal Stockholders .................................................................     68
Description of Capital Stock ...........................................................     69
Description of Other Securities ........................................................     70
Shares Eligible for Future Sale ........................................................     72
Underwriting ...........................................................................     73
Concurrent Registration of Common Stock ................................................     75
Legal Matters ..........................................................................     75
Experts ................................................................................     75
Where You Can Find More Information ....................................................     75
Index to KC Acquisition Financial Statements ...........................................    F-2
Report of Independent Accountants for KC Acquisition Corporation and Subsidiaries ......    F-3
Financial Statements for KC Acquisition Corporation and Subsidiaries ...................    F-4
Index to IASI Financial Statements .....................................................   F-42
Report of Independent Accountants for IASI and Affiliates ..............................   F-43
Combined Financial Statements for IASI and Affiliates ..................................   F-44
Report of Independent Accountants for Criticom International Corporation ...............   F-64
Financial Statements for Criticom International Corporation ............................   F-65


The trademark or trade names referred to in this prospectus are the property of their respective owners.



   Until August 17, 2003 (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               Prospectus Summary


   The following summary is qualified in its entirety by reference to the more detailed information and combined financial statements appearing elsewhere in this prospectus. In this prospectus, "we", "us", and "our" refer to Integrated Alarm Services Group, Inc. and its predecessor, KC Acquisition Corporation Inc., in addition to our wholly-owned subsidiaries, which include Integrated Alarm Services, Inc., which we refer to as IASI, and Criticom International Corporation, unless the context requires otherwise. Please see the chart on page 2 of this prospectus for identification of each of our subsidiaries. Pro forma information in this prospectus gives effect to the acquisition of Criticom in September 2002 and IASI and its affiliates in January 2003. Unless otherwise indicated, all share amounts assume the consummation of a one for two reverse stock split effected in April 2003 and no exercise of the over-allotment option or the conversion of the convertible debentures.

                                    BUSINESS

                     INTEGRATED ALARM SERVICES GROUP, INC.

   We provide an integrated solution to independent security alarm dealers, which we refer to as "Dealers," to assist them in competing in the residential and commercial security alarm market. Our services include wholesale alarm monitoring and financing solutions, including purchasing Dealers' alarm monitoring contracts for our own portfolio and providing loans to Dealers collateralized by alarm monitoring contracts. We also provide support for our Dealers including billing, collection, marketing and access to equipment discount programs. We believe our package of services allows Dealers to compete more effectively against self-monitoring national security alarm companies by giving them access to technical sophistication, financing, back office and other services that they would not otherwise have, while allowing them to remain the local and visible contact with their customer, the end-user of the alarm.

   We believe we are the largest wholesale alarm monitoring company in the United States, as measured by the number of wholesale alarm accounts we monitor. Wholesale alarm monitoring providers enable Dealers to outsource the monitoring of residential or commercial accounts while continuing to hold the underlying alarm monitoring contract with the end-user. We monitor approximately 500,000 alarm systems on behalf of approximately 5,000 Dealers. Our alarm monitoring service is provided from three state-of-the-art, redundant alarm monitoring centers located in New Jersey, Minnesota and California. We are also a significant provider of capital to Dealers. Since 1993, we have provided financing to Dealers in the form of loans or alarm monitoring contract purchases of approximately $350 million in the aggregate. In addition to our wholesale business, we currently hold and monitor approximately 39,000 alarm monitoring contracts in our own portfolio. We also hold over 8,000 contracts as collateral against loans we have made to Dealers. Our alarm monitoring contract acquisition and financing programs and monitoring services complement one another and drive growth in other areas of our business.

   We generally require the Dealers we provide financing to, or acquire contracts from, to use our monitoring services for all of the alarm monitoring contracts they continue to own. We typically also require that these Dealers use our billing and collection services, enabling us to gain an additional level of control over the reliability of the alarm monitoring contracts' cash flows. This places us in a unique position to minimize alarm monitoring contract attrition because we can control the quality of the monitoring, billing and collection.

   For the year ended December 31, 2002 and the quarter ended March 31, 2003, we had a pro forma net loss of $19,326,860 and $12,315,600, respectively and a pro forma as adjusted net loss of $11,025,182 and $10,263,430, respectively. The pro forma information gives effect to the acquisition of Criticom in September 2002 and IASI and its affiliates in January 2003. The pro forma as adjusted information was calculated after giving effect to the sale of 22,000,000 shares of common stock in this offering at an initial public offering price of $9.25 per share and the repayment of $80.1 million of debt. For the year ended December 31, 2002 and the quarter ended March 31, 2003, we had pro forma revenue of $42,641,694 and $9,749,254, respectively. At March 31, 2003, we had a pro forma as adjusted accumulated deficit of $33,758,965. There can be no assurance that we will achieve profitability. For the year ended December 31, 2002, we derived approximately 58% of our pro forma revenues from the provision of monitoring services for third parties, including GPS monitoring, 37% from the monitoring fees on alarm monitoring contracts that we hold in our own portfolio and 5% from alarm contract financing and other related services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   We were formed as King Central, Inc. in 1985 and subsequently changed our name to KC Acquisition Corporation. Virtually all of our monitoring services are performed by KC Acquisition, now known as Integrated Alarm Services Group, Inc. We also conduct activities through subsidiaries -- including Criticom, a wholesale monitoring company which we acquired in September 2002, and IASI, which we acquired in January 2003, and through which we conduct the majority of our financing activities. Prior to its acquisition, Criticom was principally owned by Curtis Quady, an Executive Vice President. IASI was previously owned by Timothy McGinn, our Chairman and Chief Executive Officer, Thomas Few, Sr., our Vice Chairman, President and Chief Operating Officer, and David Smith, a Director.

   In May 2000, we acquired Monital Signal Corporation, a wholesale monitoring company, which was owned by two non-affiliated entities. We conduct a portion of our wholesale monitoring business through our Monital subsidiary. In January 2003, we acquired Morlyn Financial Group, LLC. Morlyn provides alarm contract acquisition and lending services related to the financing portion of our business. Morlyn was owned by Messrs. McGinn, Few, Sr. and Smith. Prior to the acquisition of IASI, Messrs. McGinn and Smith controlled 41 trusts which were principally created to acquire alarm monitoring contracts. Approximately 62% of the trust certificates of the 41 trusts were exchanged for promissory notes of IASI and will be repaid with proceeds from the offering. Approximately 38% of the trust certificates were not exchanged and will also be repaid out of the proceeds of the offering. An additional $9.5 million is bank debt relating to these contract acquisitions and will also be repaid out of the proceeds of the offering. Messrs. McGinn and Smith were residual beneficiaries of these trusts but have contributed their residual benefits in the trusts to us. Palisades Group, LLC, Payne Security Group, LLC and Guardian Group, LLC, were acquired by us in January 2003 and are now our wholly-owned subsidiaries. Palisades, Payne and Guardian were owned by Messrs. McGinn, Smith and Few. Palisades, Payne and Guardian were formed to hold alarm monitoring contracts. For a more detailed description of our history, see "Business -- History". In the aggregate 64.7% of the $80.1 million in debt being repaid out of the net proceeds of this offering was incurred by entities that were affiliated with us prior to our acquisition of such entities.

   Our corporate structure is illustrated below:

                                   [graphic]











(1) 0.8% of Monital is owned by the former shareholders of Griptight Holdings, Inc., a non-affiliated entity and a former owner of Monital shares.

   For a chart outlining the ownership of each of these entities prior to our acquisition, see "Certain Relationships and Related Transactions".

Our Industry

   The security alarm industry is characterized by a large number of privately owned companies involved in security alarm sales, leasing, installation, repair and monitoring. In 2001, approximately 10,000 such Dealers were active in the United States. Based on information from Security Distributing and Marketing magazine ("SDM"), approximately 75% of this market is served by smaller companies not included in the 100 largest companies. The top 100 companies include large self-monitoring national providers such as ADT, a subsidiary of Tyco International, Inc., and Brinks Home Security, Inc., a subsidiary of The Brink's Company.

   The Freedonia Group, Inc., an independent business research company, estimated the 2001 residential security alarm monitoring market to be $6.5 billion and forecasts that the market will grow to $8.2 billion by 2006 and $10.3 billion by 2011. The Freedonia Group also estimates that 18% of all homes in North America currently have alarm systems and expects that number to exceed 20% by 2006.

   Our target market is the portion of the market served by the roughly 10,000 Dealers outside of the top 100 companies, or approximately 75% of the overall alarm monitoring market.

GROWTH INITIATIVES

 Acquisition of Alarm Monitoring Contracts

   We intend to expand our acquisition of alarm monitoring contracts. We believe that we will be able to acquire additional alarm monitoring contracts on terms which will provide us with incremental cash flow and earnings. Our strategy is to acquire approximately 80,000 additional alarm monitoring contracts in 2003. We currently have letters of intent to acquire approximately 17,000 retail customer contracts, enter into dealer loans with 4,000 contracts as collateral and purchase wholesale dealer relationships for monitoring 32,500 alarms. Our ability to acquire additional contracts with the requisite economics is dependent upon market forces which will determine pricing as well as the availability and cost of capital. The impact of the acquired contracts on revenue and profitability will be affected by the attrition rates of acquired portfolios, as well as the variable expenses relating to such acquisitions including billing, collection and servicing.

 Building Additional Wholesale Monitoring Relationships with Dealers

   We intend to expand the number of our Dealer relationships through acquisitions of other wholesale alarm monitoring companies and internally generated growth. The opportunities to acquire other wholesale alarm monitoring companies will be dependent upon the pricing expectations of sellers of such businesses as well as the availability and cost of capital. The impact to profitability of any such acquisition will be dependent upon our ability to efficiently integrate the acquired business and cost structure into our existing platforms.

 Cross-Selling Opportunities

   We will target opportunities to provide financing solutions to the Dealers who use our monitoring and/or administrative services. We also plan to expand the services which we provide to our Dealers' end-users. Effective marketing and servicing are essential in order to realize cross-sale benefits. The cost of effectively marketing new products and services to end-users through Dealers may be greater than anticipated, which could negatively affect profitability.

 New Business Opportunities

   We plan to leverage our existing infrastructure to expand in emerging applications such as global positioning systems, asset tracking, personal emergency response services and telemedicine. We have entered into contracts to monitor global positioning systems to provide asset tracking services, which in certain instances include the installation of emergency buttons in vehicles. In addition, we have begun to provide personal emergency response services to many of our existing traditional alarm monitoring customers for emergency or medical alert services. We believe that these emerging applications provide additional opportunities to leverage our existing infrastructure and increase revenues. The timing and economic impact of introducing new services to undeveloped market segments is difficult to forecast. These activities accounted for approximately 6.4% of our revenues in 2002.

Our Principal Offices

   Our principal offices are located at One Capital Center, 99 Pine Street, 3rd Floor, Albany, New York 12207 and our telephone number is (518) 426-1515. Our World Wide Web address is www.KingCentral.com. Information contained on our Internet site is not incorporated by reference into this prospectus and you should not consider information contained on our Internet site to be a part of this prospectus.


                                  The Offering


Common stock offered by us: . . . . . .  22,000,000 shares

Common stock to be outstanding after
 this offering: . . . . . . . . . . . .  23,590,911 shares (1)

Use of proceeds:. . . . . . . . . . . .  We expect that we will receive net proceeds of approximately
                                         $187.7 million in this offering. We
                                         intend to use $80.1 million of the
                                         net proceeds to repay debt ($7.5
                                         million of which will be paid to
                                         affiliated parties) and $104.6 million
                                         to purchase portfolios of alarm
                                         monitoring contracts. Of the $80.1
                                         million to be repaid, approximately
                                         64.7% of such debt was incurred by
                                         entities affiliated with us prior to
                                         our acquisition of such entities in
                                         January 2003. The remainder will be
                                         used for working capital purposes.
                                         See "Use of Proceeds."

NASDAQ symbol:. . . . . . . . . . . . .  IASG

(1) Does not include:
   o Shares issuable upon exercise of the underwriters' over-allotment option,
   o Up to 792,793 shares that may be issued upon the conversion of our convertible promissory notes, which shares are being registered concurently with this offering,
   o 150,000 shares issuable upon exercise of options that may be issued under our 2003 Stock Option Plan,
   o 1,900,000 shares issuable upon exercise of options to be granted to certain shareholders concurrent with this offering (the "Shareholder Options"), see "Certain Relationships and Related Transactions,"
   o 48,000 shares issuable upon exercise of options to be granted concurrent with this offering to our non-executive directors (the "Director Options"), see "Management--Director Compensation" or
   o Up to 68,182 shares that may be issued to the former owners of Criticom upon the achievement of certain performance criteria based on 2003 results of operations.

                             SUMMARY FINANCIAL DATA


   The following summary combined financial data has been derived from the IASG (successor to KC Acquisition) audited combined financial statements for the years ended December 31, 2000, 2001 and 2002 and from the unaudited combined financial statements for the three months ended March 31, 2002 and unaudited consolidated financial statements for the three months ended March 31, 2003 and the related notes appearing elsewhere in this prospectus. The following data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes elsewhere in this prospectus.

   The following pro forma financial data combine the historical combined financial statements IASG, IASI, and affiliates (41 trusts and three limited liability companies) and Criticom. The pro forma financial data give effect to our acquisition of IASI and affiliates and Criticom through mergers using the purchase method of accounting. The pro forma financial data also give effect to the conversion of IASG from an S corporation to a C corporation for federal income tax purposes. See "Unaudited Pro Forma Combined Financial Information." The pro forma as adjusted financial data also give effect to the sale of the 22,000,000 shares of common stock offered by this prospectus at an initial public offering price of $9.25 per share and the repayment of $80.1 million of debt. See "Use of Proceeds."


                                                             Year ended                       Three months ended
                                                            December 31,                           March 31,
                                             -----------------------------------------    --------------------------
                                                 2000           2001           2002          2002           2003
                                             ------------    -----------   -----------    -----------   ------------
Statement of operations data:(1)
Revenue ..................................   $ 18,774,517    $20,569,037   $23,495,607    $ 5,378,197   $  8,753,637
Total operating expenses, inclusive of
 cost of revenue .........................     19,455,562     19,691,838    24,267,532      5,564,015     12,479,075
                                             ------------    -----------   -----------    -----------   ------------
Income (loss) from operations ............       (681,045)       877,199      (771,925)      (185,818)    (3,725,438)
Other (expense), net .....................     (3,824,867)    (3,914,509)   (5,556,730)    (1,473,706)    (3,719,874)
                                             ------------    -----------   -----------    -----------   ------------
Loss before benefit from income taxes ....     (4,505,912)    (3,037,310)   (6,328,655)    (1,659,524)    (7,445,312)
Benefit (expense) from income taxes ......      4,793,725        703,784       681,443         89,789     (3,417,288)
                                             ------------    -----------   -----------    -----------   ------------
Net (loss) income ........................   $    287,813    $(2,333,526)  $(5,647,212)   $(1,569,735)  $(10,862,600)
                                             ============    ===========   ===========    ===========   ============
Basic and diluted net income (loss) per
 share ...................................   $       0.52    $     (4.21)  $     (9.53)   $     (2.83)  $      (8.44)
Shares used computing basic and diluted
 net income (loss) per common share (2)
 (3) .....................................        553,808        553,808       592,785        553,808      1,287,389
Other financial data:
Cash provided by (used in) operating
 activities ..............................     (1,331,125)     1,012,251     2,691,844       (265,593)    (3,486,593)
Cash used in investing activities ........    (11,086,367)    (1,705,428)   (8,863,018)    (5,256,920)     8,260,291
Cash provided by financing activities ....     12,851,242        765,875     5,389,221      4,668,579      1,573,444


                                                      Year ended                 Three months ended
                                                  December 31, 2002                March 31, 2003
                                              ---------------------------    ---------------------------
                                                              Pro Forma                      Pro Forma
                                               Pro Forma     As Adjusted      Pro Forma     As Adjusted
                                             ------------    ------------   ------------    ------------
Statement of operations data:(1)
Revenue ..................................   $ 42,641,694    $ 42,641,694   $  9,749,254    $  9,749,254
Total operating expenses, inclusive of
 cost of revenue .........................     44,500,492      44,500,492     13,859,618      13,859,618
                                             ------------    ------------   ------------    ------------
Income (loss) from operations ............     (1,858,798)     (1,858,798)    (4,110,364)     (4,110,364)
Other (expense), net .....................    (17,848,062)     (9,274,384)    (4,703,772)     (2,580,602)
                                             ------------    ------------   ------------    ------------
Loss before benefit from income taxes ....    (19,706,860)    (11,133,182)    (8,814,136)     (6,690,966)
Benefit (expense) from income taxes ......        380,000         108,000     (3,501,464)     (3,572,464)
                                             ------------    ------------   ------------    ------------
Net (loss) income ........................   $(19,326,860)   $(11,025,182)  $(12,315,600)   $(10,263,430)
                                             ============    ============   ============    ============
Basic and diluted net income (loss) per
 share ...................................   $     (12.15)   $      (0.92)  $      (7.74)   $      (0.86)
Shares used computing basic and diluted
 net income (loss) per common share (2)
 (3) .....................................      1,590,911      11,963,344      1,590,911      11,963,344
Other financial data:
Cash provided by (used in) operating
 activities ..............................             --              --             --              --
Cash used in investing activities ........             --              --             --              --
Cash provided by financing activities ....             --              --             --              --



                                                                                             As of March 31, 2003
                                                                                          ---------------------------
                                                                                                           Pro Forma
Balance sheet data:                                                                          Actual       As Adjusted
                                                                                          ------------   ------------
Cash, cash equivalents and short-term investments.....................................    $  9,789,224   $120,237,137
Total assets..........................................................................     146,584,626    252,712,579
Long-term debt........................................................................     165,379,437     83,446,104
Capital lease obligations.............................................................         470,193        470,193
Total stockholders' equity (deficit)..................................................     (32,330,327)   155,730,959
Working capital (deficit).............................................................     (16,405,732)   102,477,203

---------------
(1) Results of operations for acquired companies are included from the date of acquisition. As a result comparability of periods presented has been affected by our acquisitions. For more information about our acquisition history, see "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 10 and 14 to our combined financial statements included elsewhere in this Prospectus.
(2) On January 8, 2003, the Company's Board of Directors approved a 6,033 for one common stock split, as a result, share data has been retroactively restated for all periods presented.
(3) On April 17, 2003, the Company's Board of Directors approved a one for two reverse common stock split, as a result, share data has been retroactively restated for all periods presented.

                                  RISK FACTORS


   In addition to the other information set forth in this Prospectus, prospective investors should consider carefully the following factors.

                         Risks Related To Our Business

   We have historically incurred losses and we may not achieve profitability. On a pro forma basis, we incurred a net loss of $19.3 million in 2002 and $12.3 million for the quarter ended March 31, 2003. At March 31, 2003, we had, on a pro forma as adjusted basis, an accumulated deficit of $33.8 million. We intend to continue to make significant investments in wholesale monitoring, alarm monitoring contract acquisition and financing, marketing, services and sales operations. Associated expenses could precede any revenues generated by the increased spending. As a result, we may continue to experience losses and negative cash flow from operations in future quarters. There can be no assurance when and if we will become profitable. If we do become profitable, we may not be able to sustain or increase our profitability.

   Significant attrition of Dealers or non-renewal of end-user alarm monitoring contracts could materially adversely effect our results of operations. We experience attrition of Dealer customer relationships and alarm monitoring contracts as a result of several factors including relocation of end-users, adverse financial and economic conditions and competition from other alarm service companies. In addition, we may lose or experience non-renewal of certain alarm monitoring contracts of Dealers, particularly acquired Dealer customer relationships and alarm monitoring contracts, if we do not service those alarm monitoring contracts adequately or do not successfully integrate new alarm monitoring contracts into our operations. A significant increase in attrition or the non-renewal of alarm monitoring contracts could have a material adverse effect on our revenues and earnings.

   We engaged Standard & Poor's Corporate Value Consulting to perform attrition analyses of certain identified customer relationship groups. As a result of the study, we identified our historic end-user attrition rates to be 17.2% and 15.4% for the years ending December 31, 2000 and 2001, respectively. In 2000, the majority of the alarm monitoring contracts we acquired were by foreclosure from Dealers to whom we had made loans. As a result, our attrition rate was adversely affected in 2000, with carryover into 2001. The Standard & Poor's study presents data for accounts acquired by bulk purchase, which represents the majority of our end-user alarm monitoring contracts, which suggests that the maximum expected amortizable life of alarm monitoring contracts purchased in bulk is approximately 18 years. The maximum expected life is defined as that period in which the very last contract in a homogeneous pool would attrit. Annual attrition would cause the surviving population in the pool to diminish in each year from the date of acquisition. The Standard & Poor's study further suggests that the historic weighted average life for our residential security alarm contracts has ranged from 4 to 8 years.

   To the extent that actual attrition exceeds our expectations, our revenues, profitability, cashflow and earnings would be adversely effected.

   We intend to employ, for prospective contracts purchased in bulk subsequent to January 31, 2003, an amortization methodology which is the total of the charges calculated by a straight line, 18 year life; together with charges incurred as a result of actual account attrition.

   For previously acquired contracts, purchased in bulk, we will employ an amortization methodology which uses 150% declining balance over a life of 8 years.

   Attrition for acquired Dealer customer relationships and alarm monitoring contracts may be greater in the future than the attrition rate assumed or historically incurred by us. In addition, because some Dealer customer relationships and acquired alarm monitoring contracts are prepaid on an annual, semi-annual or quarterly basis, attrition may not become evident for some time after an acquisition is consummated.

   We face significant competition in the security alarm industry, which could make it more difficult for us to succeed in securing relationships with Dealers and reduce the number of alarm monitoring contracts we are able to acquire. We are dependent on entering into and maintaining relationships with Dealers who will either sell their alarm monitoring contracts directly to us, borrow from us, or enter into alarm monitoring contracts for us to provide monitoring services for the alarm monitoring contracts retained by them. While we do not typically compete directly with many of the larger companies in the industry because we do not sell and install security systems, we are nonetheless impacted by the competitive challenge these entrants present to Dealers.

   There is the potential that larger companies in the industry may generate alarm monitoring contracts offering "zero down" on equipment purchases and installation. The independent Dealer may have to offer the same "zero down" deal in order to effectively compete. Since the end-users attracted to "zero-down" promotions are often of lower credit standing and thereby are more likely to default, we will only purchase these contracts if they have been outstanding for periods longer than 12 months and exhibit acceptable payment patterns as well as acceptable responses to quality control calls, thus potentially limiting the available alarm monitoring contracts which meet our due diligence standards.

   We also compete with several companies that have alarm monitoring contract acquisition and loan programs for Dealers and some of those competitors may be larger and better capitalized than we are. Some of these companies may be able to pay higher multiples of recurring monthly revenue for the portfolios they acquire than we can. We may be required to offer higher prices for such acquisitions than we have in the past, thus making these acquisitions less financially advantageous. There is also the potential for other entities such as banks or finance companies to become more active as a source of competition for the Dealer finance portions of our business.

   We may not be able to obtain all of the benefits of the security alarm monitoring contracts we purchase. A principal element of our business strategy is to acquire portfolios of alarm monitoring contracts. Acquisitions of end-user alarm monitoring contracts involve a number of risks, including the possibility that we will not be able to realize the recurring monthly revenue stream we contemplated at the time of acquisition because of higher than expected attrition rates or fraud. Although we complete an extensive due diligence process prior to acquiring alarm monitoring contracts and obtain representations and warranties from the seller, we may not be able to detect fraud on the part of the seller, including the possibility that the seller has misrepresented the historical attrition rates of the sold contracts or has sold or pledged the contracts to a third party. If the sale of alarm monitoring contracts involves fraud or the representations and warranties are otherwise inaccurate, we may not be able to recover from the seller damages in the amount sufficient to fully compensate us for any resulting losses. In such event, we may incur significant costs in litigating ownership or breach of acquisition contract terms.

   We may pursue acquisitions of alarm monitoring call centers that by their nature present risks and may not be successful. An element of our business strategy is to acquire additional alarm monitoring call centers. The following are some of the risks associated with these acquisitions:

   o We may be unable to achieve anticipated revenues, earnings or cash flow because of higher than expected attrition rates or other reasons.

   o We may be unable to integrate acquired call centers successfully and realize anticipated economic, operational and other benefits in a timely manner. If we are unable to integrate acquired call centers successfully, we could incur substantial costs and delays or other operational, technical or financial problems.

   o If we are not successful in integrating acquired call centers, we could have increased attrition of end-users because of service-related problems.

   o Acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures.

   We also face competition in identifying and purchasing suitable alarm monitoring call centers. We would be competing with other firms, many of which have greater financial and other resources than we do. Should this competition increase, it will be more difficult to acquire additional alarm monitoring call centers.

   Our ability to continue to grow our business is dependent upon our ability to obtain additional financing. We intend to continue to pursue growth through the acquisition of end-user alarm monitoring contracts and wholesale monitoring businesses. We will be required to seek additional funding from third party lenders and/or from the possible sale of additional securities, which may lead to higher leverage or the dilution of then existing stockholders. Any inability to obtain funding through third party financing is likely to adversely effect our ability to continue or increase our acquisition activities. Third party funding may not be available to us on attractive terms or at all.

   Our debt obligations burden our cashflow and could hinder our ability to obtain additional financing. Just prior to the offering, we expect to have an aggregate of $161.5 million in indebtedness, inclusive of prepayment fees and net of debt service reserve funds on that debt which will be repaid with the net proceeds from this offering. Immediately following the offering, we expect to have an aggregate of approximately $81.4 million in indebtedness, assuming the repayment of $80.1 million of debt. We may incur additional indebtedness as we acquire additional wholesale monitoring businesses and alarm monitoring contracts. We expect that this additional debt will be serviced by the cash flows on the alarm monitoring contracts and wholesale monitoring businesses we acquire. Our ability to continue to service our indebtedness will be subject to various business, financial and other factors, many of which are beyond our control. In October 2002, the Company renegotiated approximately $26,380,000 of promissory notes payable to a bank. A balloon payment of approximately $11,125,000 originally due in March 2003 was extended to June 2004. Absent the offering proceeds, this debt may need to be again extended. At times we have been in default of various debt covenants and have been required to obtain bank waivers (most recently we obtained bank waivers on May 9, 2003, May 14, 2003 and June 19, 2003) of such defaults. In the event that we experience defaults in the future, there can be no assurance that we will be able to obtain bank waivers. If the waivers of May 9, 2003, May 14, 2003 and June 19, 2003 had not been obtained, approximately $17,600,000, $8,719,000 and $23,139,000, respectively, of long-term bank debt would have been reclassified as a current liability. Our debt obligations may have important consequences to holders of our common stock, including our ability to obtain additional financing in the future for working capital, acquisitions of alarm monitoring contract portfolios and monitoring call centers, capital expenditures, general corporate purposes or other purposes. Should our access to capital be impaired, we may be more vulnerable to a downturn in our business or the economy generally, and our ability to grow or compete against other less leveraged companies may be adversely effected.

   Rising interest rates could negatively effect our profitability. The interest rate of our financing is generally tied to prevailing market rates. In the event that interest rates rise, the spread between our cost of capital and the amount that we can charge Dealers who borrow from us may decrease, which will negatively effect our profitability.

   We could face liability for our failure to respond adequately to alarm activations. The nature of the services we provide potentially exposes us to risks of liability for employee acts or omissions or system failures. In an attempt to reduce this risk, our alarm monitoring agreements and other agreements pursuant to which we sell our products and services contain provisions limiting liability to end-users and Dealers. However, in the event of litigation with respect to such matters, there can be no assurance that these limitations will continue to be enforced. In addition, the costs of such litigation could have an adverse effect on us.

   We may face additional costs and potential liability as a result of "false alarm" ordinances.
Significant concern has arisen in certain municipalities about the high incidence of false alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services.

   A number of local governmental authorities have considered or adopted various measures aimed at reducing the number of false alarms. Such measures include subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, imposing fines on alarm end-users for false alarms, imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms and requiring sufficient further verification of an alarm signal before the police will respond. Enactment of such measures could increase our costs and thus adversely effect our future results of operations.

   Future government or other organization regulations and standards could have an adverse effect on our operations. Our operations are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, we are required to obtain licenses or permits, to comply with standards governing employee selection and training and to meet certain standards in the conduct of our business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have an adverse effect on us. We believe that we are in material compliance with applicable laws and licensing requirements. In the event that these laws, regulations and/or licensing requirements change, it could require us to modify our operations or to utilize resources to maintain compliance with such rules and regulations. There can be no assurance as to what new regulations will be enacted and what effect they may have on us.

   The loss of our Underwriters Laboratories listing could negatively impact our competitive position. All of our monitoring call centers are Underwriters Laboratories(R) ("UL") listed. To obtain and maintain a UL listing, an alarm monitoring call center must be located in a building meeting UL's structural requirements, have back-up and uninterruptible power supply, have secure telephone lines and maintain redundant computer systems. UL conducts periodic reviews of monitoring call centers to ensure compliance with their regulations. Non-compliance could result in a suspension of our UL listing. The loss of our UL listing could negatively impact our competitive position.

   We rely on technology which may become obsolete. Our monitoring services depend upon the technology (hardware and software) of security alarm systems. We may be required to upgrade or implement new technology which could require significant capital expenditures. There can be no assurance that we will be able to successfully implement new technologies or adapt existing technologies to changing market demands. If we are unable to adapt in a timely manner in response to changing market conditions or customer requirements, such inability could adversely effect our business.

   In the event that adequate insurance is not available or our insurance is not deemed to cover a claim we could face liability. We carry insurance of various types, including general liability and errors and omissions insurance. Our loss experience and that of other security service companies may effect the availability and cost of such insurance. Certain of our insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence. To the extent that insurance was not available, or a particular claim was not covered or exceeded our coverage, we could be exposed to material costs.

   Our current stockholders may exercise significant influence over us following this offering. Before this offering, our directors, executive officers and principal stockholders beneficially owned approximately 95% of the outstanding shares of our common stock. Following this offering, they will beneficially own approximately 6.4% of our outstanding shares, or approximately 5.6% if the over-allotment option is exercised in full, and as a result, may have significant influence over our company.

   Any conflict of interest between us and various affiliates of our senior management could hurt our business or prospects. There is a possibility that conflicts of interest will arise between some affiliates of our senior management and us in various areas relating to our past and ongoing relationships. Potential factors that may create a conflict of interest include:

   Approximately 64.7% of the $80.1 million in net proceeds being used to repay indebtedness was incurred by entities affiliated with us prior to our acquisition of such entities in January 2003. To the extent that such entities were responsible for such indebtedness prior to their acquisition by us, the prior owners of these entities benefit by the repayment of such amounts out of the net proceeds of this offering.

   We lease our executive offices in Albany, New York from Pine Street Associates, LLC, an entity 50% owned by Timothy M. McGinn, our Chairman and Chief Executive Officer, and David L. Smith, one of our Directors. We lease 4,520 square feet and pay a monthly rent of $4,326. The lease expires in 2007. We may enter into leases for additional space at this location as our business grows. Any such action will be approved by a majority of the independent and disinterested members of our Board of Directors, in accordance with our policy regarding transactions with affiliates.

   Timothy M. McGinn, our CEO, is a Director of McGinn, Smith & Co., Inc., and David L. Smith, one of our Directors, is President and a Director of McGinn, Smith & Co., Inc. For the period January 1, 2000 to January 31, 2003, McGinn, Smith & Co., Inc. has acted as either a placement agent or investment banker in connection with various financings, as well as an investment banker in connection with certain acquisitions. McGinn, Smith & Co., Inc., an NASD registered broker dealer, received commissions and/or investment banking fees of $4.5 million for acting in such capacity. McGinn, Smith & Co., Inc., is acting as an underwriter in this offering. Subject to our policy on interested party transactions, McGinn, Smith & Co., Inc. may in the future act as an underwriter to us. Our policy provides that any future transactions with affiliates, including without limitation, our officers, directors or principal stockholders will be on terms no less favorable than we could have obtained from unaffiliated third parties. Any such transactions will be approved by a majority of the independent and disinterested members of our board of directors.

   McGinn Smith is acting as an underwriter in this offering. To the extent that principals of McGinn Smith are shareholders of ours, they may have additional interest in the successful completion of the offering that a traditional underwriter would not have. However, Friedman, Billings, Ramsey is acting as managing underwriter of the offering and is performing the role of a qualified independent underwriter which we believe will mitigate any potential conflicts arising from McGinn Smith's role as an underwriter.

   We are dependent upon our senior management. The success of our business is largely dependent upon the active participation of our executive officers, who have extensive experience in the industry. As a result, we have entered into employment agreements with each of our executive officers. The loss of the services of one or more of such officers for any reason may have an adverse effect on our business.

   Investors will experience immediate and substantial dilution of the common stock's net tangible book value. If you purchase our common stock in this offering, the net tangible book value of your common stock will experience immediate and substantial dilution from the initial public offering price. We estimate that this dilution will be approximately $(7.74) per share, or approximately $(170.3) million. See "Dilution."

   Stockholders should not expect dividends. We do not intend to pay any cash dividends in the foreseeable future.

                         Risks Related To The Offering

   Our common stock price may fall upon the future sale of additional shares of our common stock. Future sales of our common stock in the public market, or even the possibility of such sales, may materially and adversely effect the market price of our common stock. There were 1,590,911 shares of common stock outstanding before this offering. All of such shares are "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933. All of these restricted shares of our common stock will become eligible for resale under Rule 144 one year after issuance, subject to volume and manner of sale limitations, provided that we are current in our filing requirements under the Securities Exchange Act of 1934 for at least 90 days prior to the proposed date of sale, and will be eligible for resale without restrictions two years after their date of issue, except for shares owned by our affiliates which will remain subject to the volume and manner of sale limitations. Of the 1,590,911 shares, 553,808 were issued more than two years ago and are held by our affiliates, 155,911 were issued in September 2002 and 881,192 were issued in January 2003. Of the shares issued in September 2002 and January 2003, 962,836 are owned by our affiliates. In addition, 792,793 shares of common stock have been registered for sale in connection with the possible conversion of the Convertible Notes which shares, if converted, would be immediately eligible for sale subject to the underwriter's 270 day lock-up.

   Our common stock price could be volatile. The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market price of our common stock may be significantly effected by quarterly variations in our operating results, changes in financial estimates by securities analysts or failures by us to meet such estimates, litigation involving us, general trends in the security alarm industry, actions by governmental agencies, national economic and stock market conditions, industry reports and other factors, many of which are beyond our control.

   Certain antitakeover effects in Delaware law and our charter documents could prevent a potential opportunity that might benefit stockholders. Certain provisions of Delaware law could delay or prevent a change in control of us, discourage acquisition proposals or diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock or over a stockholder's cost basis in our common stock. In addition, our Board of Directors, without further stockholder approval, may issue preferred stock, which could have the effect of delaying, deferring or preventing a change in control of us. The issuance of preferred stock could also adversely effect the voting power of the holders of common stock, including the loss of voting control to others.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


   This prospectus contains forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to:

      general economic and business conditions;

      our business strategy for expanding our presence in our industry;

      anticipated trends in our financial condition and results of operations;

      the impact of competition and technological change;

      existing and future regulations effecting our business; and

      other risk factors set forth under "Risk Factors" in this prospectus.

   You can identify forward-looking statements generally by the use of forward-looking terminology such as "believes," "expects," "may," "will," "intends," "plans," "should," "could," "seeks," "pro forma," "anticipates," "estimates," "continues," or other variations thereof, including their use in the negative, or by discussions of strategies, opportunities, plans or intentions. You may find these forward-looking statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as under other captions elsewhere in this prospectus. These forward-looking statements necessarily depend upon assumptions and estimates that may prove to be incorrect.

   Although we believe that the assumptions and estimates reflected in the forward-looking statements contained in this prospectus are reasonable, we cannot guarantee that we will achieve our plans, intentions or expectations. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ in significant ways from any future results expressed or implied by the forward-looking statements.

                                USE OF PROCEEDS


   We expect that we will receive net proceeds from this offering of approximately $187.7 million, or approximately $216.0 million if the underwriters exercise their over-allotment option in full. Such estimates are based on an initial public offering price of $9.25 per share. The amounts listed below include balances as of July 2, 2003 and take into account prepayment fees.

   We intend to use the net proceeds of this offering as follows:

   o Repayment of promissory notes issued upon exchange of trust certificates of seven trusts, due in June and July 2005, bearing interest at 12% per annum.
     The seven trusts were originally controlled by affiliates of ours. The trusts were formed for the purpose of acquiring monitoring contracts. The note holders are comprised of non-affiliated investors. All of such
     indebtedness was incurred by IASI.                                             $ 25.2 million

   o Repayment of bank debt, due through May 1, 2005, bearing interest at various rates from 8.0% to 12.5% per annum. The debt is due to Key Bank, N.A. and was incurred for the purpose of acquiring central stations, wholesale monitoring contracts, and for working capital. All of such indebtedness was
     incurred by KC Acquisition.                                                    $ 24.7 million

   o Repayment of subordinated debt, due on dates ranging from April 1, 2005 to
     April 1, 2007, bearing interest at rates ranging from 10.10% to 12.50% per annum. The subordinated debt is from a collection of investment trusts created for the purchase of monitoring contracts, and were originally controlled by affiliates of ours. The debt is payable to non-affiliated
     investors. All of such indebtedness was incurred by IASI.                      $  9.2 million

   o Repayment of subordinated debt, due on June 1, 2006, bearing interest at
     12.5% per annum. This debt is from an investment trust controlled by an affiliate of ours. The trust was formed for the purpose of acquiring monitoring contracts. The debt is payable to non-affiliated accredited
     investors. All of such indebtedness was incurred by IASI.                      $  6.2 million

   o Repayment of promissory notes to Lynn A. Smith, the wife of one of our directors, bearing interest at 6.25% and 12% per annum, and due in March
     2004 and January 2004, respectively. One of the notes ($3.0 million) is debt incurred by KC Acquisition, and the other ($3.0 million) is debt incurred by
     IASI prior to its acquisition in January. A portion ($2.0 million) of the proceeds of the $3.0 million indebtedness incurred by IASI was loaned by
     IASI to KC Acquisition.                                                        $  6.0 million

   o Repayment of debt, due on December 1, 2005, bearing interest at a variable interest rate, which is currently 6.75%. This debt is due to Security
     Leasing Partners, L.P., an unaffiliated third-party, and was created for the purpose of acquiring monitoring contracts. This indebtedness was incurred by
     IASI.                                                                          $  3.7 million

   o Repayment of debt to various lenders, due on dates ranging from May 1, 2003 to April 1, 2006, bearing interest at rates ranging from 8.0% to 12.0% per annum. The debt is due to Key Bank, N.A., BSB Bancorp, and 15 investment trusts not exchanged for promissory notes of IASI. In the aggregate 38% of the 41 trusts' certificates were not exchanged for promissory notes. The investment trusts were created for the purchase of monitoring contracts, and were originally controlled by affiliates of ours. The debt is payable to
     non-affiliated investors. All of such indebtedness was incurred by IASI.       $  3.6 million

   o Repayment of debt to M&S Partners, an entity controlled by Messrs. Smith and
     McGinn. This indebtedness was assumed from M&S Partners by IASI.               $  0.9 million

   o Repayment of debt to Royal Thoughts, LLC, due in January, 2004, bearing interest of 9.0% per annum. Curt Quady, an Executive Vice President and his family own a majority of Royal Thoughts. This indebtedness was incurred by
     KC Acquisition in connection with the acquisition of the 5.3% interest in
     Royal Thoughts.                                                                $  0.6 million

                                                                                    --------------
    Total repayment of debt:                                                        $ 80.1 million

                                                                                    --------------
    Proceeds intended for purchases of alarm monitoring contracts. This represents the estimated cash portion of the net proceeds that management believes it will expend to acquire additional alarm monitoring contracts.
      The cost of the alarm monitoring contracts to be acquired will be determined by arms length negotiations between management and the owners of such contracts. None of such contracts is owned by any of our
      affiliates.                                                                   $104.6 million

    Working capital and general corporate purposes                                  $  3.0 million
                                                                                    --------------
    Total Uses:                                                                     $187.7 million
                                                                                    ==============


   All of the debt to be repaid from the proceeds of this offering is related to the purchase of alarm monitoring contracts, central stations, Dealer relationships or was utilized for working capital. Other than Royal Thoughts, Lynn A. Smith, and M&S Partners, none of the holders of our debt to be repaid from the proceeds of this offering is an affiliate of ours or related to one of our affiliates. In total, 64.7% of the debt to be repaid with this offering was incurred by entities that were affiliated with us prior to their acquisition in January. Management will have broad discretion in the application of the net proceeds allocated to working capital and other general corporate purposes.

                                DIVIDEND POLICY


   We currently expect to retain all of our future earnings, if any, to support the development of our business and do not anticipate paying any cash or non-cash dividends in the foreseeable future.


                                 CAPITALIZATION

   The following table sets forth our cash and capitalization as of March 31, 2003 on (i) an actual basis, IASG (successor to KC Acquisition) and (ii) on a pro forma as adjusted basis to reflect the sale of 22,000,000 shares of our common stock at an offering price of $9.25 per share and the application of the proceeds therefrom to repay $80.1 million of debt. You should read this table in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included in this prospectus.


                                                                       As of March 31, 2003
                                                                    ---------------------------
                                                                                     Pro forma
                                                                       Actual       as adjusted
                                                                    ------------   ------------
Cash and cash equivalents.......................................    $  6,789,224   $117,237,137
Restricted cash and cash equivalents............................       3,992,913      1,100,000
                                                                    ------------   ------------
Total cash......................................................    $ 10,782,137   $118,337,137
                                                                    ============   ============
Short term-Related Party........................................    $  1,683,853   $    761,862
Short term-Unrelated............................................      15,273,182      7,760,151
                                                                    ------------   ------------
Total Short term debt...........................................      16,957,035      8,522,013
Long term-Related Party.........................................      12,395,240      5,810,240
Long term-Unrelated.............................................     136,027,162     69,113,851
                                                                    ------------   ------------
Total Long term debt............................................     148,422,402     74,924,091
 Total Debt ....................................................     165,379,437     83,446,104
Stockholders' equity:
 Common stock ($0.001 par value; authorized 100,000,000 shares,
   1,590,911 shares issued actual and 23,590,911 shares issued
   pro forma as adjusted) (1)...................................           1,591         23,591
 Paid-in capital ...............................................              --    189,466,333
 Accumulated deficit ...........................................     (32,331,918)   (33,758,965)
                                                                    ------------   ------------
Total stockholders' equity (deficit)............................     (32,330,327)   155,730,959
                                                                    ------------   ------------
Total capitalization............................................    $133,049,110   $239,177,063
                                                                    ============   ============

(1) Does not include:
o   Shares issuable upon exercise of the underwriters' over-allotment option,
o Up to 792,793 shares that may be issued upon the conversion of our convertible promissory notes, which shares are being registered concurently with this offering,
o 150,000 shares issuable upon exercise of options that may be issued under our 2003 Stock Option Plan,
o 1,900,000 shares issuable upon exercise of the Shareholder Options to be granted concurrent with this offering, see "Certain Relationships and Related Transactions,"
o 48,000 shares issuable upon exercise of the Director Options to be granted concurrent with this offering, see "Management--Director Compensation," or
o Up to 68,182 shares that may be issued to the former owners of Criticom upon the achievement of certain performance criteria based on 2003 results of operations.

                                    DILUTION


   The historical net tangible deficit of IASG (successor to KC Acquisition) on March 31, 2003, was approximately $(153,848,337), or $(96.70) per share of common stock based on the number of shares of common stock outstanding. Historical net tangible book value per share is equal to the amount of our total tangible assets, which excludes goodwill, retail customer contracts, Dealer relationships and debt issuance costs less total liabilities, divided by the number of shares of common stock. Pro forma net tangible book value per share represents the amount of our total pro forma tangible assets less total liabilities divided by the pro forma number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock afterwards. After giving effect to the sale of 22,000,000 shares of common stock offered by this prospectus at an initial public offering price of $9.25 per share, assuming the underwriters' over-allotment option is not exercised, and after deducting the underwriting discount and offering expenses, our pro forma net tangible book value at March 31, 2003, would have been approximately $35,639,996 or $1.51 per share. This represents an immediate dilution to investors of $(7.74) per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

      Initial public offering price per share ............................              $ 9.25
      Net tangible deficit value per share as of March 31, 2003 ..........   $(96.70)
      Increase in pro forma net tangible book value per share
       attributable to investing in this offering ........................     98.21
                                                                             -------
      Pro forma net tangible book value per share after this offering ....                1.51
                                                                                        ------
      Dilution per share to new investors ................................              $(7.74)
                                                                                        ======


   The following table sets forth, as of March 31, 2003, on a pro forma basis, the number of shares of common stock purchased, the total consideration paid and the average price per share paid by existing and new stockholders, before deducting underwriting discounts and commissions and our offering expenses payable:


                                                   Shares purchased       Total consideration
                                                 --------------------    ----------------------
                                                   Number     Percent       Number      Percent
                                                 ----------   -------    ------------   -------
Existing stockholders........................     1,590,911      6.74%   $  2,125,000      1.03%
New investors................................    22,000,000     93.26%   $203,500,000     98.97%
                                                 ==========    ======    ============    ======
 Total ......................................    23,590,911    100.00%   $205,625,000    100.00%
                                                 ==========    ======    ============    ======


   The foregoing discussion does not include 1,900,000 shares issuable upon exercise of the Shareholder Options, 48,000 shares issuable upon exercise of options granted to our non-executive Directors, 3,300,000 shares issuable upon exercise of the over-allotment option, 150,000 options that may be issued under our 2003 Stock Option Plan, 792,793 shares issuable upon conversion of the Convertible Notes or up to 68,182 shares that may be issued to the former owners of Criticom upon the achievement of certain performance criteria.

                            SELECTED FINANCIAL DATA

   The following selected combined (except for the three months ended and as of March 31, 2003 which is consolidated) financial data as of December 31, 1998, March 31, 2002 and March 31, 2003 and for the year ended December 31, 1998 and for the three months ended March 31, 2002 and 2003 has been derived from the IASG unaudited financial statements. The following selected combined financial data as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 have been derived from the IASG audited combined financial statements, and the related notes, appearing elsewhere in this prospectus. The selected combined financial data as of December 31, 1999 and 2000 and for the year ended December 31, 1999 has been derived from the IASG audited combined financial statements and the related notes for such periods. The following data should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our combined financial statements and related notes appearing elsewhere in this prospectus.

                                                                                                    Three months ended March
                                                                                                               31,
                                               Year ended December 31,                                     (unaudited)
                       ------------------------------------------------------------------------    ---------------------------
                           1998           1999           2000           2001           2002           2002            2003
                           ----           ----           ----           ----           ----           ----            ----
Statement of
 operations data
 (1):
Revenue............    $ 10,596,348   $12,721,583    $ 18,774,517   $20,569,037    $ 23,495,607   $  5,378,197    $  8,753,637
Total operating
 expenses,
 inclusive of cost
 of revenue........       8,736,968    13,337,323      19,455,562    19,691,838      24,267,532      5,564,015      12,479,075
                       ------------   -----------    ------------   -----------    ------------   ------------    ------------
Income (loss) from
 operations........       1,859,380      (615,740)       (681,045)      877,199        (771,925)      (185,818)     (3,725,438)
Other (expense),
 net...............      (3,558,972)   (2,475,054)     (3,824,867)   (3,914,509)     (5,556,730)    (1,473,706)     (3,719,874)
                       ------------   -----------    ------------   -----------    ------------   ------------    ------------
Loss before
 (provision)
 benefit for income
 taxes.............      (1,699,592)   (3,090,794)     (4,505,912)   (3,037,310)     (6,328,655)    (1,659,524)     (7,445,312)
(Provision) benefit
 for income taxes..         (13,975)           --       4,793,725       703,784         681,443         89,789      (3,417,288)
                       ------------   -----------    ------------   -----------    ------------   ------------    ------------
Net (loss) income..    $ (1,713,567)  $(3,090,794)   $    287,813   $(2,333,526)   $ (5,647,212)  $ (1,569,735)   $(10,862,600)
                       ============   ===========    ============   ===========    ============   ============    ============
Basic and diluted
 net (loss) income
 per share.........    $      (3.09)  $     (5.58)   $       0.52   $     (4.21)   $      (9.53)  $      (2.83)   $      (8.44)
                       ============   ===========    ============   ===========    ============   ============    ============
Shares used
 computing basic
 and diluted net
 (loss) income per
 common share (2)
 (4)...............         553,808       553,808         553,808       553,808         592,785        553,808       1,287,389
Pro forma income
 tax to give effect
 as if a C
 corporation (3):
Loss before benefit
 from income taxes.                                  $ (4,505,912)  $(3,037,310)   $ (6,328,655)  $ (1,659,524)   $ (7,445,312)
Benefit from income
 taxes.............                                     1,519,990       955,569       2,871,573        662,438         199,200
                                                     ------------   -----------    ------------   ------------    ------------
Net loss...........                                  $ (2,985,922)  $(2,081,741)   $ (3,457,082)  $   (997,086)   $ (7,246,112)
                                                     ============   ===========    ============   ============    ============
Net loss per share.                                  $      (5.39)  $     (3.76)   $      (5.83)  $      (1.80)   $      (5.63)
                                                     ============   ===========    ============   ============    ============
Balance sheet data:
Cash, cash
 equivalents and
 short-term
 investments.......    $  1,107,718   $   717,586    $  1,151,337   $ 1,224,035    $  3,442,082   $    370,102    $  9,789,224
Total assets.......      23,264,759    24,350,032      38,113,543    36,830,768      45,627,797     40,726,719     146,584,626
Long-term debt.....      17,908,964    22,319,837      35,599,770    37,122,449      45,061,363     41,998,577     165,379,437
Capital lease
 obligations.......         380,254       258,021         145,355        32,549         507,858             --         470,193
Total stockholders'
 (deficit).........      (3,935,072)   (7,025,866)     (7,067,197)   (9,345,667)    (11,562,881)   (11,390,809)    (32,330,327)
Working capital
 (deficit).........      (1,913,519)   (3,975,589)     (5,240,872)   (7,798,161)     (8,076,758)   (19,887,153)    (16,405,732)
Other financial
 data:
Cash provided by
 (used in)
 operating
 activities........       2,281,447       (32,010)     (1,331,125)    1,012,251       2,691,844       (265,593)     (3,486,593)
Cash provided by
 (used in)
 investing
 activities........     (15,457,268)   (3,878,468)    (11,086,367)   (1,705,428)     (8,863,018)    (5,256,920)      8,260,291
Cash provided (used
 in) financing
 activities........      13,809,146     3,520,347      12,851,242       765,875       5,389,221      4,668,579       1,573,444

---------------
(1) Results of operations for acquired companies are included from the date of acquisition. As a result comparability of periods presented has been effected by our acquisitions. For more information about our acquisition history, see "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Notes 10 and 14 to our combined financial statements and certain other pro forma adjustments, more fully described elsewhere in this Prospectus.
(2) On January 8, 2003, our Board of Directors approved a 6,033-for-one stock split, as a result, share data has been retroactively restated for all periods presented.
(3) To give effect to the conversion of KC Acquisition from an S corporation to a C corporation for federal income tax purposes. The tax provision was prepared as if we had a combined federal and state effective tax rate of 40% and giving effect for permanent differences.
(4) On April 17, 2003, the Company's Board of Directors approved a one for two reverse common stock split, as a result, share data has been retroactively restated for all periods presented.

                    PRO FORMA COMBINED FINANCIAL INFORMATION


   The following unaudited pro forma combined (consolidated after December 31, 2002) financial statements combine the historical financial statements of IASG (successor to KC Acquisition), IASI and affiliates (41 trusts and three limited liability companies) and Criticom. KC Acquisition acquired 100% of the outstanding stock of Criticom during September 2002 and recorded the acquisition using the purchase method of accounting. IASG acquired 100% of the outstanding stock of IASI and affiliates on January 31, 2003 and recorded the acquisition using the purchase method of accounting.

   We derived the unaudited pro forma balance sheet as of March 31, 2003 from our historical balance sheet as of March 31, 2003, as adjusted for the proposed offering (more fully described in Note 1).

   We derived the unaudited pro forma statements of operations for the three months ended March 31, 2003 and year ended December 31, 2002 from our financial statements for the three months ended March 31, 2003 and the year ended December 31, 2002, the combined financial statements of IASI and the trusts and limited liability companies for the year ended December 31, 2002 and the month of January 2003 and the financial statements of Criticom for the period from January 1, 2002 to September 25, 2002. The historical financial statements used in preparing the pro forma financial data are summarized and should be read in conjunction with our, IASI's and the trusts' and limited liability companies' and Criticom's complete historical financial statements that are included elsewhere in this prospectus.

   The pro forma combined statements of operations for the three months ended March 31, 2003 and for the year ended December 31, 2002 gives effect to the acquisitions using the purchase method of accounting as if the acquisitions had been consummated on January 1, 2002 and January 1, 2003, respectively.

   We are providing the pro forma combined financial information for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined company will experience. The unaudited pro forma combined statements of operations do not give effect to any cost savings or operating synergies expected to result from the acquisitions or the costs to achieve such cost savings or operating synergies.

                     INTEGRATED ALARM SERVICES GROUP, INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                              As of March 31, 2003
                                  (unaudited)



                                                                       Offering       Pro forma
                                                          IASG         proceeds      as adjusted
                                                      ------------   ------------    ------------
ASSETS
Current assets:
 Cash and cash equivalents .......................    $  6,789,224   $110,447,913 (1)$117,237,137
 Short-term investments ..........................       3,000,000                      3,000,000
 Current portion of notes receivable .............       1,294,758                      1,294,758
 Accounts receivable less allowance for doubtful
  accounts .......................................       1,151,162                      1,151,162
 Prepaid expenses ................................          87,135                         87,135
 Due from related party ..........................         173,340                        173,340
                                                      ------------   ------------    ------------
    Total current assets..........................      12,495,619    110,447,913     122,943,532
                                                      ------------   ------------    ------------
Notes receivable net of current portion and
 reserves ........................................       4,895,973                      4,895,973
Property and equipment, net.......................       2,503,280                      2,503,280
Dealer relationships and customer contracts, net..      66,942,286                     66,942,286
Goodwill..........................................      50,234,338                     50,234,338
Debt issuance costs, net..........................       4,341,386     (1,427,047)(2)   2,914,339
Restricted cash and cash equivalents..............       3,992,913     (2,892,913)(1)   1,100,000
Other assets......................................       1,178,831                      1,178,831
                                                      ------------   ------------    ------------
   Total assets...................................    $146,584,626   $106,127,953    $252,712,579
                                                      ============   ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Current portion of long-term debt, related party     $  1,683,853   $   (921,991)(1)$    761,862
 Current portion of long-term debt ...............      15,273,182     (7,513,031)(1)   7,760,151
 Current portion of capital lease obligations ....         145,842                        145,842
 Accounts payable and accrued expenses ...........       6,931,199                      6,931,199
 Other liabilities ...............................         312,327                        312,327
 Current portion of deferred revenue .............       4,554,948                      4,554,948
                                                      ------------   ------------    ------------
    Total current liabilities.....................      28,901,351     (8,435,022)     20,466,329
                                                      ------------   ------------    ------------
Long-term liabilities:
 Long-term debt, net of current portion, related
  party ..........................................      12,395,240     (6,585,000)(1)   5,810,240
 Long-term debt, net of current portion ..........     136,027,162    (66,913,311)(3)  69,113,851
 Capital lease obligations, net of current
  portion ........................................         324,351                        324,351
 Deferred revenue, net of current portion ........         389,422                        389,422
 Deferred income taxes ...........................         830,974                        830,974
 Due to related party ............................          46,453                         46,453
                                                      ------------   ------------    ------------
    Total long-term liabilities...................     150,013,602    (73,498,311)     76,515,291
                                                      ------------   ------------    ------------
    Total liabilities.............................     178,914,953    (81,933,333)     96,981,620
                                                      ------------   ------------    ------------
Commitments and contingencies
Stockholders' equity (deficit):
 Common stock ....................................           1,591         22,000 (1)      23,591
 Paid-in capital .................................              --    189,466,333 (4) 189,466,333
 Accumulated deficit .............................     (32,331,918)    (1,427,047)(2) (33,758,965)
                                                      ------------   ------------    ------------
    Total stockholders' equity (deficit)..........     (32,330,327)   188,061,286     155,730,959
                                                      ------------   ------------    ------------
    Total liabilities and stockholders' equity....    $146,584,626   $106,127,953    $252,712,579
                                                      ============   ============    ============

                     INTEGRATED ALARM SERVICES GROUP, INC.

                 Notes to Pro Forma Consolidated Balance Sheet
                              As of March 31, 2003
                                  (unaudited)

(1) KC Acquisition merged with KC Alarm Services Group, Inc. (a newly formed entity, which subsequently changed its name to Integrated Alarm Services Group, Inc. ("IASG")) in January 2003. This adjustment records the use of the proceeds from the issuance of common stock and the corresponding changes in the equity accounts. The pro forma as adjusted columns give effect to the sale by IASG of 22,000,000 shares of common stock at an offering price of $9.25 per share and the application of the offering proceeds, after deducting underwriting discounts, and estimated offering expenses of $1,600,000. Adjustments include: the reduction of long-term debt, increase in cash and cash equivalents and the issuance of 22,000,000 shares of common stock in this offering.

      Proceeds:
       22,000,000 shares at $9.25 ....................................                   $203,500,000
       Offering costs (7%+$1,600,000) ................................                     15,845,000
                                                                                         ------------
       Net proceeds of offering ......................................                   $187,655,000
                                                                                         ============
      Used for:
       Cash and cash equivalents .....................................                    107,555,000
       Current portion of long-term debt, related party ..............    $    921,991
       Long-term debt, net of current portion, related party .........       6,585,000
       Current portion of long-term debt .............................       7,513,031
       Long-term debt, net of current portion (note 3) ...............      65,079,978     80,100,000
                                                                          ------------   ------------
                                                                                         $187,655,000
                                                                                         ============
      Equity accounts:
       Par $.001 x 22,000,000 ........................................                         22,000
       Additional paid-in capital ....................................                    187,633,000 see note 4
                                                                                         ------------
       Total .........................................................                   $187,655,000
                                                                                         ------------
      Cash adjustment:
       Cash from offering proceeds ...................................    $107,555,000
       Restrictions removed by repayment of debt .....................       2,892,913
                                                                          ------------
       Total cash adjustment .........................................    $110,447,913
                                                                          ------------

(2) Elimination of debt issuance costs of $1,427,047 that were a result of the debt that is being paid-off with the initial public offering proceeds. These costs will be charged to expense at the time the debt is redeemed. However the unamortized portion of the debt issuance costs have been removed from the balance sheet and charged to accumulated deficit.
(3) In September 2002, IASG, a pre-existing Delaware company which has been subsequently dissolved, issued an aggregate of $5.5 million principal amount of convertible notes, which we assumed in January, 2003. These notes contain a beneficial conversion feature whereby they can be converted to common stock at a 25 percent discount from the initial public offering price. The common stock purchased at a discounted price ($9.25 x .75 = $6.9375) would have a market value of $7,333,333. The beneficial conversion feature will be recorded at the $1,833,333 spread (reduction of long-term debt) and amortized straight-line over the three-year life of the notes. The resulting interest expense will be $611,111 per year. Combined with the repayment of $65,079,978 with the offering proceeds, long-term debt, net of current portion will decrease by $66,913,311.

                     INTEGRATED ALARM SERVICES GROUP, INC.

                 Notes to Pro Forma Consolidated Balance Sheet
                              As of March 31, 2003
                                  (unaudited)

(4) Additional paid-in capital was adjusted for the following items:


                                                                                             Offering
                                                                                             proceeds
                                                                                             --------
 To record the effect of issuing initial public offering shares ..............   note 1    $187,633,000
 To book beneficial conversion feature of debt ...............................   note 3       1,833,333
                                                                                           ------------
 Total adjustment to additional paid-in capital ..............................             $189,466,333
                                                                                           ------------

                     INTEGRATED ALARM SERVICES GROUP, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2002
                                  (unaudited)



                                                 IASG           IASI        Criticom
                                             -----------    ------------   ----------
Revenue ..................................   $23,495,607    $ 18,889,140   $5,202,771
Cost of revenue (excluding depreciation
 and amortization) .......................    15,424,912              --    3,230,179
                                             -----------    ------------   ----------
                                               8,070,695      18,889,140    1,972,592
                                             -----------    ------------   ----------
Operating expenses:
 Selling and marketing ...................       736,866              --      439,316
 Depreciation and
  amortization ...........................     5,580,985       8,850,386      234,597
 Monitoring expense ......................            --       1,609,795           --
 General and administrative ..............     2,524,769       6,129,306    1,241,493
                                             -----------    ------------   ----------
   Total operating expenses ..............     8,842,620      16,589,487    1,915,406
                                             -----------    ------------   ----------
Income (loss) from operations ............      (771,925)      2,299,653       57,186
Other income .............................       656,299              --       92,823
Amortization of debt issuance costs ......     1,619,086       2,667,495           --
Interest expense, net ....................     4,593,943      11,856,249      211,882
                                             -----------    ------------   ----------
(Loss) before income taxes ...............    (6,328,655)    (12,224,091)     (61,873)
Provision (benefit) for income taxes .....      (681,443)
                                             -----------    ------------   ----------
Net loss .................................   $(5,647,212)   $(12,224,091)  $  (61,873)
                                             ===========    ============   ==========
Net loss per share .......................

Weighted average number of common shares
 outstanding .............................




                                               Pro forma                      Offering        Pro forma
                                              adjustments       Pro forma     proceeds       as adjusted
                                              -----------     ------------   ----------     ------------
Revenue ..................................    $(4,945,824)(1) $ 42,641,694           --     $ 42,641,694
Cost of revenue (excluding depreciation
 and amortization) .......................             --       18,655,091           --       18,655,091
                                                              ------------                  ------------
                                                                23,986,603                    23,986,603
                                                              ------------                  ------------
Operating expenses:
 Selling and marketing ...................             --        1,176,182           --        1,176,182
 Depreciation and
  amortization ...........................        182,904 (2)   14,848,872           --       14,848,872
 Monitoring expense ......................     (1,358,126)(3)      251,669           --          251,669
 General and administrative ..............       (326,890)(4)    9,568,678           --        9,568,678
                                                              ------------                  ------------
   Total operating expenses ..............                      25,845,401                    25,845,401
                                                              ------------                  ------------
Income (loss) from operations ............             --       (1,858,798)          --       (1,858,798)
Other income .............................             --          749,122           --          749,122
Amortization of debt issuance costs ......             --        4,286,581     (439,489)(6)    3,847,092
Interest expense, net ....................     (2,351,471)(5)   14,310,603   (8,134,189)(6)    6,176,414
                                                              ------------                  ------------
(Loss) before income taxes ...............                     (19,706,860)                  (11,133,182)
Provision (benefit) for income taxes .....        301,443 (7)     (380,000)     272,000 (8)     (108,000)
                                                              ------------                  ------------
Net loss .................................                    $(19,326,860)                 $(11,025,182)
                                                              ============                  ============
Net loss per share .......................                    $     (12.15)                 $      (0.92)
                                                              ============                  ============
Weighted average number of common shares
 outstanding .............................                       1,590,911              (9)   11,963,344
                                                              ============                  ============


(1) This adjustment eliminates intercompany revenue for interest, monitoring fees and financial advisory fees, and also reclassifies interest income of IASI down to interest expense, net.

      Interest income ..................................................................   $1,465,191
      Interest income, related party ...................................................      886,280
      Monitoring revenue ...............................................................    1,358,126
      Financial advisory fees ..........................................................    1,236,227
                                                                                           ----------
       Decrease in revenue .............................................................   $4,945,824
                                                                                           ----------


(2) The contract rights for IASI were decreased by $1,142,490 to fair value based on current industry benchmarks. Amortization is being decreased by $122,018 based on the rates currently being used by the various portfolios. Amortization of $304,922 is being recorded on the $6,098,443 fair value of dealer relationships acquired by KC Acquisition in the Criticom merger. The net increase for the year is $182,904.

(3) KC Acquisition has provided central station monitoring services to IASI. This adjustment eliminates the offsetting $1,358,126 that IASI has recorded as monitoring expense for the year.

(4) Executive salaries and benefits have been adjusted to increase compensation to what it would have been if new employment agreements had been in effect at the beginning of the period presented. Salaries are being increased by $794,484 and benefits by $114,853. Administrative costs are being decreased by $1,236,227 to eliminate intercompany financial advisory fees (note 1) IASI paid to KC Acquisition. The net impact of these items is a decrease in general and administrative expense of $326,890.

(5) This adjustment eliminates intercompany interest expense charged to KC Acquisition and Criticom by IASI. The amount charged KC Acquisition was $621,155 and for Criticom it was $265,125 for a total of $886,280 for the year. Prior to its acquisition, IASI provided financing to dealers as an integral part of its business. Although we may continue to provide such financing in limited circumstances in the future, it is likely to not be a significant component of our business. Therefore, non-related party interest income of IASI totaling $1,465,191 has been reclassified from revenue to interest expense, net. The total interest expense (net) adjustment is $2,351,471.

                     INTEGRATED ALARM SERVICES GROUP, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2002
                                  (unaudited)


(6) This adjustment reduces interest expense pertaining to the repayment of $80,100,000 of debt (from the offering proceeds) using a weighted average interest rate of 10.9% ($8,745,300) and recognizes a charge to earnings for debt convertible at a 25% discount to the initial public offering price. The beneficial conversion feature results in a value of $1,833,333 amortizable over the three year conversion period or interest expense of $611,111 for the year ended December 31, 2002. The net interest expense reduction is $8,134,189. Amortization of debt issuance costs includes both costs for the above debt to be paid-off in 2003 and one-time charges in 2002 for other debt paid-off before maturity. An adjustment of $439,489 has been recorded to eliminate the expense on debt being paid-off.

(7) Income tax benefit has been adjusted to reflect a full valuation allowance against deferred tax assets. The remaining income tax benefit of $380,000 represents the change in the state deferred tax liability of IASG which can not be offset by the state deferred tax asset of IASI due to the companies being subject to state taxes in different state tax jurisdictions.

(8) Income tax benefit has been adjusted to reflect the state deferred tax effect on the reduction of interest expense and debt issuance costs pertaining to the repayment of IASG debt.

(9) There are 23,590,911 shares of common stock issued and outstanding following this offering. For pro forma purposes we used the $107,555,000 of excess proceeds from the proposed offering to reduce the outstanding shares (purchase treasury shares) for the net loss per share calculation. The number of outstanding shares have been reduced to 11,963,344 shares.

                     INTEGRATED ALARM SERVICES GROUP, INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   For the Three Months Ended March 31, 2003
                                  (unaudited)


                                                                            Pro forma                     Offering      Pro forma
                                                 IASG           IASI       adjustments     Pro forma      proceeds     as adjusted
                                             ------------    -----------   -----------    ------------   ----------    ------------
Revenue ..................................   $  8,753,637    $ 1,445,104    $(449,486)(1) $  9,749,254           --    $  9,749,254
Cost of revenue (excluding depreciation
 and amortization ........................      3,820,899             --           --        3,820,899           --       3,820,899
                                             ------------    -----------                  ------------                 ------------
                                                4,932,738      1,445,104           --        5,928,355           --       5,928,355
                                             ------------    -----------                  ------------                 ------------
Operating expenses:
 Selling and marketing ...................        265,066             --           --          265,066           --         265,066
 Depreciation and amortization ...........      2,870,521        663,175      (10,305)(2)    3,523,390           --       3,523,390
 Monitoring expense ......................         44,707        106,230     (140,985)(3)        9,951           --           9,951
 General and administrative ..............      5,477,882        800,331      (37,901)(4)    6,240,312           --       6,240,312
                                             ------------    -----------                  ------------                 ------------
   Total operating expenses ..............      8,658,176      1,569,736           --       10,038,719           --      10,038,719
                                             ------------    -----------                  ------------                 ------------
Loss from operations .....................     (3,725,438)      (124,632)          --       (4,110,364)          --      (4,110,364)
Other expense ............................        142,008             --           --          142,008           --         142,008
Amortization of debt issuance costs ......        377,675        133,714           --          511,389     (109,872)(6)     401,517
Interest expense, net ....................      3,200,191      1,033,246     (183,063)(5)    4,050,374   (2,013,297)(6)   2,037,077
                                             ------------    -----------                  ------------                 ------------
Loss before income taxes .................     (7,445,312)    (1,291,592)          --       (8,814,136)          --      (6,690,966)
Provision (benefit) for income taxes .....      3,417,288             --       84,176 (7)    3,501,464       71,000 (8)   3,572,464
                                             ------------    -----------                  ------------                 ------------
Net loss .................................   $(10,862,600)   $(1,291,592)          --     $(12,315,600)          --    $(10,263,430)
                                             ============    ===========                  ============                 ============
Net loss per share .......................                                                $      (7.74)                $      (0.86)
                                                                                          ============                 ============
Weighted average number of common shares
 outstanding .............................                                                   1,590,911              (9)  11,963,344
                                                                                          ============                 ============

(1) This adjustment eliminates intercompany revenue for interest, monitoring fees and financial advisory fees, and also reclassifies interest income of IASI down to interest expense, net.

      Interest income ....................................................................   $115,703
      Interest income, related party .....................................................     67,360
      Monitoring revenue .................................................................    140,985
      Financial advisory fees ............................................................    125,438
                                                                                             --------
       Decrease in revenue ...............................................................   $449,486
                                                                                             --------


(2) The contract rights for IASI were decreased by $3,142,490 to fair value based on current industry benchmarks. Amortization is being decreased by $10,305 for January 2003 based on the rates currently being used by the various portfolios.

(3) IASG has provided central station monitoring services to IASI. This adjustment eliminates the offsetting $140,985 that IASI has recorded as monitoring expense for January 2003.

(4) Executive salaries and benefits have been adjusted to increase compensation to what it would have been if new employment agreements had been in effect at the beginning of the period presented. Salaries are being increased by $77,058 and benefits by $10,479. Administrative costs are being decreased by $125,438 to eliminate intercompany financial advisory fees (note 1) IASI paid to IASG. The net impact of these items is a decrease in general and administrative expense of $37,901.

(5) This adjustment eliminates intercompany interest expense charged to IASG and Criticom by IASI. The amount charged IASG was $39,853 and for Criticom it was $27,507 for a total of $67,360 for the month of January 2003. Prior to its acquisition, IASI provided financing to dealers as an integral part of its business. Although we may continue to provide such financing in limited circumstances in the future, it is likely to not be a significant component of our business. Therefore, non-related party interest income of IASI totaling $115,703 has been reclassified from revenue to interest expense, net. The total interest expense (net) adjustment is $183,063.

                     INTEGRATED ALARM SERVICES GROUP, INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   For the Three Months Ended March 31, 2003
                                  (unaudited)


(6) This adjustment reduces interest expense pertaining to the repayment of $80,100,000 of debt (from the offering proceeds) using a weighted average interest rate of 10.9% ($2,166,075) and recognizes a charge to earnings for debt convertible at a 25% discount to the initial public offering price. The beneficial conversion feature results in a value of $1,833,333 amortizable over the three year conversion period or interest expense of $152,778 for the three months ended March 31, 2003. The net interest expense reduction is $2,013,297. Amortization of debt issuance costs includes both costs for the above debt to be paid-off in 2003 and one-time charges in 2002 for other debt paid-off before maturity. An adjustment of $109,872 has been recorded to eliminate the expense on debt being paid-off.

(7) Income tax expense has been adjusted to reflect a full valuation allowance against deferred tax assets. The remaining income tax expense of $3,501,464 represents the change in the state deferred tax liability of IASG of $(72,566) which can not be offset by the state deferred tax asset of IASI due to the companies being subject to state taxes in different state tax jurisdictions and the impact of the change in tax status on January 1, 2003 of $3,574,030.

(8) Income tax expense has been adjusted to reflect the state deferred tax effect on the reduction of interest expense and debt issuance costs pertaining to the repayment of IASG debt.

(9) There are 23,590,911 shares of common stock issued and outstanding following this offering. For pro forma purposes we used the $107,555,000 of excess proceeds from the proposed offering to reduce the outstanding shares (purchase treasury shares) for the net loss per share calculation. The number of outstanding shares have been reduced to 11,963,344 shares.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   The following discussion and analysis of our financial condition and results of operations should be read together with the financial statements and the related notes included in another part of this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties.

Overview

   We provide an integrated solution to independent security alarm Dealers, to assist them in competing in the residential and commercial security alarm market. Our services include wholesale alarm monitoring and financing solutions, including purchasing Dealers' alarm monitoring contracts for our own portfolio and providing loans to Dealers collateralized by those alarm monitoring contracts. We also provide support for our Dealers including billing, collection, marketing and access to equipment discount programs. We believe our package of services allows Dealers to compete against self-monitoring national providers in the security alarm market by giving them access to technical sophistication, financing, back office and other services that they would not otherwise have, while allowing them to remain the local and visible contact with their customer, the end-user of the alarm.

   We believe we are the largest wholesale alarm monitoring company in the United States, monitoring approximately 500,000 alarm systems on behalf of approximately 5,000 Dealers. Our alarm monitoring service is provided through three state-of-the-art alarm monitoring centers located in New Jersey, Minnesota and California. Our operators respond to approximately 335,000 alarm activations per month. We are also one of the largest providers of capital to Dealers. Since 1993, we have provided financing to the alarm industry in the form of loans or the purchase of alarm monitoring contracts of approximately $350 million in the aggregate. We currently hold and monitor approximately 39,000 alarm monitoring contracts in our own portfolio.

   Our revenues are derived primarily from providing alarm monitoring services to Dealers for the benefit of the end-user of the alarm system. We typically enter into contracts with our Dealers to provide alarm monitoring services for periods ranging from one to five years. The majority of monitoring contracts entered into by end-users with our Dealers generally permit cancellation with notice of 30-60 days before the end of the original, or any renewal, contract term. Some alarm monitoring contracts with Dealers have longer, more definitive terms. However, essentially all alarm monitoring contracts may be broken for non-performance. Our alarm monitoring contracts with Dealers may require the Dealer to place its entire portfolio of end-user alarm monitoring contracts in our monitoring facilities. Our revenues will fluctuate based upon changes in the net number of end-user alarm monitoring contracts and the timing of connections and disconnections that any one Dealer has with us. Our revenues will also fluctuate based upon the number of Dealers that are added or lost during any particular period. We may gain or lose Dealers based upon the quality, range or price of the services we provide relative to what is provided by our competitors and the effectiveness of our sales and marketing efforts. Our revenues may also be affected by the application of various pricing strategies we may choose to use with our Dealers.

   In addition to our organic revenue growth, our revenues may increase because of any acquisitions of wholesale alarm monitoring businesses (i.e. call centers or central stations) we may make during any particular period. Our recurring monthly revenues derived from acquired businesses are also subject to the standard risks associated with any acquisition and subsequent integration. We may suffer attrition because of differences in, among other things, the application of policies and procedures, or disruption caused by any conversion or consolidation activity.

   The cost of services is primarily a function of labor, telecommunication, data processing and technical support costs. Labor costs are driven in part by the number and productivity of operators, supervisors and management within our call centers that provide alarm monitoring services on behalf of our Dealer customers. Labor costs are also a function of the quality of our data processing, customer service and quality management functions. Labor costs also reflect the number of technical staff required to maintain and develop our state-of-the-art monitoring systems. Telecommunication costs reflect, among other things, the number of signals processed, the time required to process any particular signal, the number and type of lines, the design and functionality of our telecommunications network and the negotiated rate with our chosen telecommunication providers. We are constantly evaluating how to improve the quality of our services while lowering the cost of providing those services. We estimate that we presently have sufficient capacity to provide alarm monitoring services to approximately 750,000 end-users.

   Our operating expenses are primarily comprised of general and administrative, selling and marketing and depreciation and amortization expenses. General and administrative expenses are comprised primarily of officer salaries, rent and professional fees. Fluctuations in general and administrative expenses generally reflect net increases in staff associated with acquisitions, changes in professional fees primarily associated with acquisition activity and audits of our books and records and merit compensation increases. Selling and marketing expenses are primarily driven by the size of our sales force, commissions based upon successful selling activities, travel and advertising. Depreciation and amortization expenses are primarily a function of the acquisition of Dealer relationships.

   Streamlining of Operations. We have completed the consolidation of two alarm monitoring facilities to improve operating efficiencies. During 2001, we commenced the process of consolidating our Van Nuys, California alarm monitoring facility into our alarm monitoring facility in Santa Fe Springs, California and consolidating our Hackensack, New Jersey alarm monitoring facility into our alarm monitoring facility in Manasquan, New Jersey. The consolidations were completed in August 2002. The Manasquan facility now monitors approximately 270,000 accounts. The Santa Fe Springs facility now monitors approximately 155,000 accounts. We have identified approximately
$2.2 million in annualized expense reductions that we have realized from the consolidations. The major expense categories where we have realized savings include telecommunications, operator salaries and rent expenses. The savings are related to the acquisitions of Monital, Custom Design Security and RTC Alarm Monitoring Services.

   Acquisitions. In January 2003, we acquired all of the capital stock of Integrated Alarm Services, Inc. and affiliates in exchange for an aggregate of 864,192 shares of our common stock of which 525,452 shares were issued to minority interests for an estimated total fair value of $11,559,944. The acquisition was accounted for under the purchase method of accounting.

   Prior to the acquisition of Integrated Alarm Services, Inc., Messrs. McGinn and Smith controlled 41 trusts and three limited liability companies which were principally created to acquire alarm monitoring contracts. Approximately 62% of the trust certificates of the 41 trusts were exchanged for promissory notes of Integrated Alarm Services, Inc. and will be repaid with proceeds from the offering. Approximately 38% of the trust certificates were not exchanged and will also be repaid out of the proceeds of the offering. An additional $9.5 million is bank debt relating to these contract acquisitions and will also be repaid with proceeds from the offering. Messrs. McGinn and Smith were residual beneficiaries of these trusts but have contributed their residual benefits in the trusts to us. The three limited liability companies, Palisades Group, LLC, Payne Security Group, LLC and Guardian Group, LLC were acquired by us in January 2003 and are now our wholly owned subsidiaries.

   On September 26, 2002, we acquired 100% of Criticom, a Minnesota based alarm monitoring call center that supports digital alarm monitoring as well as GPS technology, for approximately $4.3 million, net of cash acquired of $0.6 million. The total consideration consisted of $1.0 million in cash and 155,911 shares of our common stock as well as a note totaling $0.7 million. The shareholders of Criticom may receive up to 68,182 additional shares based upon the future performance of Criticom. The purchase of Criticom added approximately 400 Dealer relationships that service 80,000 end-user alarm monitoring contracts with approximately $0.4 million in recurring monthly revenue.

   In connection with the Criticom transaction, IASG also acquired a 5.03% interest in Royal Thoughts, LLC, a Minnesota limited liability company engaged in the development of new monitoring applications and monitoring technologies for emerging markets. In connection with our investment in Royal Thoughts, we obtained a right of first refusal to monitor signals that stem from Royal Thoughts' intellectual property and designs.

   In January 2002, we acquired certain assets of RTC Alarm, a wholesale security system alarm monitoring business located in Roseville, California. The total purchase price was $5.1 million, which included Dealer relationships ($4.4 million), accounts receivable ($0.2 million) and property & equipment ($0.5 million). The purchase was financed with debt totaling $5.8 million, which funded the purchase price, along with providing a $0.425 million working capital infusion for us, $0.1 million in restricted cash and financing fees totaling $0.175 million. The acquisition initially added 270 Dealers to our Dealer count. As of January 2003, 225 Dealers remain. We intend to pursue a cause of action against the seller for certain contractual misrepresentations regarding the attrition rates related to certain Dealer alarm monitoring contracts included in the purchase price.

   In October 2001, we acquired certain assets of Custom Design, a wholesale security alarm monitoring business located in Sarasota, Florida for $1.2 million, which included Dealer relationships ($1.0 million), accounts receivable ($0.1 million) and property & equipment ($0.1 million). This acquisition was financed with debt totaling $1.425 million. The sellers received $1.2 million, while we retained the balance for working capital ($0.1 million), financing fees ($0.075 million) and an attrition reserve fund ($0.05 million). The Custom Design acquisition initially added 94 Dealers to our Dealer count. As of January 2003, 76 Dealers remain.

   A related party placed the debt incurred for the RTC Alarm and the Custom Design acquisitions and assumed in the acquisition of Criticom. The results of operations are included in our financial statements from the date of acquisition.

   On May 11, 2000, we acquired 99% of the common stock of Griptight Holdings, Inc., a corporation whose sole asset was 80% of the stock of Monital Signal Corporation, a wholesale alarm monitoring business located in Manasquan, New Jersey. At the same time, we acquired the remaining 20% of the stock in Monital from an unrelated party. The purchase price was $10.7 million, net of cash acquired of $0.8 million. Financing costs of $0.3 million, and all other closing costs were financed with debt of $14.1 million. In addition, a related entity owned by certain of our stockholders paid $1.4 million of long-term debt, and $1.9 million of retail end-user alarm monitoring contracts were transferred to that related entity. This resulted in a dividend distribution of $0.3 million and a compensation charge of $0.2 million. With the acquisition of Monital, we acquired an additional 1,002 Dealers to our Dealer count. As of January 2003, 878 Dealers remain.

   When determining the amount to be paid for an acquisition, management builds a 10% to 15% attrition assumption into its initial purchase price. This enables us to reduce the impact of unforeseen attrition while we integrate the contracts into our portfolio. We have found that attrition rates become more predictable following the first year.

   Note regarding information presented. The information provided below for "Operations" is derived from the financial statements of IASG for the respective periods, except that the information provided below under "Results of Operations--Integrated Alarm Services, Inc." is derived only from the financial statements of IASI for the respective periods. The information provided below for "Liquidity and Capital Resources" is derived from the financial statements of IASG and IASI for the respective periods.

Operations

   In December 2001, we commenced a consolidation process of our monitoring facilities and a systems conversion for a material percentage of our Dealer and end-user base. The disruption caused by these activities negatively impacted our revenues and profitability. We have completed the consolidation of our central stations. Key expenses such as payroll and telephone line costs have been reduced. We believe our costs per subscriber will decline as additional subscriber accounts are added.

   Our recurring monthly revenue may include amounts billable to customers or Dealers with past due balances which we believe are collectible. We seek to preserve the revenue stream associated with each end-user alarm monitoring contract, primarily to maximize our return on the investment we made to generate each alarm monitoring contract or Dealer relationship. As a result, we actively work to collect amounts owed to us and to retain the end-user at the same time. In some instances, we may allow more than six months to collect past due amounts, while evaluating the ongoing customer or Dealer relationship. After we have made every reasonable effort to collect past due balances, we will disconnect the customer and include the loss in attrition calculations.

   Customer creation and marketing. Our current customer acquisition strategy relies on both internally generated sales and acquiring Dealer relationships and alarm monitoring contract rights to monitor security systems. We currently have a salaried and commissioned sales force that operates in four regions covering the 48 contiguous states. The internal sales program generated in the wholesale segment 88,598, 99,106, 84,616, and 15,715 new monitoring contracts in 2000, 2001 and 2002 and for the three months ended March 31, 2003, respectively.

   Attrition. End-user attrition has a direct impact on our results of operations since it affects our revenues, amortization expense and cash flow. We define attrition in the wholesale alarm monitoring business as the number of end-user accounts lost, expressed as a percentage, for a given period. In some instances, we use estimates to derive attrition data. We monitor end-user attrition each month, each quarter and each year. In periods of end-user account growth, end-user attrition may be understated and in periods of end-user account decline, end-user attrition may be overstated. Our actual attrition experience shows that the relationship period with any individual Dealer or end-user can vary significantly. Dealers discontinue service with us for a variety of reasons, including but not limited to, the sale of their alarm monitoring contracts, performance issues and receipt of lower pricing from competitors. End-users may discontinue service with the Dealer and therefore with us for a variety of reasons, including, but not limited to, relocation, service issues and cost. A portion of Dealer and end-user relationships, whether acquired or originated via our sales force, can be expected to discontinue service every year. Any significant change in the pattern of our historical attrition experience would have a material effect on our results of operations, financial position or cash flows.

   For the years ended December 31, 2000, 2001 and 2002, our trailing annual end-user account growth rates in the wholesale monitoring segment, including acquisitions were 43.5%, 14.0% and 24.7%, respectively. For the years ended December 31, 2000, 2001 and 2002, our trailing annual end-user account growth rates in the wholesale monitoring segment, excluding acquisitions, were 3.8%, 10.6% and (6.1%), respectively. Our trailing end-user account growth rate in the wholesale monitoring segment for the three months ending March 31, 2003 was (1.1%). For the years ended December 31, 2000, 2001 and 2002, our trailing annual end-user attrition rates in the wholesale monitoring segment, calculated as end-user losses divided by the sum of beginning end-users, end-users added and end-users acquired, was 18.8%, 13.9% and 18.2%, respectively. Our trailing end-user attrition rate for the contract monitoring segment for the three months ending March 31, 2003 was 4.2%.


                                                                               3 Months
                                                  Year Ended December 31,        Ended
                                               ----------------------------    March 31,
                                                 2000      2001       2002       2003
                                               -------    -------   -------    ---------
Beginning Balance, January 1, ..............   238,541    342,345   390,216     486,650
End-users added, excluding acquisitions ....    88,598     99,106    84,616      15,715
End-users acquired .........................    94,670     11,557   120,192           0
End-user losses ............................    79,464     62,792   108,374      20,224
                                               -------    -------   -------     -------
Ending Balance, December 31, ...............   342,345    390,216   486,650     482,141
                                               =======    =======   =======     =======


   We engaged Standard & Poor's Corporate Value Consulting to perform attrition analyses of certain identified customer relationship groups. As a result of the study, we identified our end-user attrition rates in the retail customer contract segment to be 17.2% and 15.4% for the years ending December 31, 2000 and 2001, respectively. In 2000, the majority of the alarm monitoring contracts we acquired were by foreclosure from Dealers to whom we had made loans. As a result, our attrition rate was adversely affected in 2000, with carryover into 2001. The Standard & Poor's study presents data for accounts acquired by bulk purchase, which represents the majority of our end-user alarm monitoring contracts, which suggests that the maximum expected amortizable life of alarm monitoring contracts purchased in bulk is approximately 18 years.

   We intend to employ, for prospective contracts purchased in bulk subsequent to January 31, 2003, an amortization methodology which is the total of the charges calculated by a straight line, 18 year life; together with charges incurred as a result of actual account attrition.

   For contracts previously purchased in bulk by IASI and acquired upon purchase of IASI on January 31, 2003, we employ an amortization methodology which uses 150% declining balance over a life of 8 years.

   Attrition for acquired Dealer customer relationships and alarm monitoring contracts may be greater in the future than the attrition rate assumed or historically incurred by us. In addition, because some Dealer customer relationships and acquired alarm monitoring contracts are prepaid on an annual, semi-annual or quarterly basis, attrition may not become evident for some time after an acquisition is consummated.

Critical Accounting Policies

   Our discussion and analysis of results of operations, financial condition and cash flows are based upon our combined financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). The preparation of these combined financial statements requires us to make estimates and judgments that effect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate our estimates on an on-going basis, including those related to Dealer relationships, goodwill, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

   Notes 2 and 15 of the "Notes to Financial Statements" includes a summary of the significant accounting policies and methods used in the preparation of our financial statements. The following is a brief description of the more significant accounting policies and methods we use.

   Revenue recognition. All of our revenue is recognized on an accrual basis. Accounts receivable consists primarily of amounts due from Dealers and end-users located in the United States. Credit is extended based upon an evaluation of the Dealer's and end-users' financial condition and credit history. Receivables that are deemed not collectible have been provided for in our allowance for doubtful accounts. If the Dealers financial condition were to deteriorate, resulting in their inability to make payments, additional allowances may be required.

   Notes receivable. IASI makes loans to Dealers, which are collateralized by the Dealers' portfolio of end-user alarm monitoring contracts. Loans to Dealers are carried at the lower of the principal amount outstanding or the net realizable value of the portfolio underlying the loan. Loans are generally considered nonperforming if they are 120 days in arrears of contractual terms.

   Management periodically evaluates the loan portfolio to assess the collectibility of Dealer notes and adequacy of allowance for loan losses. Management reviews certain criteria in assessing the adequacy of the allowance for loan losses including IASI's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Loan impairment is identified when a portfolio's cash flow is materially below the minimum necessary to service the loan. In most cases, loans will be foreclosed and valued at the lower of cost (loan carrying value) or fair value of end-user contracts using recent transaction prices and industry benchmarks.

   Notes receivable consists of loans to Dealers which are collateralized by a portfolio of individual end-user monitoring contracts. When a Dealer becomes delinquent, the Company generally forecloses on and takes ownership of the portfolio of end-user monitoring contracts.

   Deferred costs. Debt issuance costs represents direct costs incurred in connection with obtaining financing with related parties and banks. Debt issuance costs are being amortized over the life of the related obligations using the effective interest method.

   Intangible assets. Alarm monitoring services for Dealers' end-users are outsourced to us. We acquire such Dealer relationships from our internally generated sales efforts and from other monitoring companies. Acquired dealer relationships are recorded at cost which management believes approximates fair value. End-user alarm monitoring contracts are acquired from the Dealers' pre-existing portfolios of contracts or assumed upon the foreclosure on Dealers' loans.

   The Company has retroactively restated its financial statements for all periods presented to change its method of amortization utilized for Dealer relationships. Previously the Company amortized the costs of these Dealer relationships on a straight-line basis over 5 and 15 years based upon an independent attrition study. In order to better correspond the amortization of the costs of these relationships with the corresponding expected Dealer revenue streams, the Company has changed its method of amortizing the costs of these Dealer relationships from the straight-line method to declining balance accelerated methods. For the Dealer relationships previously amortized on a straight-line basis over 5 years, the Company has changed its method to the 200% declining balance method; for the Dealer relationships previously amortized on a straight-line basis over 15 years, the Company has changed its method to the 150% declining balance method. Pursuant to the "Special Exemption for an Initial Public Distribution" of securities, the Company has elected to retroactively apply this change in accounting. The effect of this change on all years presented is as follows:


                                                                                                2000         2001           2002
                                                                                             ---------    -----------   -----------
Net income (loss), as previously reported................................................    $ 750,562    $(1,848,008)  $(4,096,150)
Increase in amortization (net of tax effect) resulting from change in accounting method..     (462,749)      (485,518)   (1,551,062)
                                                                                             ---------    -----------   -----------
Net income (loss), as restated...........................................................    $ 287,813    $(2,333,526)  $(5,647,212)
                                                                                             =========    ===========   ===========
Net income (loss) per share, as previously reported......................................    $    1.36    $     (3.34)  $     (6.91)
Increase in amortization (net of tax effect) per share, resulting from change in
  accounting method......................................................................        (0.84)         (0.87)        (2.62)
                                                                                             ---------    -----------   -----------
Net income (loss) per share, as restated.................................................    $    0.52    $     (4.21)  $     (9.53)
                                                                                             =========    ===========   ===========


   Acquired end-user alarm monitoring contracts are recorded at cost which management believes approximates fair value. End-user alarm monitoring contracts assumed as a result of foreclosure on Dealer loans are recorded at the lower of cost (loan carrying value) or the fair value of such contracts using recent transaction prices and industry benchmarks at the time of foreclosure.

   End-user alarm monitoring contracts are amortized over the term that such end-users are expected to remain a customer of the Company. The Company, on an ongoing basis, conducts comprehensive reviews of its amortization policy for end-user contracts and, when deemed appropriate, uses an independent appraisal firm to assist in performing an attrition study.

   The Company's amortization methods for end-user contracts below consider the average estimated life and historical and projected attrition rates determined from a recent attrition study and consists of the following three portfolios:


                                                  Accelerated method      Period
                                                ----------------------   -------
Existing portfolio accounts* ...............    150% Declining balance   8 years
Dealer acquired new accounts ...............    160% Declining balance   8 years
Contracts assumed from dealers .............    160% Declining balance   4 years

---------------
* For existing portfolio end-user contracts purchased subsequent to January 31, 2003, the Company will amortize such accounts using a straight-line method over an 18 year period plus actual attrition.

   Dealer relationships and customer (end-user) contracts are amortized using methods and lives which are management's estimates, based upon all information available (including industry data, attrition studies, current portfolio trends), of the life (attrition pattern) of the underlying contracts and relationships. If actual results vary negatively (primarily attrition) from management assumptions, amortization will be accelerated which will negatively impact results from operations. If amortization is not accelerated or conditions deteriorate dramatically, the asset could become impaired. For existing portfolio accounts purchased subsequent to January 31, 2003, the Company will amortize such accounts using a straight-line method over an 18 year period plus actual attrition. This methodology may cause significant variations in amortization expense in future periods.

   Dealer relationships and end-user alarm monitoring contracts are tested for impairment on a periodic basis or as circumstances warrant. Recoverability of Dealer relationship costs and end-user alarm monitoring contracts are highly dependent on our ability to maintain our Dealers. Factors we consider important that could trigger an impairment review include higher levels of attrition of Dealers and/or end-user alarm monitoring contracts and continuing recurring losses.

   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. SFAS No. 144 requires that the assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets to be held and used is measured by a comparison of the carrying amount of the assets with the future net cash flows expected to be generated. Cash flows of dealer relationships and retail customer contracts are analyzed at the same group level (acquisition by acquisition and portfolio grouping, respectively) that they are identified for amortization, the lowest level for which independent cash flows are identifiable. All other long-lived assets are evaluated for impairment at the company level, using one asset grouping. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair values. We have not identified any such impairment losses.

   Goodwill was being amortized on a straight-line basis over its estimated useful life of 15 years through December 31, 2001. Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. An initial transition impairment test of goodwill was required as of January 1, 2002. We completed this initial transition impairment test during the second quarter of 2002, which did not result in any impairment charges. An annual impairment test was performed in the third quarter of 2002, which did not result in any impairment charges. We will evaluate goodwill for impairment on an annual basis in accordance with SFAS No. 142.

   Income taxes. As part of the process of preparing our combined financial statements, we will be required to estimate our income taxes in each of the jurisdictions in which we operate. This process will involve estimates of our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as depreciation and amortization, for tax and accounting purposes.

   Litigation. In March of this year, Protection One Alarm Monitoring, Inc., a company engaged in the business of providing security and other alarm monitoring services to residential and commercial customers, brought an action against us in the Superior Court of New Jersey, Camden County for unspecified damages in connection with our purchase of certain alarm monitoring contracts from B&D Advertising Corporation ("B&D"). B&D had previously sold alarm monitoring contracts to Protection One. As part of such sales, B&D agreed not to solicit any customers whose contracts had been purchased and to keep certain information confidential. Protection One claims that our subsequent purchase of contracts from B&D constitutes tortious interference, that we utilized confidential information belonging to Protection One and that Protection One had an interest in some of the contracts that we purchased from B&D. We plan to vigorously defend this claim. We believe the resolution of this matter will not have a material adverse effect on our financial condition, results of operations or cash flows.

   In May 2003, a former employee of McGinn, Smith & Co., Inc., brought an action against us, as well as McGinn, Smith & Co., Inc. and M&S Partners for wrongful termination. The suit brought in the Supreme Court of the State of New York seeks damages of $10,000,000. McGinn, Smith & Co., Inc. and M&S Partners have fully indemnified us from any damages or legal expenses that we may incur as a result of the suit. This employee of McGinn, Smith & Co., Inc. was never our employee and we plan to vigorously defend this claim. We believe the resolution of this matter will not have a material adverse effect on our financial condition, results of operations or cash flows.

   We from time to time experience routine litigation in the normal course of our business. We do not believe that any pending litigation will have a material adverse effect on our financial condition, results of operations or cash flows.

Results of Operations--IASG

Three Months Ended March 31, 2003 Compared to Three Months Ended March 31,
2002

   The following table sets forth, for the periods indicated, selected statements of operations data for IASG:


                                                         Three months ending
                                                              March 31,
                                                      --------------------------
                                                         2002           2003
                                                      -----------   ------------
Total revenue ....................................    $ 5,378,197   $  8,753,637
Cost of revenue (excluding depreciation and
  amortization)...................................      3,545,599      3,820,899
                                                      ===========   ============
Direct Margin ....................................      1,832,598      4,932,738
Operating expenses:
 Selling and marketing ...........................        228,352        265,066
 Depreciation and amortization ...................      1,353,272      2,870,521
 General and administrative ......................        436,792      5,477,882
 Monitoring expense -- related party .............                        44,706
                                                      -----------   ------------
Total operating expenses .........................      2,018,416      8,658,176
                                                      ===========   ============
Loss from operations .............................       (185,818)    (3,725,438)
                                                      ===========   ============
Other expense ....................................             --        142,008
                                                      ===========   ============
Amortization of debt issuance costs ..............        215,080        377,675
Interest expense .................................      1,258,626      3,200,191
                                                      ===========   ============
Loss before provision (benefit) for income taxes .     (1,659,524)    (7,445,312)
                                                      ===========   ============
Provision (benefit) for income taxes .............        (89,789)     3,417,288
                                                      ===========   ============
Net loss .........................................    $(1,569,735)  $(10,862,600)
                                                      ===========   ============
Net loss per share ...............................    $     (2.83)  $      (8.44)
                                                      ===========   ============


   The following table sets forth, for the periods indicated, selected statements of operations data as a percentage of net revenues for KC
Acquisition:


                                                                   Three months
                                                                      ending
                                                                    March 31,
                                                                  --------------
                                                                  2002     2003
                                                                  -----   ------
                                                                   (unaudited)
Total revenue ................................................    100.0%   100.0%
Cost of revenue ..............................................     65.9%    43.6%
Direct Margin ................................................     34.1%    56.4%
Operating expenses:
Selling and marketing ........................................      4.2%     3.0%
Depreciation and amortization ................................     25.2%    32.8%
General and administrative ...................................      8.1%    62.5%
Monitoring expense ...........................................       --      0.5%
                                                                  -----   ------
Total operating expenses .....................................     37.5%    98.9%
Income from operations .......................................     (3.5%)  (42.9%)
Other expense, net ...........................................       --     (1.6%)
Amortization of debt issuance costs ..........................      4.0%     4.3%
Interest expense .............................................     23.4%    36.6%
Provision (benefit) for income taxes .........................     (1.7%)  (39.0%)
                                                                  -----   ------
Net loss .....................................................    (29.2%) (124.1%)
                                                                  =====   ======

   Revenue. Revenues for the three months ended March 31, 2003 were $8,753,637 compared to $5,378,197 for the same period in the prior year, an increase of $3,375,440 or 62.8%. In the wholesale monitoring segment, monitoring fees increased $1,141,213 to $6,089,790 from $4,948,577, or 23.1%, reflecting the acquisitions of CDS, RTC and Criticom that were partially offset by attrition. Base revenues from IASG and Monital declined $539,316 or 10.8% from $4,886,021 to $4,346,705, reflecting Dealer and end-user attrition and price concessions granted to retain certain Dealers who were dissatisfied with service levels during the process of consolidating call centers. Revenues from the acquired and consolidated businesses of CDS and RTC increased $331,528 or 134.5% to $578,019 from $246,491 with the inclusion of full quarter results for RTC net of attrition. The acquisition of Criticom contributed revenues of $1,139,196. The average price realized for alarm monitoring services per end-user alarm monitoring contract was $4.21 per month for the current period, an increase of $.01 per month from approximately $4.20 per month per end-user alarm monitoring contract per month in the prior period. The total number of end-user alarm monitoring contracts monitored at March 31, 2003 was approximately 481,137, a net increase of approximately 71,618 end-user alarm monitoring contracts versus the prior period. Billing fees declined to $20,983 from $149,783 with the discontinuance of certain end-user accounts.

   Average recurring monthly revenue and the average number of end-user alarm monitoring contracts increased in the first quarter of 2003 primarily as a result of the acquisitions of RTC and Criticom. The acquisitions of RTC and Criticom added approximately 120,192 monitored accounts. Accounts acquired from RTC were consolidated into our existing monitoring facilities. The Criticom accounts acquired were not consolidated into existing monitoring facilities.

   Revenues for IASI were $1,933,278 in the current period, reflecting the acquisition of IASI, a related party, for an aggregate of 864,192 shares of our common stock in January 2003. Revenues for IASI are received directly from end-users reflecting the acquisition of alarm monitoring contracts from dealers.

   Cost of Revenue. The cost of revenue increased by $275,300 from $3,545,599 to $3,820,899, or 7.8% in the wholesale monitoring segment. Base expenses from IASG and Monital declined by $583,844 or 16.5% from $3,545,599 to $2,961,756, reflecting cost benefits from the consolidation of call centers in New Jersey and California during 2002 and initiatives designed to enhance productivity. Positive variances, including 22% in operator salaries, 40.1% in rent expenses, 48.6% in recurring software expenses, 7.3% in benefits and taxes, including healthcare expenses, 51.3% in maintenance expenses and 29.6% in other expenses were partially offset by negative variances of 2.9% in telecommunication expenses, 11.1% in Dealer care salaries and 2.5% in back office salaries. The acquisition of Criticom added $714,096 to operating expenses during the current period. The increases and decreases in dealer care and monitoring expenses also reflect the reclassification of certain expenses. As a result, the direct margin attributable to the alarm monitoring operations increased to 47.9% from 34.1%.

   All expenses for IASI are classified in operating expenses.

   Operating Expenses. General and administrative expenses increased by $5,041,090 from $436,792 to $5,477,882. Continuing expenses from IASG and Monital increased $490,231 while the merger with Criticom contributed additional expenses totaling $215,148 and the merger with IASI contributed additional expenses totaling $4,335,711. General and administrative expenses at March 31, 2002 ($436,792) were reduced by approximately $90,000 as a result of a one-time legal settlement received during the period. The $490,231 increase in continuing general and administrative expenses relates primarily to an increase in professional fees totaling $369,537 attributable to IPO-related matters. General and administrative expenses for IASI were $4,335,711. IASI's expenses included a one-time transaction with Capital Center Credit Corporation ("CCCC") that included a cash payment to CCCC of $1,700,000 and the assumption of CCCC debt totaling $1,575,000. IASI general and administrative expenses also included professional fees of $501,952 of which $470,855 was attributable to IPO-related matters and $303,627 in payroll expense.

   Selling and marketing expenses increased by 16.1%, or $36,714, to $265,066 from $228,352, solely because of the acquisition of Criticom.

   Depreciation and amortization expenses increased $1,517,249, or 112.1%, from $1,353,272 to $2,870,521, reflecting higher amortization expenses of Dealer relationships associated with the acquisitions of Monital, CDS, RTC and Criticom and the merger with IASI. In the wholesale monitoring segment, depreciation and amortization expenses increased to $1,358,372 from $1,353,271. Depreciation and amortization expenses for IASI were $1,512,150, reflecting the amortization of acquired alarm monitoring contracts.

   Other Expense. Other expenses in the current period were $142,008 related to the acquisition of RTC Alarm consummated in 2002.

   Amortization of Debt Issuance Costs. The amortization of debt issuance costs increased $162,595 from $215,080 to $377,675, or 75.6%. In the wholesale monitoring segment, amortization of debt issuance costs decreased to $117,515 from $215,080, reflecting the refinancing of certain indebtedness in 2002 plus the amortization of financing costs associated with raising debt to fund the acquisitions of CDS and RTC. Amortization of debt issuance costs for IASI was $260,160.

   Interest Expense, net. Interest expense, net increased by $1,941,565 from $1,258,626 to $3,200,191, or 154.3%. In the wholesale monitoring segment, interest expense, net increased by $43,330, or 3.4%, from $1,258,626 to $1,301,956, reflecting an increase in average debt outstanding raised to fund various commitments. Interest expense, net for IASI (net of interest income of $194,854) was $1,898,235.

   Taxes. Income tax expenses of $3,417,288 were recorded in the current period versus and income tax benefit of $89,789 in the prior period. As a result of the merger of KC Acquisition with IASG during January 2003, KC Acquisition, KCF, Morlyn and Criticom will no longer be considered flow through entities to their shareholders and members and, therefore, must record current and deferred income taxes from its earnings and losses, and recognize the tax consequences of "temporary differences" between financial statement and tax basis of existing assets and liabilities. At the time of a change in tax status of an enterprise, the Company recorded an additional deferred tax liability of approximately $3,505,000, which is being included in income tax expense in 2003. In the wholesale monitoring segment, the prior period tax benefit reflected the change in the deferred tax liability net of S corporate state taxes.

   Net Loss. As a result, the net loss increased by $9,292,865, or 592.0%, to $10,862,600 from $1,569,735.

   The following table sets forth, for the periods indicated, selected statements of operations data for IASG:


                                                        Years Ended December 31,
                                                ----------------------------------------
                                                   2000           2001          2002
                                                -----------   -----------    -----------
Total revenue...............................    $18,774,517   $20,569,037    $23,495,607
Cost of revenue (excluding depreciation and
  amortization).............................     13,138,726    13,128,010     15,424,912
                                                ===========   ===========    ===========
Direct Margin...............................      5,635,791     7,441,027      8,070,695
                                                -----------   -----------    -----------
Operating expenses:
 Selling and marketing .....................      1,472,755     1,117,228        736,866
 Depreciation and amortization .............      3,270,185     3,581,071      5,580,985
 (Gain) loss on disposal of equipment ......         14,545        31,237         (5,605)
 General and administrative ................      1,559,351     1,834,292      2,530,374
                                                -----------   -----------    -----------
Total operating expenses....................      6,316,836     6,563,828      8,842,620
(Loss) income from operations...............       (681,045)      877,199       (771,925)
Other income, net...........................             --       500,000        656,299
Amortization of debt issuance costs.........        743,265       794,357      1,619,086
Interest expense, net.......................      3,081,602     3,620,152      4,593,943
                                                ===========   ===========    ===========
Income (loss) before provision for income
  taxes.....................................     (4,505,912)   (3,037,310)    (6,328,655)
Provision (benefit) for income taxes........     (4,793,725)     (703,784)      (681,443)
                                                ===========   ===========    ===========
Net (loss) income...........................    $   287,813   $(2,333,526)   $(5,647,212)
                                                ===========   ===========    ===========
Net (loss) income per share.................    $      0.52   $     (4.21)   $     (9.53)
                                                ===========   ===========    ===========

   The following table sets forth, for the periods indicated, selected statements of operations data as a percentage of revenues:


                                                                       Years Ended
                                                                       December 31,
                                                                  ----------------------
                                                                  2000     2001    2002
                                                                  -----   -----    -----
Total revenue.................................................    100.0%  100.0%   100.0%
Cost of revenue...............................................     70.0%   63.8%    65.7%
Direct Margin.................................................     30.0%   36.2%    34.3%
Operating expenses:
 Selling and marketing .......................................      7.8%    5.4%     3.1%
 Depreciation and amortization ...............................     17.4%   17.4%    23.8%
 General and administrative ..................................      8.3%    8.9%    10.8%
 (Gain) loss from disposal of equipment ......................      0.1%    0.2%      --
   Total operating expenses...................................     33.6%   31.9%    37.7%
(Loss) income from operations.................................     (3.6%)   4.3%    (3.3%)
Other income, net.............................................       --     2.4%     2.8%
Amortization of debt issuance costs ..........................      4.0%    3.9%     6.9%
Interest expense..............................................     16.4%   17.6%    19.6%
Income (loss) before provision for income taxes...............    (24.0%) (14.8%)  (27.0%)
Provision (benefit) for income taxes..........................    (25.5%)  (3.4%)   (3.0%)
Net (loss) income.............................................      1.5%  (11.3%)  (24.0%)


2002 COMPARED TO 2001

   Revenue. Revenue for 2002 was $23,495,607 compared to $20,569,037 for the same period in the prior year, an increase of $2,926,570, or 14.2%. Monitoring fees increased $1,352,525 to $20,136,016 from $18,783,491, or 7.2%, reflecting in part the acquisitions of Custom Design, RTC Alarm and Criticom. Related party monitoring fees increased $1,058,035 to $1,565,017 from $506,982, or 208.7%, reflecting additional related party account acquisitions and a reduction in concessions of approximately $958,000. Related party placement fees increased $261,779 to $1,236,227 from $974,448, or 26.9%, and represent higher origination fees associated with additional related party account acquisitions. Billing fees increased $254,231 to $558,347 from $304,116, or 83.5% as additional Dealers either subscribed to or were required to use our billing services. The average price realized for alarm monitoring services per end-user alarm monitoring contract was $4.09 per month in 2002, a decrease of $.30 per month from approximately $4.39 per month per end-user alarm monitoring contract in 2001, reflecting a change in the mix of IASI versus non IASI end-user alarm monitoring contracts. IASI end-user accounts monitored increased 30,842 to 77,890 at December 31, in 2002 from 47,048 at December 31, 2001. Non IASI end-user accounts monitored excluding Criticom decreased 28,727 to 314,241 at December 31, 2002 from 342,968 at December 31, 2001, respectively. The average price realized for alarm monitoring services, excluding IASI, was $4.86 and $4.79 in 2002 and 2001, respectively. Average recurring monthly revenue and the average number of end-user alarm monitoring contracts increased in 2002 primarily as a result of the acquisitions of Custom Design, RTC Alarm and Criticom. The total number of end-user monitoring contracts monitored at December 31, 2002 was approximately 486,650, a net increase of approximately 96,400 end-user alarm monitoring contracts for the year.

   Average recurring monthly revenue and the average number of end-user alarm monitoring contracts increased in 2002 primarily as a result of the acquisitions of Custom Design, RTC Alarm and Criticom. The total number of end-user monitoring contracts monitored at December 31, 2002 was approximately 486,700, a net increase of approximately 96,400 end-user alarm monitoring contracts for the year.

   The acquisitions of Custom Design, RTC Alarm and Criticom added approximately 131,700 monitored accounts. Accounts acquired from Custom Design and RTC Alarm were consolidated into our existing monitoring facilities. The Criticom accounts acquired were not consolidated into existing monitoring facilities. Revenue related to those acquisitions totaled $3,343,715 during 2002 or 14.2% of our total revenue.

   Concessions for monitoring services granted to IASI were $35,000 in 2002 versus $993,000 in 2001.

   Cost of Revenue. The cost of revenue increased $2,296,902 to $15,424,912 in 2002 from $13,128,010 in 2001, or 17.5%, reflecting in part the acquisitions of RTC Alarm and Criticom. The cost increase includes an 11.3% decrease in operator salaries that was offset by increases of 38% in telecommunication expenses, 173.8% in Dealer care salaries, 22.0% in benefit and employer paid taxes and 37.8% in other operating expenses. As a result, the margin attributable to the central station operations decreased to 34.3% in 2002 from 36.2% in 2001.

   Operating Expenses. General and administrative expenses increased by $696,082 to $2,530,374 in 2002 from $1,834,292 in 2001, or 37.9%, resulting primarily from the acquisitions of RTC Alarm and Criticom and increases in professional fees for audit services.

   Selling and marketing expenses decreased by $380,362 to $736,866 from $1,117,228, or 34.0%. The sales force was reconfigured in the third quarter of 2001 in an effort to increase the productivity of each sales person. The benefit of this reconfiguration plus lower travel and other sales related expenses contributed to the decline in selling and marketing expenses.

   Depreciation and amortization expenses increased $1,999,914 to $5,580,985 from $3,581,071, or 56%, reflecting the acquisitions of Custom Design, RTC Alarm and Criticom. Amortization of dealer relationships increased $2,183,033 from $2,490,358 in 2001 to $4,673,391 in 2002. Depreciation expense increased $358,318 to $833,481 from $475,163, or 75.4%, reflecting the acquisitions of RTC Alarm and Criticom. Effective January 1, 2002 the Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" and ceased amortizing goodwill. As a result, goodwill amortization expense decreased from $601,343 in 2001 to $0 in 2002.

   Other Income. Net other income increased $156,299 to $656,299 in 2002 from $500,000 in 2001, or 31.3%, and was primarily attributable to the forgiveness of debt in connection with a litigation settlement in 2002 for a failed merger with an unrelated entity. Other income in the prior period of $500,000 reflected a break-up fee related to the failed merger.

   Amortization of Debt Issuance Costs. The amortization of debt issuance costs increased $824,729 to $1,619,086 in 2002 from $794,357 in 2001, or
103.8%, reflecting additional indebtedness associated with the acquisition of RTC Alarm, plus the write off of $831,717 in debt issuance costs associated with the refinancing of certain indebtedness in September and October 2002.

   Interest Expense. Net interest expense increased $973,791 to $4,593,943 in 2002 from $3,620,152 in 2001, or 26.9%, reflecting higher levels of average debt outstanding because of the acquisitions of Custom Design, RTC Alarm and Criticom.

   In September 2002, IASG, a pre-existing Delaware company which has been subsequently dissolved, issued an aggregate of $5.5 million principal amount of convertible notes, which we assumed in January, 2003. These notes contain a beneficial conversion feature whereby they can be converted to common stock at a 25 percent discount from the initial public offering price. The common stock purchased at a discounted price ($11.00 x .75 = $8.25) would have a market value of $7,333,333. The beneficial conversion feature will be recorded at the $1,833,333 spread and amortized straight-line over the three-year life of the notes. The resulting interest expense will be $611,111 per year.

   Taxes. A tax benefit of $681,443 was recorded in the current period, reflecting the change in the deferred tax liability net of S corporate state taxes and the reversal of a tax liability for a tax year no longer subject to examination in the amount of ($345,600). A tax benefit of $703,784 was recorded in the prior period, reflecting the change in the deferred tax liability net of S corporate state taxes.

   As the result of the merger of KC Acquisition with IASG during January 2003, KC Acquisition, KC Funding Corporation, Morlyn and Criticom will no longer be considered flow through entities to their shareholders and members and, therefore, must record current and deferred income taxes from their earnings and losses, and recognize the tax consequences of "temporary differences" between financial statement and tax basis of existing assets and liabilities. At the time of change in tax status of an enterprise, we will have an additional deferred tax liability of approximately $3,600,000, which will be included in income tax expense.

   Assuming profitable operations, we will begin to pay income taxes that previously were the responsibility of shareholders and members. This change will have no impact on our debt covenants since the covenants measure performance based on EBITDA which will not be impacted by recorded tax expense.

   Net Loss. As a result of the above, the net loss increased $3,313,686, or 142.0%, to a net loss of $5,647,212 in 2002 from a net loss of $2,333,526 in
2001.

2001 COMPARED TO 2000

   Revenue. Revenues for 2001 were $20,569,037 compared to $18,774,517 for the same period in the prior year, an increase of $1,794,520, or 9.6%. The increase in revenue was due to growth in internally generated accounts monitored plus the acquisition of Custom Design. Revenues from Integrated Alarm Services, Inc. for alarm monitoring service decreased by $657,183 or 56.5% to $506,982 from $1,164,165. The average price realized for alarm monitoring services per end-user alarm monitoring contract was $4.39 per month in 2001, a decrease of $.92 per month from approximately $5.31 per month per end-user alarm monitoring contract per month in 2000, primarily due to increased concessions negotiated with Integrated Alarm Services, Inc. for alarm monitoring services. Related party placement fees increased by $785,199 to $974,448 from $189,249, or 414.9%, reflecting additional related party account acquisitions. We entered into an arrangement to receive placement fees on new financings in May 2000. As a result, 2000 reflects only a partial year of related party placement fees. During 2001, we placed approximately three times more business under this arrangement than in 2000. The average recurring monthly revenue and average number of end-user alarm monitoring contracts increased in 2001 as a result of the acquisition of Monital in May 2000. The total number of end-user alarm monitoring contracts monitored at December 31, 2001 was approximately 390,216, a net increase of approximately 47,871 end-user alarm monitoring contracts for the year. Concessions for monitoring services negotiated with Integrated Alarm Services, Inc. were $993,000 in 2001 versus $2,000 in 2000.

   Cost of Revenue. The cost of revenue remained effectively constant from 2000 to 2001 at $13,138,726 versus $13,128,010. The decrease in cost of revenue as a percentage of sales reflects a 13.7% increase in operator salaries and a 9.8% increase in telecommunication expenses that were offset by decreases of 27.7% in Dealer care salaries, 6.3% in benefit and employer paid taxes and 32.9% in other operating expenses. In each case, reflecting our ownership of Monital for twelve months in 2001 and seven months in 2000. As a result, the margin attributable to the central station operations increased to 36.2% in 2001 from 30.0% in 2000.

   Operating Expenses. General and administrative expenses increased $274,941 from $1,559,351 in 2000 to $1,834,292 in 2001, or 17.6%, resulting primarily from the acquisition of Monital and increases in professional fees.

   Selling and marketing expenses decreased $355,527 from $1,472,755 to $1,117,228, or 24.1%. During 2001, the sales force was reconfigured in an effort to increase the productivity for each sales person. As a result, certain administrative and customer service duties were transferred to customer support representatives, which were reclassified as general and administrative expenses.

   Depreciation and amortization expenses increased $310,886 from $3,270,185 to $3,581,071, or 9.5% reflecting the acquisition of Monital. Depreciation expense remained consistent at approximately $500,000 between years.

   Other Income. Other income increased $500,000, reflecting a break-up fee related to a failed merger with an unrelated party.

   Amortization of Debt Issuance Costs. The amortization of debt issuance costs increased $51,092 from $743,265 in 2000 to $794,357 in 2001, or 6.9%, reflecting the additional indebtedness associated with the acquisitions of Monital and Custom Design.

   Interest Expense. Interest expense increased by $538,550, or 17.5%, from $3,081,602 in 2000 to $3,620,152 in 2001. This was primarily due to higher levels of average debt outstanding because of the Monital acquisition in May 2000.

   Taxes. A tax benefit of $703,784 was recorded in the current period, versus the recording of a deferred tax benefit in the prior period of $4,793,725, reflecting the change in tax status of KC Funding Corp. to an S corporation from a C corporation.

   Net Income or Loss. As a result of the above, the net loss was $2,333,526 in 2001, versus net income of $287,813 in 2000.

   The following results of operations should be read together with the financial statements of IASI. With respect to historical periods, this discussion relates entirely to IASI, which does not give effect to the acquisition by IASG.

Results of Operations--Integrated Alarm Services, Inc.

   The following table sets forth, for the periods indicated, selected statements of operations data for Integrated Alarm Services, Inc.:


                                                  2000           2001           2002
                                               -----------   -----------    ------------
 Total revenue ............................    $ 9,723,307   $12,952,113    $ 18,889,140
Operating expenses:
 Amortization .............................      4,925,236     5,845,301       8,850,386
 Monitoring expense .......................      1,460,478       831,420       1,609,795
 General and administrative ...............      1,004,017     1,917,469       4,857,530
 Provision for doubtful accounts ..........        511,177     1,293,903       1,271,776
                                               -----------   -----------    ------------
 Total operating expenses .................      7,900,908     9,888,093      16,589,487
                                               -----------   -----------    ------------
Income from operations.....................      1,822,399     3,064,020       2,299,653
                                               -----------   -----------    ------------
Other expenses:
 Amortization of debt issuance costs ......        470,687       594,555       2,667,495
 Interest expense .........................      7,139,059     8,233,295      11,856,249
                                               -----------   -----------    ------------
Net loss...................................    $(5,787,347)  $(5,763,830)   $(12,224,091)
                                               ===========   ===========    ============


   The following table sets forth, for the periods indicated, selected statements of operations data as a percentage of revenues:


                                                                2000     2001      2002
                                                               ------   ------    ------
 Total revenue ............................................    100.0%   100.0%    100.0%
Operating expenses:
 Amortization .............................................     50.7%    45.1%     46.9%
 Monitoring expense .......................................       15%     6.4%      8.5%
 General and administrative ...............................     10.3%    14.8%     25.7%
 Provision for doubtful accounts ..........................      5.3%    10.0%      6.7%
 Total operating expenses .................................     81.3%    76.3%     87.8%
Income from operations.....................................     18.7%    23.7%     12.2%
Other expenses:
 Amortization of debt issuance costs ......................      4.8%     4.6%     14.1%
 Interest expense .........................................     73.4%    63.6%     62.8%
Net loss...................................................     59.5%    44.5%     64.7%


2002 COMPARED TO 2001

   Revenue. Revenue for 2002 was $18,889,140 compared to $12,952,113 for the same period in the prior year, an increase of $5,937,027 or 45.8%. This increase in revenue was primarily the result of alarm monitoring contracts acquired by Payne, which resulted in an increase in revenue of $6,004,253 and alarm monitoring contracts acquired by Guardian in May 2001, which resulted in an increase in revenue of $799,401, offset primarily by attrition of other alarm monitoring contracts net of revenue from alarm monitoring contracts acquired in 2002 totaling ($866,627).

   Operating Expenses. Amortization expense increased by $3,005,085 from $5,845,301 to $8,850,386 or 51.4%, reflecting the additional amortization from Payne of $3,374,576 and Guardian $368,578 offset by the reduction in amortization in the existing portfolio as accelerated amortization methods decreased from peak years.

   Monitoring expenses increased by $778,375 from $831,420 to $1,609,795 or 93.6%, due to the increased number of accounts monitored as a result of the addition of the Payne customer accounts of 18,355 and

Guardian customer accounts of 12,329. Also IASI received concessions in monitoring from KC Acquisition of $993,000 in 2001 compared to $35,000 in 2002.

   General and administrative expenses increased by $2,940,061 from $1,917,469 to $4,857,530 or 153.3%, reflecting increases in professional fees and audit costs related to this filing of $1,177,433, billing and collection expense of $324,090, franchise tax expense for the state of Delaware of $143,000, fees paid to Morlyn to provide customer service and dealer care of $915,926, and payroll of $526,001 due to a headcount increase in order to service the increase in accounts to be billed and collected, as well as administrative staff.

   Provision for Doubtful Accounts decreased $22,127 from $1,293,903 to $1,271,776 or (1.7)%.

   Amortization of Debt Issuance Costs. The amortization of debt issuance costs increased $2,072,940 from $594,555 to $2,667,495 or 348.7%, primarily resulting from amortization of $919,775 relating to Payne in addition to the acceleration of amortization of $731,557 due to the early retirement of trust debt and the amortization of costs of $296,333 relating to the new debt issued in 2002.

   Interest Expense. Interest expense increased by $3,622,954 from $8,233,295 to $11,856,249 or 44%. This was primarily due to an increase in the average debt outstanding for 2002.

   Net Loss. As a result, the net loss increased by $6,460,261 or 112%, from $5,763,830 to $12,224,091.

   Customer Contracts. The carrying value of the retail customer contracts was higher than the fair value (recent transaction prices and industry benchmark prices) of the asset at December 31, 2002, but fully recoverable based upon management's estimates of future undiscounted cash flows.

2001 COMPARED TO 2000

   Revenue. Revenue for 2001 was $12,952,113 compared to $9,723,307 for the same period in the prior year, an increase of $3,228,806 or 33.2%. This increase was primarily the result of revenue from Guardian customer account acquisitions of $2,145,747 and revenue from other customer account acquisitions offset by attrition totaling $1,083,059.

   Operating Expenses. Amortization expense increased by $920,065 from $4,925,236 to $5,845,301 or 18.7%, reflecting increases in additional amortization from Guardian of $1,157,680 offset by the reduction in amortization on other owned accounts resulting from the use of accelerated amortization methods.

   Monitoring expenses decreased by $629,058 from $1,460,478 to $831,420 or 43.1%, primarily due to the increase in monitoring concessions from KC Acquisition from $2,000 in 2000 to $993,000 in 2001, offset by the increase in monitoring costs associated with an increase in the number of accounts monitored in 2001 resulting from contracts acquired from Dealers. The monitoring agreement with KC Acquisition was renegotiated on July 1, 2001, to change the payment calculation from $3 an account to 10% of actual cash collected.

   General and Administrative expense increased by $913,452 from $1,004,017 to $1,917,469 or 91.0%. Such increase was primarily the result of due diligence fees paid to Morlyn of $696,447 for contract acquisitions from various Dealers. In addition, we had an increase in salary costs of $107,939 as a result of an increase in our collection staff headcount in 2001.

   Provision for Doubtful Accounts expense increased by $782,726 from $511,177 to $1,293,903 or 153.1%, reflecting primarily the bankruptcy of a customer's note which had a carrying value of $602,338.

   Amortization of Debt Issuance Costs. The amortization of debt issuance costs increased $123,868 from $470,687 to $594,555 or 26.3%, reflecting increases in amortization generated from the addition of debt in 2001.

   Interest Expense. Interest expense increased by $1,094,236 from $7,139,059 to $8,233,295 or 15.3%. This was primarily due to an increase in the average amount of debt outstanding in 2001.

   Net Loss. As a result, the net loss decreased by $23,517, or 0.4%, from $5,787,347 to $5,763,830.

Liquidity and Capital Resources

   We are a highly-leveraged company. Our principal uses of cash have been to acquire central stations and alarm monitoring contracts, fund debt service and provide working capital. Since 1998, we have funded our operations and acquisitions either through cash generated from operations, bank borrowings or other financings. At March 31, 2003, we had approximately $165 million of debt and a stockholder's deficit of $32.3 million. In addition, we had a working capital deficit of approximately $16.4 million at March 31, 2003. We have incurred net losses since inception, primarily due to interest expense associated with high coupon debt as well as substantial non-cash charges for depreciation and amortization of intangible assets and debt issuance costs. At March 31, 2003, our debt service and capital lease requirements totalled $13.0 million for 2003.

   We intend to use a substantial portion of the proceeds from this initial public offering to repay $80.1 million of debt, inclusive of prepayment fees and net of debt service reserve funds, that would reduce our debt service and capital lease requirements to $2.0 million for 2003. We believe we have the ability to service our debt and capital lease obligations coming due in 2003 primarily from funds generated from ongoing operations, collections of current notes receivable of $1.3 million, and recent borrowings of $12.7 million since December 31, 2002. These recent borrowings include $4.3 million borrowed from related parties and junior debt of $8.4 million, net of approximately $2.8 million distributed to Capital Center Credit Corp. (that had previously contributed capital to us), in January and February of 2003. In May 2003, we issued $3.5 million principal amount of promissory notes with principal payable in December 2004.

   The following tables present the combining cash flows of IASG (successor to KC Acquisition) and subsidiaries (which includes Criticom from the date of acquisition on September 26, 2002) and IASI and affiliates based on the historical financial statements. Such table excludes the purchase accounting adjustments related to the acquisition of IASI by a wholly-owned subsidiary of IASG in January 2003.


                                                           Year Ended December 31, 2002
                                                   --------------------------------------------
                                                    IASG       IASI      Elimination     Total
                                                   -------   --------    -----------   --------
                                                                  (in Thousands)
Cash flows provided by operating activities:
 Net Loss .....................................    $(5,646)  $(12,224)     $    --     $(17,870)
 Depreciation and amortization ................      7,200     11,518           --       18,718
 Deferred income taxes ........................       (681)        --           --         (681)
 Working capital ..............................      2,806       (340)          --        2,466
 Other ........................................       (987)     1,271           --          284
                                                   -------   --------      -------     --------
                                                     2,692        225           --        2,917
Cash flows used in investing activities:.......
 Business acquisitions, net of cash acquired ..     (4,812)        --           --       (4,812)
 Purchase of customer contracts ...............         --     (1,733)          --       (1,733)
 Financing of customer loans ..................         --     (3,241)          --       (3,241)
 Repayment of customer loans ..................         --      3,979       (1,494)       2,485
 Other ........................................     (4,051)       328           --       (3,723)
                                                   -------   --------      -------     --------
                                                    (8,863)      (667)      (1,494)     (11,024)
Cash flows provided by financing activities:...
 Proceeds of long-term debt ...................     14,300     34,860           --       49,160
 Payments of long-term debt ...................     (8,161)   (23,552)       1,494      (30,219)
 Debt issuance costs                                  (670)    (2,008)          --       (2,678)
 Capital withdrawals ..........................         --     (7,766)          --       (7,766)
 Other                                                 (80)        --           --          (80)
                                                   -------   --------      -------     --------
                                                     5,389      1,534        1,494        8,417
Net increase (decrease) in cash and cash
  equivalents..................................    $  (782)  $  1,092      $    --     $    310
                                                   =======   ========      =======     ========

   The following table presents the combining cash flows of IASG and subsidiaries and IASI and affiliates based on the historical financial statements:


                                                           Year Ended December 31, 2001
                                                   --------------------------------------------
                                                    IASG       IASI      Elimination     Total
                                                   -------   --------    -----------   --------
                                                                  (in Thousands)
Cash flows provided by operating activities:
 Net Loss .....................................    $(2,334)  $ (5,764)     $    --     $ (8,098)
 Depreciation and amortization ................      4,376      6,440           --       10,816
 Deferred income taxes ........................       (704)        --           --         (704)
 Working capital ..............................       (527)     1,905           --        1,378
 Other ........................................        201      1,293           --        1,494
                                                   -------   --------      -------     --------
                                                     1,012      3,874           --        4,886
Cash flows used in investing activities:
 Business acquisitions, net of cash acquired ..     (1,192)        --           --       (1,192)
 Purchase of customer contracts ...............         --    (32,186)          --      (32,186)
 Financing of customer loans ..................         --     (7,144)       2,325       (4,819)
 Repayment of customer loans ..................         --      1,231         (309)         922
 Other ........................................       (513)    (1,069)          --       (1,582)
                                                   -------   --------      -------     --------
                                                    (1,705)   (39,168)       2,016      (38,857)
Cash flows provided by financing activities:
 Proceeds of long-term debt ...................      4,925     41,696       (2,325)      44,296
 Payments of long-term debt ...................     (3,402)   (13,088)         309      (16,181)
 Debt issuance costs                                  (644)    (2,800)          --       (3,444)
 Capital contributions ........................         --      9,779           --        9,779
 Other ........................................       (113)        --           --         (113)
                                                   -------   --------      -------     --------
                                                       766     35,587       (2,016)      34,337
Net increase in cash and cash equivalents......    $    73   $    293      $    --     $    366
                                                   =======   ========      =======     ========


   Net cash provided by operating activities was $2.9 million for the year ended December 31, 2002 compared to $4.9 million for the year ended December 31, 2001. The decrease in cash provided by operations was primarily the result of an increase in the net loss for the period of ($9.8 million) offset by an increase in depreciation and amortization of $7.9 million. Net cash provided by (used in) operating activities was $4.9 million and $(1.0 million) for 2001 and 2000, respectively. The increase in cash from operating activities was primarily a result of a decrease in deferred income taxes of $3.8 million and an increase in working capital of $2.5 million.

   Net cash used in investing activities was ($11.0 million) for the year ended December 31, 2002 compared to ($38.9 million) for the year ended December 31, 2001. The decrease is primarily due to reduced purchases of retail customer contracts of approximately $30.5 million. Net cash used in investing activities was ($38.9 million) and ($26.0 million) for 2001 and 2000, respectively. The increase is primarily due to increased purchases of customer contracts of $19.0 million offset by a decrease in business acquisitions of $9.5 million.

   Net cash provided by financing activities was $8.4 million for the year ended December 31, 2002 compared to $34.3 million for the year ending December 31, 2001. The decrease is primarily due to an increase of capital withdrawals of $17.5 million, repayment of long-term debt of $14.0 million, combined with an increase in proceeds of long-term debt of $4.9 million. Net cash provided by financing activities was $34.3 million and $28.4 million for 2001 and 2000, respectively. The increase is primarily due to the increase in proceeds from the issuance of long-term debt of $1.1 million and increases in capital contributions of $10.9 million which was offset by an increase of $2.3 million of debt issuance costs and an increase in repayment of long term debt of $3.7 million.

   Net cash used in operating activities was $3.5 million for the three-month period ended March 31, 2003 compared to $0.3 million for the period ended March 31, 2002. The decrease in cash from operations was primarily the result of an increase in the net loss for the period of ($9.3 million) offset by increases in deferred income taxes of $3.5 million, depreciation and amortization of $1.5 million and non-cash service fees of $1.6 million.

   Net cash provided by investing activities was $8.3 million for the three-month period ended March 31, 2003 compared to ($5.3 million) use for the period ended March 31, 2002. The increase is primarily due to the increase in net cash acquired from business acquisitions of $13.2 million.

   Net cash provided by financing activities was $1.6 million for the three-month period ended March 31, 2003 compared to $4.7 million for the period ended March 31, 2002. The decrease is primarily related to the increase in payment of principal on long-term debt of $3.0 million offset by the decrease in proceeds from long-term debt of $0.4 million.

   Cash and cash equivalents do not include cash held at various lending institutions as debt service reserve funds. We maintained restricted cash of $2.8 million, $4.2 million and $4.0 million for the years ending December 31, 2000, 2001 and 2002, respectively.

   During 2002 and 2003, we were in default of our monthly and quarterly financial and non-financial debt covenants under our various debt agreements with LaSalle Bank N.A., KeyBank National Association and SLP Capital. These debt agreements include financial covenants regarding monthly EBITDA levels, debt service and leverage ratios and rolling three month average lockbox collections as a percentage of funded recurring monthly revenue, of which we were in default on December 31, 2002. In November 2002, we obtained permanent waivers for all past financial and non-financial covenants on the bank debt and other third party debt through November 30, 2002. Subsequent to November 30, we continued to be in default of certain of these financial covenants including the monthly EBITDA covenants due to the additional fees incurred in connection with our proposed initial public offering. In January 2003, the bank modified the calculation of our monthly EBITDA covenant to eliminate from EBITDA the fees related to the initial public offering ("IPO") through March 31, 2003. In June 2003, the modification of the monthly EBITDA covenant was extended through June 30, 2003. Based on this modification, we are in compliance with the monthly EBITDA covenant. Additionally, we obtained from our lenders including the banks and other third party lenders permanent waivers for all past financial covenants and non-financial covenants violations incurred through early March 2003. On May 9, 2003 we received a permanent bank waiver through April 1, 2003 for certain past covenant violations. With respect to an attrition covenant, the Company has provided the bank with a security interest in approximately $100,000 of additional alarm contracts. On May 14, 2003 we received a permanent waiver from a non-bank third party for financial covenant violations through April 1, 2004. We have also received waivers for non-financial violations that primarily include the requirement to provide monthly financial certificates, monthly reports, certificates of borrower, sales tax payments, merger activity, change of control and cash flow statements. Absent these waivers, we would have been in default of our debt covenants and a significant amount of long-term debt (including all of our bank debt) would have been reclassified as currently due. As a result of obtaining waivers for past defaults and having the ability to cure future defaults, our debt obligations are presented according to their terms. After giving effect to the waivers described above, we are not currently in default of our covenants.

   Future compliance with our various financial and non-financial covenants, including monthly EBITDA, is predicated on us achieving our future forecasts of earnings and cash flow. Absent this offering, we believe, based on our forecasts (which include modest reductions in operating expenses), that it is probable that we will meet all of our covenants including the monthly EBITDA covenant through 2003.

   Absent this offering, at December 31, 2002, our debt service obligations in 2004 will approximate $41 million. In order to pay our debt obligations as they come due in 2004, we will need to obtain equity financing (as contemplated by this initial public offering), refinance our debt, or significantly restructure our debt repayment schedule. Although we have been successful in the past in refinancing debt as it became due or rescheduling our debt repayments, there can be no assurance that we will be able to refinance our existing debt, reschedule debt maturities or successfully raise other capital to meet our debt service obligations in 2004.

   In June 2003, we secured a $20 million account acquisition facility with LaSalle Bank N.A., which is contingent upon the completion of an initial public offering with minimum net proceeds of $115 million. The facility is available to IASG for acquisitions of security alarm monitoring companies and pools of security alarm contracts.

   As of December 31, 2002, we have the following cash flow obligations (unadjusted for this offering):

                             Payments Due by Period
                                 In (Millions)



                                                                 Calendar Years
                                                 ----------------------------------------------
                                                                                       2007
                                        Total     2003    2004     2005    2006    & Thereafter
                                        ------   -----    -----   -----    -----   ------------
Non-Related Party Debt..............    $145.5   $17.5    $35.4   $45.9    $11.6       $35.1
Related Party Debt..................       9.9     0.6      5.6     1.3      1.5         0.9
Operating and Capital Leases........       2.2     0.5      0.4     0.4      0.3         0.6
                                        ------   -----    -----   -----    -----       -----
Total                                   $157.6   $18.6    $41.4   $47.6    $13.4       $36.6
                                        ======   =====    =====   =====    =====       =====


   As of March 31, 2003 we have the following cash flow obligations (unadjusted for this offering):


                                                                                       2007
                                        Total     2003    2004     2005    2006    & Thereafter
                                        ------   -----    -----   -----    -----   ------------
Non-Related Party Debt..............    $151.3   $11.5    $37.2   $56.3    $11.5       $34.8
Related Party Debt..................      14.1     1.5      8.9     1.3      1.5         0.9
Operating and Capital Leases........       1.8     0.5      0.4     0.4      0.3         0.2
                                        ------   -----    -----   -----    -----       -----
Total                                   $167.2   $13.5    $46.5   $58.0    $13.3       $35.9
                                        ======   =====    =====   =====    =====       =====


                 Pro Forma As Adjusted--Payments Due by Period
                                 In (Millions)

   As of December 31, 2002, pro forma as adjusted and including new offerings to date, we have the following cash flow obligations, contemplating the application of the net proceeds of the offering as disclosed under Use of
Proceeds:


                                                                  Calendar Years
                                                   --------------------------------------------
                                                                                       2007
                                           Total   2003    2004     2005    2006   & Thereafter
                                           -----   ----    -----   -----    ----   ------------
Debt...................................    $81.4   $1.9    $28.2   $10.4    $5.3       $35.6
Operating and Capital Leases...........      2.2    0.5      0.4     0.4     0.3         0.6
                                           -----   ----    -----   -----    ----       -----
                                           $83.6   $2.4    $28.6   $10.8    $5.6       $36.2
                                           =====   ====    =====   =====    ====       =====


   In September 2002, Integrated Alarm Services Group, Inc., a pre-existing Delaware Company which has been subsequently dissolved, issued an aggregate of $5.5 million principal amount of convertible notes, which we assumed in January, 2002. See "Description of Other Securities--9% Convertible Secured Promissory Notes". We utilized approximately $4.2 million of the net proceeds to repay debt and the balance for working capital.

   In October 2002, we obtained a $3.0 million loan from a related party that bears interest at a rate equal to the preferred broker call rate charged by Bear Stearns Securities Corp. to its correspondent broker dealers, plus two and one-half (2 1/2) percent per annum. The funds were used for working capital purposes. The note, which was originally due on March 15, 2004, was extended to April 30, 2004, in March 2003. The maturity date of this note was extended to June 15, 2005 in March 2003. In January 2003, IASI loaned $2.0 million to KC Acquisition for working capital. The note bears interest at the rate of 12% and is due January 17, 2004. This note was extinguished in connection with our wholly-owned subsidiary's merger with IASI. Also in October 2002, we refinanced debt with our largest lender. The agreement related to three debt agreements and reduced the principal amortization while maintaining the existing interest rates ranging from 8% to 12.5%.

   In January and February 2003, we obtained an option to extend the due date of notes payable aggregating $7.8 million for one year from April 2003 to April 2004.

   On February 28, 2003, we completed the issuance of $9.2 million in two year promissory notes. The notes bear interest at the rate of 10% per annum and mature in December 2004. In January 2003, we obtained a $3.0 million loan from a related party that bears interest at the rate of 12%. The funds were used for working capital purposes. The note which was originally due January 15, 2004, was extended to April 30, 2004, in March 2003.

   In February and March 2003, IASI issued an aggregate of $3.2 million principal amount of promissory notes. These notes bear interest at 9% per annum, without compounding and are repayable in April 2004. Interest is payable quarterly commencing June 2003.

   In May 2003, IASG issued an aggregate of $3.5 million principal amount of promissory notes. These notes bear interest at the rate of 10%, without compounding and are repayable in December 2004. Interest is payable monthly commencing July 1, 2003.

   There are no material capital expenditures anticipated other than our strategy to purchase monitoring contracts over the next twelve months, which we anticipate to be approximately $93.5 million.

Recent Accounting Pronouncements Not Yet Adopted

   In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We do not expect the adoption of SFAS 143 to have a material effect on our combined financial statements.

   In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. This Standard addresses a number of items related to leases and other matters and is effective for fiscal years beginning after May 15, 2002. We do not expect the adoption of SFAS No. 145 to have a material effect on our combined financial statements.

   In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. This Standard addresses the recognition, measurement and reporting costs that are associated with exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. We do not expect the adoption of SFAS No. 146 to have a material effect on our combined financial statements.

   In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The interpretations provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. We have no guarantees and therefore believe the adoption of FIN 45 will not have a material impact on our combined financial statements.

   In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation--Transition and Disclosure--an amendment of FAS 123". This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Statement has varying effective dates commencing with interim periods begining after December 15, 2002.

   In January 2003, the FASB issued FASB interpretation No. 46 (FIN 46) "Consolidation of Variable Interest Entities--an interpretation of ARB No. 51". FIN 46 addresses consolidation of business enterprises of variable interest entities. FIN 46 is effective February 1, 2003. We believe the adoption of FIN 46 will not have a material impact on our combined financial statements.


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
Disclosures About Market Risk

   Our exposure to market risk is limited to interest income and expense sensitivity, which is effected by changes in the general level of interest rates. The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive without significantly increasing risk. To minimize risk, we maintain our portfolio of cash, cash equivalents and short-term and restricted investments in a variety of interest-bearing instruments included United States government and agency securities, high-grade United States corporate bonds, municipal bonds, mortgage-backed securities, commercial paper and money market accounts at established financial institutions. Due to the nature of our short-term and restricted investments, we believe that we are not subject to any material market risk exposure. We do not have any foreign currency. At March 31, 2003, we had approximately $19.2 million of variable rate debt of which $3.7 million of debt has been fixed with an interest rate swap arrangement.


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
                                    BUSINESS


   We provide an integrated solution to independent security alarm dealers, which we refer to as "Dealers", to assist them in competing in the residential and commercial security alarm market. Our services include wholesale alarm monitoring and financing solutions, including purchasing Dealers' alarm monitoring contracts for our own portfolio and providing loans to Dealers collateralized by those alarm monitoring contracts. We also provide support for our Dealers including billing, collection, marketing and access to equipment discount programs. We believe our package of services allows Dealers to compete against self-monitoring national providers in the security alarm market by giving them access to technical sophistication, financing, back office and other services that they would not otherwise have, while allowing them to remain the local and visible contact with their customer, the end-user of the alarm.

   We believe we are the largest wholesale alarm monitoring company in the United States, monitoring approximately 500,000 alarm systems on behalf of approximately 5,000 Dealers. Our alarm monitoring service is provided through three state-of-the-art, redundant alarm monitoring centers located in New Jersey, Minnesota and California. We are also a significant provider of capital to Dealers. Since 1993, we have provided financing to Dealers in the form of loans or alarm monitoring contract purchases of approximately
$350 million in the aggregate. We currently hold and monitor 39,000 alarm monitoring contracts in our own portfolio. In addition, we hold over 8,000 contracts as collateral against loans we have made to Dealers.

Our Industry

 Overview

   The security alarm industry is characterized by a large number of privately owned companies involved in security alarm sales, leasing, installation, repair and monitoring. In 2001, approximately 10,000 such Dealers were active in the United States. Based on information from Security Distributing and Marketing magazine ("SDM"), approximately 75% of this market is served by smaller companies not included in the 100 largest companies. The top 100 companies include large self-monitoring national providers such as ADT, a subsidiary of Tyco International, Inc., and Brinks Home Security, Inc., a subsidiary of The Brink's Company.

   The Freedonia Group, Inc., an independent business research company, estimated the 2001 residential security alarm monitoring market to be $6.5 billion and forecasts that the market will grow to $8.2 billion by 2006 and $10.3 billion by 2011.

   Our target market is the portion of the market served by the roughly 10,000 Dealers outside of the top 100, or approximately 75% of the overall alarm monitoring market.

   The growth in the security alarm industry has been fueled by several factors. We believe the aging of the population and the increase in two-career families have both contributed to an increased focus on the security of the home. Many insurance companies offer discounts to home and business owners who install electronic security alarm systems. In fact, many commercial enterprises are required by insurance underwriters to have monitored alarm systems. According to a study conducted by two professors of economics at Temple University, homes without security systems are between 2.2 and 3.1 times (depending on home value) as likely to be broken into than homes with security systems. In addition, they reported losses due to burglary average $400 less in residences with security systems than in those without security systems. These factors and others, including a heightened awareness of overall security needs, have resulted in an increasing number of homes in North America with monitored security systems. According to The Freedonia Group, Inc., the current penetration of alarm systems in existing homes in North America is 18% and is expected to exceed 20% by 2006. Additionally, we believe that many new homes have pre-installed security alarm systems. We also anticipate that historic growth rates in this industry will be surpassed as technology continues to lower the cost of remote monitoring and increases the potential applications of monitoring call centers. Such new applications include personal monitoring for the elderly or health impaired and using global positioning systems ("GPS") to monitor the location of equipment and other assets. In connection with this asset tracking initiative, many commercial users of GPS are adding a safety and security element for their human resources.


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
   The performance of the security alarm industry has been impacted by the significant amount of consolidation that occurred in the mid-to-late nineties. Self-monitoring national providers such as ADT (acquired by Tyco in 1997) and Protection One, private regional providers, as well as new entrants into the market such as Ameritech (a telephone company that has since exited the business) acquired a large number of independent Dealers (with and without monitoring call centers) and wholesale monitoring stations. During this period of consolidation, purchase multiples of recurring monthly revenue ranged from approximately 35 to 68 times. This growth was largely financed with debt. Most of these acquirers experienced service disruptions in connection with the integration of these newly-acquired customer accounts, which increased customer attrition. Further, many acquirers were facing and continue to face financial pressures to service the debt used to effect these acquisitions. Consequently, although the industry is still fragmented, acquisition activity and purchase multiples of recurring monthly revenue have declined. We believe that the combination of these higher service-related attrition levels and debt service requirements as well as the credit environment generally, presents us with a unique opportunity to grow our business. We believe that we will be able to complete acquisitions at purchase multiples of recurring monthly revenue substantially lower than those which existed industry-wide in the mid-to-late nineties. Further, we expect that such acquisitions will be completed without compromising our account underwriting and due diligence criteria. Finally, we expect that the proportion of debt we use to finance acquisitions will be lower than the proportion of debt that we used in the past. We have historically acquired portfolios of alarm monitoring contracts with 100% debt financing. Following this offering, we anticipate using $104.6 million of the proceeds from this offering to purchase alarm monitoring contracts. Further, we expect to pay down approximately $80.1 million of debt, increasing the proportion of cash flow from operations available for new contract acquisitions.

 Dealer Operations

   The primary sources of revenue for Dealers are the sale and installation of security alarm systems and the monthly subscription of the monitoring service. Typically, upon installation, the end-user enters into an annual alarm monitoring contract. Under an alarm monitoring contract, the Dealer agrees to monitor, or contract with another company to monitor, the security alarm from a remote location and to take certain pre-determined actions, such as calling the police, an ambulance service, or fire department, when a security system is triggered and an alarm signal is received. After its initial term, most alarm monitoring contracts are subject to automatic renewal on an annual basis unless the Dealer or end-user notifies the other party within a defined time period that the alarm monitoring contract will not be renewed. The average life of alarm monitoring contracts typically ranges from 8 to 12 years.

   Most Dealers do not have the capability to monitor alarms internally, and outsource the monitoring and/or administrative aspects of the business to an outside wholesale alarm monitoring company. We believe that Dealers look for a partner, such as us, who offers a wide array of services, including state-of-the-art monitoring service, billing and collection capabilities, and marketing support, all at a reasonable cost.

   Financing support is often just as important as monitoring support since many Dealers are constrained by the working capital requirements required to build their business. In many cases, the cost of the installed equipment to the end-user is at or below the Dealer's cost. In these cases, much of the Dealer's capital and financial return comes from future monthly payments under the alarm monitoring contracts. As a result, Dealers often need or desire to monetize these alarm monitoring contracts and will, consequently, sell or borrow against their alarm monitoring contracts.

   Although there is a well-developed market for the purchase and sale of alarm monitoring contracts and several specialty finance companies have been willing to lend against alarm monitoring contracts held by Dealers, many Dealers have not had access to traditional credit lending markets. Several characteristics of the industry, including the lack of standardization among individual alarm monitoring contracts and the under-capitalization of most Dealers, make it difficult for traditional lenders to comfortably lend against the value of individual alarm monitoring contracts. Further, the ability to provide or control monitoring service is critical to maximizing the value of the alarm monitoring contract since service issues are the primary reasons why end-users do not renew alarm monitoring contracts. Traditional lenders and many specialty lenders do not have this capability.


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
   When acquiring alarm monitoring contracts from Dealers, purchasers typically pay a multiple of the "recurring monthly revenue". According to Barnes and Associates, a financial services provider to the security alarm industry, the average recurring monthly revenue purchase multiple for portfolios with less than $50,000 in recurring monthly revenue was 32.7 times in 2001 and 31.1 times in 2002. For example, assuming a monthly security alarm monitoring cost to the end-user of $30.00, the acquisition price of the alarm monitoring contract would be approximately $950.00.

Our Services

   Our two primary business activities are acquiring and managing portfolios of alarm monitoring contracts and monitoring security alarms. We also offer administrative services, such as billing and collection, to our Dealers as well as new and emerging products and services. Our acquisition and financing solutions provide capital to Dealers, allowing them to compete with larger competitors on the initial price of equipment and installation to the end-user. We also provide Dealers with access to technical sophistication and back office services that they may not otherwise have (or be able to profitably operate), while allowing them to maintain visible contact with their local customers, the end-users of the alarm. Our alarm monitoring contract acquisition and financing solutions and monitoring services complement one another and drive growth in other areas of our business.

   We generally require Dealers to whom we provide alarm monitoring contract financing to use our monitoring services for all of the alarm monitoring contracts they continue to own. We typically also require these Dealers to use our billing and collection services, enabling us to gain an additional level of control over the reliability of the alarm monitoring contracts' cash flows. This places us in a unique position to minimize alarm monitoring contract attrition because we can control the quality of the monitoring, billing and collection and, to a significant extent, Dealer interaction with the end-user.

 Alarm Monitoring Contract Acquisition and Financing Services

   Generally, Dealers have had limited access to traditional credit providers. Several characteristics of the industry, including the lack of standardization among many individual alarm monitoring contracts, the under capitalization of Dealers, and their inability to provide monitoring services directly, has historically made lenders hesitant to provide financing to Dealers. When providing financing to Dealers, we obtain a security interest in the underlying alarm monitoring contracts. The payment terms are generally between 36 and 72 months, at interest rates based on prevailing overall interest rates and market conditions.

   We believe that we are uniquely positioned to maximize the value of alarm monitoring contracts through the depth of our knowledge of the security alarm industry and the integrated nature of the services we provide. We have the ability to exercise greater control over alarm monitoring contract attrition than most capital providers because we have direct influence over the quality of the monitoring, interaction with the end-user and billing and collection. Consequently, we are able to deploy more capital and achieve higher returns.

   With respect to purchased alarm monitoring contracts, we typically acquire them from the Dealers that originally sold and installed the security alarm systems giving rise to the alarm monitoring contracts. We structure the payment terms and pricing of both our alarm monitoring contract purchases and loans to provide us with a competitive internal rate of return. In a typical transaction, the Dealer will sell its alarm monitoring contracts for a purchase price that is a multiple of the recurring monthly revenue. The multiple paid in any actual transaction is impacted by several factors including average recurring monthly revenue, the amount of the homeowner's investment in the alarm system, geographic diversity of the accounts and our own due diligence of the Dealer.

   Generally, Dealers that sell or borrow against their alarm monitoring contracts do so on either a flow basis (as such alarm monitoring contracts are generated) or a bulk basis (where the Dealer has accumulated a portfolio of alarm monitoring contracts, and desires to sell or finance, all, or a portion, of those alarm monitoring contracts at the same time). We purchase alarm monitoring contracts on both a flow and a bulk basis. Typically, the price paid for a flow alarm monitoring contract is less than that paid in a bulk purchase because very often the bulk purchases are comprised of seasoned, performing alarm monitoring contracts. In

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
either instance, we typically require Dealers to replace any cancelled alarm monitoring contracts and lost revenues for the first year after we purchase an alarm monitoring contract. Such replacement must be in cash or acceptable alarm monitoring contracts. We also hold back a portion of the purchase proceeds to secure this Dealer obligation.

   Since alarm monitoring contract quality is a key driver of our profitability, underwriting discipline is critical. We maintain a very strict underwriting discipline. For example, we do not typically purchase alarm monitoring contracts that were generated by Dealers offering "zero-down" on equipment purchases and installation, unless the contracts have been outstanding for a minimum of 12 months and exhibit acceptable payment patterns as well as acceptable responses to quality control calls, since the lack of such costs does not create an investment stake in the service by the end-user. Further, end-users attracted to "zero-down" promotions are often of lower credit standing and therefore, may be more likely to default.

   Credit quality of the end-user is also a key consideration when purchasing alarm monitoring contracts on a flow basis. We require credit rating scores on all alarm monitoring contracts that we acquire on a flow basis. We typically reject those alarm monitoring contracts with Beacon Scores (a credit rating employing a methodology developed by Fair, Isaac and Co., primarily used by Equifax in the US and Canada) of less than 625 and typically accept alarm monitoring contracts with a Beacon Score of 640 or more (provided they satisfy all of our other due diligence criteria). Alarm monitoring contracts with a Beacon Score between 625 and 640 are further scrutinized through an additional review of the end-user's credit status. We do not conduct a credit review of the end-user for bulk purchases because of the seasoned performance characteristics of such alarm monitoring contracts.

   Our due diligence process begins with an examination of the Dealer in much the same way as a bank reviews a mortgage applicant. We perform judgment and lien searches, review tax filings (corporate and personal), and obtain credit scores, certificates of good standing and proof of licensure from the state(s) in which the Dealer does business. In addition, we pre-approve each Dealer's standard end-user alarm monitoring contract and with respect to flow purchases obtain a credit rating for each end-user. We also require that the selling Dealers carry errors and omissions insurance with at least $1 million of coverage and provide us with a personal guarantee of the dealer recourse obligation. When we purchase on a flow basis, we also generally contact the end-user to ensure that they understand the alarm monitoring contract and know how to use the alarm system. When purchasing alarm monitoring contracts on a bulk basis, we contact a significant random sample. In all cases, we verify that the alarm system generates a live signal to our monitoring call centers.

   We include certain additional safeguards in our purchase and loan agreements. We generally bill end-users directly and require that the receipts be deposited into a segregated lock-box account for our benefit. A lock-box account is established through a remittance processing agreement between a third party service provider and us pursuant to which payments made under the end-user alarm monitoring contracts are forwarded to the third party and placed in a segregated account. The contents of the lock-box are remitted daily to an accumulation account from which disbursements are made first to our lenders, as required, and to us. The Dealers have no right in, or any right to withdraw any amounts held in the accumulation account. For loans, we also take physical possession of the original alarm monitoring contracts and file financing statements to perfect our security interest.

   While some of our competitors also claim to offer alarm monitoring contract acquisition and financing alternatives to Dealers, many act merely as an intermediary. In contrast, we operate as a principal and either lend directly to the Dealers or acquire alarm monitoring contracts for our own portfolio. We are not aware of any other competitor in the industry that acts as a principal for loans to Dealers.

   A key element of our alarm monitoring contract acquisition and financing business is that we are uniquely able to mitigate attrition of the alarm monitoring contracts we acquire. In addition to the alarm monitoring contract acquisition and finance process described above, we generally require that Dealers use us to monitor all of their alarm monitoring contracts, not just those that have been acquired or financed. This monitoring requirement enables us to ensure the quality of the monitoring services. Monitoring problems are a primary cause of alarm monitoring contract cancellation and we believe that we are the only participant in the industry that has the ability to control every aspect of its acquired alarm monitoring contracts.


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
 Monitoring Services

   We provide monitoring to Dealers on alarm monitoring contracts that they have entered into with an end-user. Dealers typically pay us a fixed monthly monitoring fee for each account that we monitor on their behalf. The cost of the monthly monitoring fee is either based on a published list price or is negotiated between us and the Dealer. The charges are billed to the Dealer on a monthly, quarterly, semi-annual or annual basis in accordance with the contract agreement. The collection of payments by the Dealer from their end users have no effect on the prices charged or collected by us from the Dealer. We currently monitor approximately 500,000 end-user accounts. Generally, when an alarm is activated, a signal is sent from the alarm system through a phone line, radio transmitter, or wireless service to a receiver located at one of our three monitoring facilities. This signal is immediately routed through our automated system and an operator personally handles each call. When the operator receives the alarm condition, his or her computer will simultaneously display a series of instructions on how to handle the alarm. These instructions are prepared by the Dealer and the end-user in advance and are customized to the particular logistics of the geographic area as well as the individual needs of the end-user.

   In many instances, the operator will call a phone number specified by the end-user and ask for a code word. If the operator is unable to contact the end-user or an incorrect code word is given, the operator will dispatch the appropriate authority to the scene of the alarm. In the instance of a fire alarm, the operator is typically instructed to dispatch emergency vehicles without making an attempt to contact the end-user. In any event, after dispatching the appropriate authority, the operator will then call any other individuals specified in the end-user's instructions and will provide notice to the Dealer servicing the end-user of the event. The Dealer can then provide follow-up support with the local end-user.

   In a typical week, our operators respond to approximately 84,000 alarm activations. We have consistently met a response time, measured by us as the time between when an alarm signal arrives in our monitoring call centers and our first response to that alarm, of 30 seconds, which we believe is among the best response times in the industry.

   We own and operate three redundant monitoring call centers, which operate with state-of-the-art equipment and a highly trained staff. Our monitoring call centers are located in Manasquan, New Jersey, Minneapolis, Minnesota and Santa Fe Springs, California, and are linked via advanced software that creates a real-time queuing process. Having three facilities located strategically throughout the United States allows us to efficiently allocate alarm responses based on time-of-day or specific event drivers that may cause one area of the country to have a higher volume of alarms than others. As a result, alarm signals, which would otherwise wait for available operators during peak periods, are routed to our other monitoring call centers where they are more quickly processed. For instance, a large number of alarms at our New Jersey facility resulting from bad weather in the Northeast would result in the transfer of a portion of these calls to our California facility.

   All of our monitoring call centers are Underwriters Laboratories ("UL") listed. To obtain and maintain a UL listing, a monitoring call center must be located in a building meeting UL's structural requirements, have back-up and uninterruptible power supply, have secure and redundant telephone lines and redundant computer systems that meet UL criteria. Access to the facility must also be strictly controlled.

   Alarm monitoring offerings vary widely with the specific needs of the end-user and encompass many types of monitored alarms including burglary, hold-up, panic, fire, two-way voice communication, industrial process control, medical emergency and environmental alert. We monitor all of these types of alarms from our existing monitoring call centers. Our monitoring call centers are also capable of supporting a full range of add-on services such as remote video monitoring, network intrusion detection, cellular transmission, private radio access, personal emergency response systems and GPS monitoring and emergency dispatch services using GPS technology.

   Historically, our monitoring services business has grown by adding new Dealer relationships generated by both direct marketing and sales activities and by cross-selling to those Dealers to whom we have provided financing. Additionally, over the last three years we have acquired four wholesale alarm monitoring

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
companies and we expect to acquire additional monitoring call centers in the future, subject to the availability of suitable acquisition opportunities.

   We continually monitor the efficiency of each of our monitoring call centers. We recently consolidated seven monitoring call centers into the three call centers that we operate today, taking advantage of new technologies that enable us to monitor large geographic areas very effectively from a single location. This consolidation has allowed us to increase efficiency and productivity, and decrease duplicative expenses. However, we intend to always maintain at least one fully redundant facility.

 Other Services

   Billing and Collection

   We create paper invoices and mail them to end-users serviced by our Dealers. Additionally we may provide collection services for accounts receivable. We generally charge on a per account basis. In instances where we provide the billing and collection function in addition to alarm monitoring contract acquisition and financing, we gain an additional level of assurance that timely payments will be made on the alarm monitoring contracts that we have purchased or lent against. It also enables us to minimize billing errors, which are also a cause of alarm monitoring contract attrition. By offering billing and collection services to our Dealers, we enable Dealers to focus their efforts on sales and installation, rather than administration of alarm monitoring contracts.

   Guardian Name Brand Program

   We offer a name brand program under the Guardian name that is designed to assist our Dealers in the selling of more security systems by utilizing the brand awareness of the Guardian name and the many marketing and sales tools that we provide. The Guardian program is operated and administered by us on an exclusive basis and each system that is sold and installed under the Guardian brand is required to be monitored by us. Under the program, a Dealer is provided with all the marketing material, monitoring agreements and equipment necessary for the installation of the systems as well as other sales and administrative materials under the Guardian name. In addition, we act as the exclusive financing company for the program should the Dealer wish to borrow against or sell alarm monitoring contracts that are generated from sales under the Guardian brand.

   Equipment Discount Program

   We provide our Dealers with access to discounts on equipment. For example, we have entered into a relationship with Alarm Device Manufacturing Company (ADEMCO), which is the largest security alarm equipment manufacturer and provider in the world. Our understanding with ADEMCO is that any Dealer who uses our monitoring services will automatically receive preferential pricing for all equipment purchased from ADEMCO. This program can represent significant savings to our Dealers. To be eligible for this program, we require that the Dealer (i) be an existing customer of ours, (ii) connect all of their new end-users to our monitoring call center, and (iii) maintain a current standing with regard to their monitoring charges.

   We are currently in discussions with other major manufacturers of alarm equipment to institute a similar type of discount program for their equipment. This will give our Dealers a choice of using different types and brands of equipment while enjoying similar reduced pricing plans.

   Warranty Program

   We are in the process of establishing an extended warranty service program which would enable our Dealers to offer their existing and new end-users an extended warranty on their alarm systems for periods of one, two or three years. The program would generally cover any repair costs to the end-user and pay the Dealer directly for performing repair services, thus eliminating otherwise costly service liability issues for the Dealer. The ability to offer a warranty provides an additional revenue source for Dealers while assuring end-users that the alarm system will remain functional without any additional service expense. We believe that we will have this program in place in the near future.


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
   Sales and Marketing

   Our sales and marketing activities are conducted through a network of ten in-house professionals.

   Sales activities are structured by product area (monitoring services, financial products and new product applications) and geography. Although sales personnel are focused on one product area, each professional is trained to sell all products and services. There are six professionals in our sales force. We also maintain two telemarketing departments (one for monitoring and financial services and related products and one for new product offerings) that support the sales force.

   Our marketing department is comprised of four professionals. This team is responsible for the production and distribution of print advertising materials and direct mail marketing pieces. The team also issues corporate communications to employees, customers, strategic partners and other interested parties through regular press releases and announcements of new products and services. The group is also responsible for business development activities including the identification and procurement of new products and services that Dealers can sell to their customers.

   We believe that this multi-faceted approach to sales and marketing activities is an important ingredient to the successful ongoing growth in all our business areas.

Growth Initiatives

   Our growth initiatives are focused on four elements: prudently increasing the number of alarm monitoring contracts that we either purchase from Dealers or finance; increasing the number of Dealers (and therefore the number of end-users) to whom we provide wholesale alarm monitoring services; cross-selling our various services to Dealers and their end-users and leveraging our alarm monitoring infrastructure across new safety and security applications.

 Acquisition of Additional Alarm Monitoring Contracts

   We intend to expand our acquisition and financing of alarm monitoring contracts through purchasing alarm monitoring contracts on both a flow business and bulk purchase basis.

   Our alarm monitoring flow business includes the purchase of newly created alarm monitoring contracts on a recurring, or as originated, basis from our Dealers. We have engaged in flow business with over 75 Dealers, and are actively seeking to increase the number of Dealers with whom we conduct flow business.

   Bulk purchases occur when we buy existing portfolios of alarm monitoring contracts with demonstrated payment histories of at least six months. Bulk purchases typically range in size from 10,000 to 20,000 alarm monitoring contracts. These alarm monitoring contracts are typically purchased from Dealers on a non-recurring basis. The bulk purchases are less predictable in terms of the timing of account acquisitions, but are generally more predictable in terms of performance than flow business because the actual historical performance of individual alarm monitoring contracts is known. Many of the bulk purchases made by us are made from Dealers who are existing monitoring customers. We expect that as we increase our penetration of Dealers who use our wholesale alarm monitoring services, acquire other wholesale alarm monitoring companies and call centers (see below, "Building Additional Wholesale Monitoring Relationships with Dealers.") and continue to build Dealer relationships, we will experience increased opportunities to purchase alarm monitoring contracts on both a flow and a bulk basis.

   In a typical alarm monitoring contract acquisition, we retain the selling Dealer to service the underlying alarm system, which helps us maintain strong relationships with the Dealers and encourages the Dealer to sell additional alarm monitoring contracts to us as new installations are completed.

   The impact of the acquired contracts on revenue and profitability will be affected by the attrition rates of acquired portfolios, as well as the variable expenses relating to such acquisitions including billing, collection and servicing.


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
 Building Additional Wholesale Monitoring Relationships with Dealers

   In the past, we have grown both internally and by acquiring monitoring call centers, including the acquisitions of Criticom and Monital.

   Our internal growth is driven by the value that we provide to our Dealers. We provide quality, reliable alarm monitoring services to our Dealers' end-users. Our Dealer branding program, warranty program, equipment discount programs, billing and collection services and financing programs are also important factors that enable us to attract additional Dealers.

   Historically, we have also added Dealer relationships through the acquisition of monitoring companies and the integration of their call centers into our operations. We plan to grow our business through opportunistic acquisitions of monitoring call centers in order to capture the associated Dealer relationships.

   The impact to profitability of any such acquisition will be dependent upon our ability to efficiently integrate the acquired business and cost structure into our existing platforms.

 Cross-Selling Opportunities

   We have initiated a comprehensive cross-selling program of our primary services to Dealers. For those Dealers to whom we provide wholesale monitoring services, we will encourage them to use us as the purchaser when they wish to sell alarm monitoring contracts, or as a financing source should they wish to borrow funds against the value of their alarm monitoring contracts. The ability to be a consistent, readily available provider of financing solutions positions us to be the preferred provider of our products and services to Dealers.

   Dealers have access to a network of local end-users, which allows us to offer additional services to the Dealers' end-users such as two-way voice communication, extended warranty coverage and personal emergency response service. Through an existing strategic marketing partnership, we also give our Dealers the ability to offer GPS tracking services for any kind of movable asset.

   Since we generally do not participate in the sales and installation market and provide monitoring services on a transparent basis, Dealers are comfortable that we will not interfere with their customer relationships, and value our relationships which provide them with new revenue opportunities that they can market to their end-users.

   The cost of effectively marketing new products and services to end-users through Dealers may be greater than anticipated, which could negatively affect profitability.

 New Business Opportunities

   We believe there are substantial opportunities for us to expand our traditional security alarm monitoring services into new monitoring applications, including commercial and personal vehicular security monitoring and dispatch, telemedicine (monitoring medical behaviors and events of individuals) and personal emergency response services ("PERS"). The Freedonia Group estimates that the market for vehicular security monitoring services alone was valued at $630 million in 2001 and is projected to be $5.8 billion by 2006. Criticom, which we recently acquired, focuses on these opportunities and has already begun and/or completed the following projects that utilize GPS technology to monitor vehicles and their contents.

   o We are the exclusive provider of GPS monitoring and emergency dispatch service on systems installed by Minorplanet Systems USA, Inc., of Richardson, Texas, including over 26,000 vehicles for Minorplanet fleet customers such as SBC Communications, Ameritech, Southern New England Telephone Co. and Nevada Bell. The exclusive agreement that we have with Minorplanet will expire in May 2005.

   o In June 2000, we partnered with Security Trac, LLC, of New York City, which supplies GPS services linked to our monitoring and emergency dispatch service to New York City taxis and livery vehicles. Security Trac has installed over 450 units in taxis to date. There are over 80,000 taxis, liveries and vehicles for hire in New York City.

   o Since December 2001 we have provided monitoring and emergency dispatch service using GPS technology to clients of TrackStar International, Inc., of New Hartford, NY, including over 70 automobiles of key executives of General Electric and its subsidiaries.

   o In September 2002, we co-developed an end-user interface for a leading overnight shipping company that will allow it to track vehicles that transport high value assets and, should the driver be involved in an emergency situation, have an emergency signal transmitted to us using GPS technology for emergency dispatch service. We are currently in the test phase of this initiative.

   o We recently completed a program involving the World Trade Center recovery program in which over 200 debris-hauling trucks were provided with monitoring units using GPS technology to ensure proper routing and dumping. When the recovery program was finished, the tracking units installed on the vehicles were purchased by the Department of Design and Construction of the City of New York which positions us to be the preferred provider for other monitoring services using these units.

   o We are the first choice provider of Public Safety Answering Point (PSAP) monitoring services to all customers of Signature Agency, a GE Financial Assurance Company.

   o We are the exclusive provider of remote convenience features for vehicles and monitoring for stolen cars utilizing GPS technology provided by Directed Electronics, Inc. of Vista, CA. Directed Electronics distributes its vehicle security systems to customers such as Best Buy, Circuit City and local automotive aftermarket retailers. This exclusive agreement we have with Directed Electronics will expire in April of 2006.

   The development and implementation of the infrastructure for these new services is complete, primarily because we are equipped to receive most types of electronic signals regardless of the source of the signal (i.e., residential alarm equipment, satellite transmissions and other emergency communication devices). Consequently, the remaining costs associated with these new initiatives relate primarily to marketing, administration and operations. In connection with our acquisition of Criticom, we acquired a 5.03% interest in Royal Thoughts LLC, for which we received a right of first refusal to provide monitoring services for any new technology developed by Royal Thoughts.

   The timing and economic impact of introducing new services to undeveloped market segments is difficult to forecast. These activities accounted for approximately 6.4% of our revenues in 2002.

Competition

   The security alarm industry is highly competitive and fragmented. While we generally do not compete directly with many of the large companies in the industry such as ADT, a subsidiary of Tyco International, Inc., Brinks Home Security, Inc., a subsidiary of the Pittson Service Group, Protection One, Inc. and Honeywell International Inc. because we do not sell and install security systems, we are nonetheless impacted by the competitive challenge these companies present to Dealers. While all of these companies provide monitoring services, some of these companies, may from time to time, purchase portfolios of monitoring contracts.

   We compete with several companies that have alarm monitoring contract acquisition and loan programs for Dealers and some of these competitors may be better capitalized than us. There is also the potential for other entities such as banks or finance companies to gain a better understanding of the industry and become more active as a source of competition for alarm monitoring contract acquisition and financing portions of our business. Further, we compete with participants that primarily provide alarm monitoring contract acquisition and financing services such as Security Alarm Financing Enterprises, Inc., Financial Security Services, Inc., and Monitronics International, Inc.

History

   We were formed as King Central in 1985 in the State of New Jersey. In 1986, Thomas Few, Sr. our Vice Chairman, President and Chief Operating Officer joined King Central as Executive Vice President and Chief Operating Officer and acquired 20% of King Central's capital stock. In January 1998, as part of a reorganization of King Central, Mr. Few, Sr.'s ownership was increased to 80% and the remaining 20% was acquired by Timothy M. McGinn, our Chief Executive Officer, and David L. Smith, a Director. At that time, we changed our name to KC Acquisition.

   In September 2002, KC Acquisition acquired all of the capital stock of Criticom in exchange for $1.0 million and 155,911 shares of our common stock. An additional 68,182 shares of our common stock may be issued to the sellers based upon Criticom's future financial performance in 2003. Criticom provides wholesale alarm monitoring services to Dealers. In addition, it provides Global Positioning System monitoring and asset tracking services to various customers. Curtis Quady, an Executive Vice President, was the President, Chief Executive Officer and principal stockholder of Criticom.

   In connection with the acquisition of Criticom, we acquired a 5.03% interest in Royal Thoughts, LLC. The purchase price was approximately $3.5 million net of cash acquired of $0.6 million as well as a note for $0.7 million. In connection with our purchase, we received a right of first refusal to provide any monitoring services for new technology developed by Royal Thoughts.

   M&S Partners, a New York general partnership equally owned by Mr. McGinn and Mr. Smith began to acquire portfolios of alarm monitoring contracts from Dealers in 1992. Each contract was ultimately placed by M&S Partners with one of 41 leveraged trusts of which Mr. McGinn, Mr. Few, Sr. and Mr. Smith were the beneficiaries. M&S Partners also acquired alarm monitoring contracts through three limited liability companies (Guardian Group, LLC, Palisades Group, LLC and Payne Security Group, LLC) which were owned by TJF Enterprises, LLC, which is owned by Mr. Few, Sr., and First Integrated Capital Corporation, which is majority owned by Mr. McGinn and Mr. Smith. They bundled those alarm monitoring contracts and sold them as Trust Certificates collateralized by the underlying alarm monitoring contracts and their recurring monthly revenue. We do not expect to engage in securitizing alarm monitoring contracts in the future.

   Between March and November 2002, IASI, a company that was controlled by Mr. McGinn, Mr. Smith and Mr. Few, Sr., offered the holders of the trust certificates the right to exchange such certificates for promissory notes of IASI. Upon completion of the exchanges, all but eleven of the trusts were liquidated and their assets were transferred to IASI. The trust certificates of the remaining trusts will be repaid with the proceeds of the offering and the assets of the trusts will be transferred to us. In January 2003, IASI entered into a merger with a wholly-owned subsidiary of ours and became our wholly-owned subsidiary. In connection with the acquisition of IASI, we issued an aggregate of 772,192 shares of our common stock.

   Palisades Group, LLC was the owner of approximately 38% of the alarm monitoring contracts underlying the trusts. In January 2003, Palisades exchanged all of its ownership interests for our stock and distributed such stock to its members, TJF Enterprises, LLC and First Integrated Capital Corporation. In connection with the acquisition of Palisades, we issued an aggregate of 25,000 shares of our common stock. This acquisition was accounted for under the purchase method of accounting. It is anticipated that Palisades will be liquidated concurrent with this offering. In January 2003, Payne Security Group, LLC and Guardian Group, LLC were acquired by us and became our wholly-owned subsidiaries. In connection with the acquisition of Payne Security Group, LLC, we issued an aggregate of 50,250 shares to TJF Enterprises, LLC, and First Integrated Capital Corporation. In connection with the acquisition of Guardian Group, LLC, we issued an aggregate of 16,750 shares to TJF Enterprises, LLC, and First Integrated Capital Corporation.

   Morlyn Financial Group, LLC was founded in May 2000 to assist Dealers who were interested in selling their alarm monitoring contracts to IASI. Morlyn originates alarm monitoring contracts for acquisition and provides due diligence, billing and other related services. In connection with the acquisition of Morlyn, in January 2003, we issued an aggregate of 17,000 shares of our common stock to Messrs. McGinn, Few Sr., and Smith.

   In June 1999, KC Acquisition acquired all of the assets and assumed certain liabilities of Criticom CA, Inc., a monitoring call center in Santa Fe Springs, California, in exchange for approximately $3.2 million. In May 2000, KC Acquisition acquired 99.2% of the capital stock of Monital Signal Corporation in exchange for approximately $10.7 million. Monital, located in Manasquan, New Jersey, was KC Acquisition's largest competitor in the Northeast, United States. In October 2001, KC Acquisition acquired Custom Design Security, an independent wholesale alarm monitoring company which services the Western and Central Regions of Florida, in exchange for approximately $1.2 million. In January 2002, KC Acquisition acquired certain assets of RTC Alarm Monitoring Services, a large alarm monitoring call center in California, in exchange for $5.1 million.

   In January 2003, we effected a migratory merger into KC Alarm Services Group, Inc., a Delaware corporation. The sole purpose of the migratory merger was to change our jurisdiction of incorporation from New Jersey to Delaware. Subsequent to the migratory merger, we assumed all of the assets and liabilities of Integrated Alarm Services Group, Inc., a pre-existing, Delaware company whose only activity was the sale of $5.5 million of convertible debentures. The pre-existing Integrated Alarm Services Group, Inc. was then dissolved and we changed our name to Integrated Alarm Services Group, Inc.

   Our corporate structure is illustrated below:




                                   [graphic]




(1) 0.8% of Monital is owned by the former shareholders of Griptight Holdings, Inc., a non-affiliated entity and a former owner of Monital shares.

Risk Management

   We carry insurance of various types, including general liability and errors and omissions insurance. Our errors and omissions coverage is $5 million per occurrence. Our loss experience and the loss experience of other companies in the security industry may effect the cost and availability of such insurance. Since 1998 we have had no uninsured losses. Certain of our insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or other types of damages, or liability arising from gross negligence or wanton behavior. See "Risk Factors--Risk of Liability from Operations."

   The nature of the services we provide potentially exposes us to greater risks of liability for employee acts or omissions or systems failure than may be inherent in other businesses. Our agreements with Dealers and end-users contain provisions limiting our liability to end-users and Dealers in an attempt to reduce this risk. However, in the event of litigation with respect to such matters, there can be no assurance that these limitations will continue to be enforced. In addition, the costs of such litigation could have an adverse effect on us.

Regulatory Matters

   A number of local governmental authorities have adopted or are considering various measures aimed at reducing the number of false alarms. Such measures include: (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms,
(iii) imposing fines on end-users for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and (v) requiring further verification of an alarm signal before the police will respond.

   Our operations are subject to a variety of other laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, we are required to obtain licenses or permits to comply with standards governing employee selection and training and to meet certain standards in the conduct of our business. Many jurisdictions also require certain of our employees to obtain licenses or permits.

   The alarm industry is also subject to requirements imposed by various insurance, approval, listing and standards organizations. Depending upon the type of end-user served, the type of service provided and the requirements of the relevant local governmental jurisdiction, adherence to the requirements and standards of such organizations is mandatory in some instances and voluntary in others.

   Our alarm monitoring business utilizes radio frequencies to transmit alarm signals. The Federal Communications Commission and state public utilities commissions regulate the operation and utilization of radio frequencies.

Legal Proceedings

   In March of this year, Protection One Alarm Monitoring, Inc., a company engaged in the business of providing security and other alarm monitoring services to residential and commercial customers, brought an action against us in the Superior Court of New Jersey, Camden County for unspecified damages in connection with our purchase of certain alarm monitoring contracts from B&D Advertising Corporation ("B&D"). B&D had previously sold alarm monitoring contracts to Protection One. As part of such sales, B&D agreed not to solicit any customers whose contracts had been purchased and to keep certain information confidential. Protection One claims that our subsequent purchase of contracts from B&D constitutes tortious interference, that we utilized confidential information belonging to Protection One and that Protection One had an interest in some of the contracts that we purchased from B&D. We plan to vigorously defend this claim. We believe the resolution of this matter will not have a material adverse effect on our financial condition, results of operations or cash flows.

   In May 2003, a former employee of McGinn, Smith & Co., Inc., brought an action against us, as well as McGinn, Smith & Co., Inc. and M&S Partners for wrongful termination. The suit brought in the Supreme Court of the State of New York seeks damages of $10,000,000. McGinn, Smith & Co., Inc. and M&S Partners have fully indemnified us from any damages or legal expenses that we may incur as a result of the suit. This employee of McGinn, Smith & Co., Inc., was never our employee and we plan to vigorously defend this claim. We believe the resolution of this matter will not have a material adverse effect on our financial condition, results of operations or cash flows.

   We from time to time experience routine litigation in the normal course of our business. We do not believe that any pending litigation will have a material adverse effect on our financial condition, results of operations or cash flows.

Employees

   As of March 31, 2003, we had a workforce of 287 employees. Of our total workforce, nine are engaged in management, six are engaged in new product applications and services, 16 are engaged in our finance activities, 240 are engaged in the monitoring business and 16 are engaged in administration and support capacities. None of our employees are represented by a collective bargaining agreement, nor have we experienced work stoppages. We believe that our relations with our employees are good.

Facilities

   Our executive offices are located in Albany, New York. We occupy 4,520 square feet under a lease expiring in December 2007, at a monthly rental of $4,326. We lease the offices from Pine Street Associates, LLC which is 50% owned by Timothy M. McGinn, our Chief Executive Officer and David Smith, a director.

   We also have offices and our East Coast call monitoring center in Manasquan, New Jersey. The facility is 7,200 square feet. We own the premises, free of any encumbrances.

   Morlyn's executive offices are located in Oakland, New Jersey. The offices are 4,705 square feet. The lease expires in March 2006 and provides for a monthly rental of $6,665.

   Our call monitoring center in California is located in Santa Fe Springs. The facility is 6,551 square feet. The premises are leased pursuant to a two-year lease expiring in March 2005, at a monthly rental rate of approximately $5,600 per month.

   We also have a call monitoring center in Minneapolis, Minnesota. The facility is 13,478 square feet. The lease expires in 2010, and provides for a net monthly rental rate of $6,360.

   Management believes that its facilities are adequate to meet our anticipated requirements through the year 2008.

                                   MANAGEMENT


   The names of our directors and executive officers, together with a brief description of their employment histories, are provided below:


Name                                       Age    Position
----                                       ---    --------
Timothy M. McGinn ......................    54    Chairman of the Board and Chief
                                                  Executive Officer
Thomas J. Few, Sr. .....................    56    Vice Chairman, President and Chief
                                                  Operating Officer
Curtis Quady ...........................    61    Executive Vice President and Director
Brian E. Shea ..........................    44    Executive Vice President
Michael T. Moscinski ...................    51    Chief Financial Officer
Robert B. Heintz .......................    47    Vice President, Finance and
                                                  Administration--Monitoring Services
David L. Smith .........................    58    Director
John W. Meriwether .....................    55    Director
Clint Allen ............................    59    Director
R. Carl Palmer, Jr. ....................    62    Director
Timothy J. Tully .......................    39    Director
Ralph S. Michael III ...................    48    Director
John Mabry .............................    65    Director


   Mr. McGinn has served as our Chairman of the Board and Chief Executive Officer since January 2003. Mr. McGinn was the President of Integrated Alarm Services Group, Inc. Mr. McGinn is the non-executive Chairman of the Board of McGinn, Smith & Co., Inc. He has served as Chairman of the Board and as an executive officer of McGinn, Smith since 1980. He also serves as non-executive Vice Chairman of Pointe Financial Corp., a publicly traded commercial bank and non-executive Chairman of its affiliates, Pointe Capital LLC and Pointe Bank. Mr. McGinn also serves as a Director of Same Day Surgery, Inc. Mr. McGinn was also the Chairman of Capital Center Credit Corporation, a private company which provides financing to the Residential Security and Alarm Industry, from 1995 to 2002. Mr. McGinn served as a Managing Director of On-Line Capital Securities, an internet investment bank, a position he held from March 2000 until December 2002. From November 2000 to June 2002, Mr. McGinn also served as Chairman of First Integrated Capital Corporation, a financial services firm majority owned by Mr. McGinn and Mr. Smith.

   Mr. Few, Sr. is our Vice Chairman, President and Chief Operating Officer and has over 35 years of experience in the security alarm industry. Mr. Few, Sr. has been with KC Acquisition and its predecessors since 1985, where he started as Executive Vice President. Prior thereto, Mr. Few, Sr. held senior positions with Holmes Protection, Inc., ADEMCO, Guardian and ADT. Prior to his work with these firms, Mr. Few, Sr. owned and operated an independent alarm company and central station in New Jersey.

   Mr. Quady founded Criticom, which we acquiredin September of 2002. Mr. Quady has served as an Executive Vice President and a Director since October 2002.
He has more than twenty years of experience in the security industry. Prior to founding Criticom, Mr. Quady served as a pilot in the United States Army and was an airline captain for a major international airline for eighteen years. Mr. Quady is the Chief Manager of Royal Thoughts, LLC, in which we have a minority ownership position.

   Mr. Shea has served as an Executive Vice President since March 2003. In this role, he heads our retail account acquisition division, including portfolio management, due diligence, performance monitoring and billing and collection. Prior to serving in his current role, he was our Chief Financial Officer and had served as the Chief Financial Officer of IASI and its predecessor companies since 1992. Prior thereto, he was Vice President of Finance/ Controller of Hiland Park, a real estate development company. Prior to joining Hiland Park, he was an Analyst at Galesi Group and a Financial Manager for General Electric Corporation, where he graduated from GE's Financial
Management Training Program.

   Mr. Moscinski has served as our Chief Financial Officer since March 2003. Prior to joining IASG, he served as Vice President, Corporate Controller and Interim Chief Financial Officer for United Road Services, Inc., a public company based in Albany, NY, where he worked from 1998 to 2001. From 1987 to 1998, Mr. Moscinski was the Director of Corporate Accounting for National Micronetics, Inc. From 1976 to 1987,

Mr. Moscinski was with KPMG International and its predecessor firms, where he was a Senior Manager in audit. Mr. Moscinski is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants.

   Mr. Heintz has served as Vice President, Finance and Administration -- Monitoring Services since January 2003. He was previously our Chief Financial Officer, a position he held since April 2000. Prior to joining KC Acquisition, he was Vice President and Chief Financial Officer of Monital Signal Corporation, which we acquired in April 2000. Before working for Monital, he was Vice President Finance & Information Services for Brownstone Studio, Inc., a garment cataloger and manufacturer, where he worked from 1994 to 1996. Before Brownstone, he spent 14 years with the Dun & Bradstreet Corporation where he held several finance and accounting positions.

   Mr. Smith has served as a Director since October 2002. Mr. Smith is also the President and a Director of McGinn, Smith, where he has served in this capacity since 1980. Prior to founding McGinn, Smith, he was with Paine, Webber, Jackson & Curtis. Mr. Smith also serves as the President of Capital Center Corporation and as a Managing Director of On-Line Capital Securities. Mr. Smith has been the President of First Integrated Capital Corporation since 2000 and a director of its affiliate, Pointe Capital LLC.

   Mr. Meriwether has served as a Director since January 2003. He is a Principal and co-founder of JWM Partners, LLC, an investment management firm based in Greenwich, Connecticut. Prior to joining JWM Partners, he was the Chief Executive Officer of Long-Term Capital Management, L.P., which he co-founded in 1993. Mr. Meriwether was with Salomon Brothers Inc from 1974 until 1991. Mr. Meriwether was appointed Vice Chairman of Salomon Brothers in February 1988, responsible for worldwide Fixed Income Trading, Fixed Income Arbitrage and Foreign Exchange.

   Mr. Allen has served as a Director and chairman of the compensation committee since January 2003. He has served on thirteen public and numerous private company boards of directors. Since 1999, he has served as the Chairman of the Board of Psychmedics Corporation, Inc., a biotechnology company with a proprietary drug testing product. Since 1991, he has acted as Chairman of A.C. Allen & Company, an investment banking consulting firm. Mr. Allen is a director of Steinway Musical Instruments, one of the world's largest manufacturers of musical instruments and is a director of Collectors Universe, the leading provider of value added services to dealers and collectors of high-end collectibles. Additionally, he serves as Chairman of VentureRound LLC, an investment banking firm specializing in private equity. Mr. Allen was Vice Chairman and a director of the DeWolfe Companies until it was acquired by Cendant Corporation in September 2002. Additionally, he was a director and member of the Executive Committee of Swiss Army Brands until it was acquired by Victorinox Corporation in August 2002.

   Mr. Palmer has served as a Director since January 2003. He is the Chairman of the Board and Chief Executive Officer of Pointe Financial Corp. and CEO of Pointe Bank. Mr. Palmer has held the CEO position at Pointe Financial Corp. since 1995. Prior to joining Pointe Financial Corp., Mr. Palmer held several executive positions within the banking industry.

   Mr. Tully has served as a Director since January 2003. Mr. Tully is the co-founder and managing member of Tully Capital Partners, LLC., a diversified private investment company, where he has been since 1997. From June 2001 to September 2002, Mr. Tully served as a Director of United Rentals, Inc., a New York Stock Exchange listed company.

   Mr. Michael has served as a Director and chairman of the audit committee since January 2003. He was with PNC Financial Services Group from 1979 until August 2002. From February 2001 to August 2002, he served as the Executive Vice President & Group Executive, PNC Advisors & PNC Capital Markets, where he was responsible for investment management, investment banking and large corporate lending and equipment leasing. From 1996 to February 2001, Mr. Michael served as Executive Vice President & CEO, Corporate Banking where he was responsible for managing PNC's wholesale banking activities, including Treasury Management, Capital Markets, and Leasing. Mr. Michael serves on the board of directors of the Ohio Casualty Corp., Key Energy Services, Inc. and of several charitable and educational institutions.

   Mr. Mabry has served as a Director since March 2003. In 1969, he created and built the American Alarm Company which was purchased by Honeywell Inc. in 1983. From 1983 until 1993 he served as

Honeywell's Vice President of Operations and Vice President of Sales and Business Development. He was instrumental in advancing Honeywell's expansion activities. From 1993 to 2000, he was President of the Security Network of America. Mr. Mabry has served on the Board of Directors and as President of the National Burglary and Fire Alarm Association. Additionally, he has served on the industry's Burglary Standards Board of Underwriters Laboratories and The President's Council for Crime Against Small Business. Mr. Mabry is on the Board of Directors of the Central Station Alarm Association and was previously the president. Additionally, he serves on the Board of Directors of ADS Security and Protectron Inc. of Montreal, one of Canada's largest alarm and monitoring companies.

Board Committees

   Audit Committee. Our audit committee currently consists of Messrs. Michael, Allen, Mabry and Palmer. Mr. Michael serves as chairman of the audit committee. The audit committee is responsible for, among other things, the appointment of our independent auditors, examining the results of audits and quarterly reviews, reviewing with the auditors, the plan and scope of the audit and audit fees, reviewing internal accounting controls, meeting periodically with our independent auditors and the monitoring of all financial aspects of our operations.

   Compensation Committee. Our compensation committee currently consists of Messrs. Meriwether, Tully and Allen. Mr. Allen serves as the chairman of the compensation committee. The compensation committee is responsible for, among other things, reviewing and recommending to our Board of Directors the compensation and benefits of all our officers, administering our stock option plans, and establishing and reviewing general policies relating to compensation and benefits of our employees.

Limitation of Liability and Indemnification

   Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for the following:

   o any breach of their duty of loyalty to the corporation or its stockholders;

   o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   o unlawful payments of dividends or unlawful stock repurchases or redemptions; or

   o any transaction from which the director derived an improper personal benefit.

   This limitation of liability does not apply to liabilities arising under the federal securities laws and does not effect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties.

Director Compensation

   Independent non-executive directors will be paid an annual retainer of $25,000 and they will be granted options to acquire 8,000 shares of our common stock with an exercise price equal to the offering price. The options will vest on the initial public offering and will expire 7 years later. The heads of the audit and compensation committees will receive an additional annual retainer of $10,000 and $5,000, respectively.

Executive Compensation

   The following table sets forth information concerning compensation paid or accrued by us to our Chief Executive Officer and to each of our other executive officers who earned more than $100,000 in salary and bonus for all services rendered to us in all capacities during the years ended December 31, 2002, 2001 and 2000.

                           SUMMARY COMPENSATION TABLE



                                                                     Annual Compensation
                                                             ----------------------------------
                                                                            Other
Name and Principal                                                          Annual
Position
--------                                              Year    Salary     Compensation    Bonus
                                                      ----   --------    ------------   -------
Timothy M. McGinn (1),............................    2002   $100,000
Chairman and Chief Executive Officer
Thomas J. Few, Sr.,...............................    2002   $364,639
Vice Chairman,                                        2001   $362,558
President and Chief                                   2000   $362,040
Operating Officer
Curtis Quady,.....................................    2002   $100,000      $38,747(2)
Executive Vice President                              2001   $100,000      $34,000(2)
                                                      2000   $100,000      $16,468(2)
Robert B. Heintz,.................................    2002   $120,789                   $16,864
Vice President, Finance                               2001   $110,219
and Administration--                                  2000   $100,598                   $46,498
Monitoring Services

---------------
(1) Mr. McGinn was not employed by us until August 2002.
(2) Represents payment of personal expenses on behalf of Mr. Quady.

   Concurrently with the effectiveness of this Registration Statement, we issued Messrs. Few, Quady and McGinn 942,400, 97,494, and 385,700 options, respectively. For a description of the terms of such options (the "Shareholder Options") see "Certain Relationships and Related Transactions".

Employment Agreements

   We have entered into employment agreements with Messers. McGinn, Few, Sr., Quady, Shea, Moscinski and Heintz. The employment agreement for Mr. Few, Sr., was entered into on October 1, 2002 and has a term of three years. The term of Mr. Few, Sr.'s, employment agreement initially automatically extends for an additional three (3) year period and thereafter automatically extends for additional one (1) year periods unless either party elects, not less than 90 days prior to the anniversary date, not to extend the term. The employment agreements with Messrs. McGinn, Quady, Shea and Heintz, were entered into on October 1, 2002, and have a term of three years. The employment agreement with Mr. Moscinski was entered into on March 2003 and also has a term of three years. The term of the employment agreements automatically extend for additional one (1) year periods, unless either party elects, not less than 90 days prior to the annual anniversary date, not to extend the employment term. Under the agreements, Messrs. McGinn and Few, Sr. each receive an annual salary of $380,000, and Messrs. Quady, Shea, Moscinski and Heintz receive annual salaries of $200,000, $160,000, $135,000 and $130,000, respectively.
Messrs. McGinn, Few, Sr. and Quady also receive a leased car paid for by us ranging from $1,000 to $1,200 per month. In addition, each of the employees may receive an annual bonus at the discretion of the Board of Directors. Messrs. McGinn and Few, Sr. have a minimum bonus guarantee of $100,000 per year. The Board of Directors may also provide additional benefits to the employees, including but not limited to, disability insurance and life insurance.

   We may terminate the agreements for Cause (as defined below) and in such event we will not be responsible for the payment of any compensation under the agreement other than amounts accrued as of the termination date. In the event of an employee's death, the agreement automatically terminates except that the respective employee's estate shall receive any accrued salary or bonus as of the date of death. Cause is defined as (i) employee's misconduct as could reasonably be expected to have a material adverse effect on our business and affairs, (ii) employee's disregard of lawful instructions of the Board of Directors consistent with employee's position relating to our business or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on our business and affairs, (iii) engaging by

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
the employee in conduct that constitutes activity in competition with us; (iv) the conviction of employee for the commission of a felony; or (e) the habitual abuse of alcohol or controlled substances. In no event shall the alleged incompetence of an employee, in the performance of the employee's duties, be deemed grounds for termination for cause.

   If an employee is terminated without cause, or in breach of the agreement, or if an employee terminates following the occurrence of certain "Events" (as defined below), the effected employee is entitled to receive an amount equal to 12 months salary and payment of any previously declared bonus. An event includes: (i) failure to be elected or appointed to the position then held by the employee, (ii) a material change in the employee's duties or responsibilities, (iii) a relocation of place of employment by more than 30 miles, (iv) a material reduction in the base compensation or other benefits to the employee, (v) failure by us to obtain the assumption of this Agreement by any successor, or, termination of employment following (a) a breach of the employment agreement by us, or (b) a change of control.

   In the event that employment is terminated following a change of control or if such individuals are required to relocate to an unacceptable location within two years of the change of control, Messrs. McGinn, Few, Sr., Quady, Shea, Moscinski and Heintz shall be entitled to (i) a cash bonus, equal on an after-tax basis to two times their average compensation, including salary, bonus, and any other compensation, for the three previous fiscal years (with the exception of the agreements of Messrs. McGinn, Quady and Few, Sr. which call for a cash bonus equal to three times the employee's average compensation, including salary, bonus, and any other compensation, for the three previous fiscal years), and (ii) the vesting and acceleration of any stock options or warrants held by such person.

   In the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute a "parachute payment" within the meaning of Section 280G of the Code, we shall assume all liability for the payment of any exercise tax imposed on such parachute payment under the Code, and we shall immediately reimburse such person on a "gross-up" basis for any income taxes attributable to them from our payment of the exercise tax and reimbursements.

   A change in control means: (i) the acquisition by any person or group of 50% or more of the combined voting power of our then outstanding securities, (ii) a majority of the Board-nominated slate of candidates for the Board is not elected, (iii) we consummate a merger in which we are not the surviving entity, (iv) the sale of substantially all of our assets, or (v) our stockholders approve the dissolution or liquidation of our company.

   Under the employment agreements, the employee may terminate the agreement by providing 30 days written notice. In such event, the employee is only entitled to any accrued and unpaid compensation as of the date of the termination.

The 2003 Stock Option Plan

   The 2003 Stock Option Plan ("SOP") permits the grant of options which may either be "incentive stock options", ("ISOs"), within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or "non-qualified stock options" ("NSOs"), which do not meet the requirements of
Section 422 of the Code. The total number of shares of our common stock that may be issued under the SOP may not exceed 150,000, subject to possible adjustment in the future as described below. No options have been granted under this plan.

   All employees, officers, directors, consultants and independent contractors of us, or of any parent, subsidiary or affiliate are eligible to be granted options.

   Within the limits of the SOP, the compensation committee has exclusive authority, among other things, to select those to whom options shall be granted, to determine the number of shares of common stock to be covered by each option, and to determine the other terms of each option, including, but not limited to, the exercise price and duration.

   The exercise price of an option granted under the SOP may not be less than 100% of the fair market value of our common stock on the date of grant (110% of such fair market value in the case of an ISO

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
granted to an optionee who owns or is deemed to own stock possessing more than 10% of the combined voting power of all classes of our stock).

   Options are not transferable or assignable other than by will or the laws of descent and distribution and may be exercised during the holder's lifetime only by the holder.

   The number of shares of common stock authorized for issuance under the SOP may be adjusted in the event our shares of common stock are changed into, or exchanged for cash, or securities of another entity through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or combination, or other similar transaction. In the event of the occurrence of any of the following, the compensation committee may adjust the number of authorized shares under the SOP, and the options issued under the SOP, as appropriate under the circumstances.


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
                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


   In addition to their executive positions with us, Mr. McGinn, Mr. Few and Mr. Smith are also considered our promoters. All transactions with the promoters are set forth below.

   In connection with the acquisition of Monital, $1.4 million of long-term debt and $1.9 million of retail end-user alarm monitoring contracts were transferred to an entity owned by Messrs. McGinn, Smith and Few, Sr. This resulted in a dividend distribution of $0.3 million to that related party and a compensation charge of $.2 million by us.

   In January 1998, as part of the reorganization of King Central, Mr. Few, Sr. loaned $715,633 to KC Acquisition. The loan did not bear interest and was payable upon demand. As of December 31, 2002, the loan had a balance of $138,115. Since 1999, Morlyn loaned Mr. Few, Sr. an aggregate of $107,000 in non-interest bearing loans. As a result of our acquisition of Morlyn, the loans were offset and the balance of $31,115 was repaid to Mr. Few, Sr.

   In January 2003, we acquired all of the capital stock of IASI in exchange for an aggregate of 772,192 shares of our common stock. IASI was owned by Messrs. McGinn, Smith and Few. Minority interests (Messrs. McGinn and Smith) were issued 483,052 shares that were valued at $10,627,144, based on a price of $22 per share. The 289,140 shares issued to Mr. Few have a value of $6,361,080, based on a price of $22 per share.

   In January 2003, we acquired all of the membership interests of Morlyn Financial Group, LLC. in exchange for 17,000 shares of our common stock. Morlyn was owned by Messrs. McGinn, Smith and Few. Minority interests (Messrs. McGinn and Smith) were issued 3,400 shares that were valued at $74,800, based on a price of $22 per share. The 13,600 shares issued to Mr. Few have a value of $299,200, based on a price of $22 per share.

   Palisades, an entity owned by TJF Enterprises, LLC and First Integrated Capital Corporation, was the owner of approximately 38% of the alarm monitoring contracts underlying the trusts. In January 2003, Palisades exchanged all of its ownership interests for 25,000 shares of our stock, became a wholly-owned subsidiary of ours and distributed such stock to its shareholders, TJF Enterprises, LLC, an entity owned by Mr. Few and First Integrated Capital Corporation, an entity majority owned by Messrs. McGinn and Smith. A minority interest (First Integrated Capital Corporation) was issued 12,500 shares that were valued at $275,000, based on a price of $22 per share. The 12,500 shares issued to TJF have a value of $275,000, based on a price of $22 per share.

   In January 2003, Payne Security LLC and Guardian Group LLC, two limited liability companies originally formed to acquire alarm monitoring contracts, were acquired by us and became our wholly-owned subsidiaries. In connection with the acquisition of Payne and Guardian, we issued an aggregate of 50,250 and 16,750 shares of our common stock, respectively. Payne and Guardian were owned by TJF Enterprises, LLC and First Integrated Capital Corporation. The minority interest (First Integrated Capital Corporation) was issued 22,425 and 7,475 shares, respectively in the Payne and Guardian acquisitions that were valued at $493,350 and $164,450, respectively, based on a price of $22 per share. The 27,825 shares issued to TJF in the Payne acquisition and the 9,275 shares issued to TJF in connection with the Guardian acquisition have values of $612,150 and $204,050 respectively, based on a price of $22 per share.

   Pointe Bank, for which Mr. McGinn serves as chairman of the board of directors and R. Carl Palmer Jr. serves as CEO, loaned us an aggregate of $2.6 million. The loan bore interest at an annual rate of 9.75% per annum. This loan was repaid by us utilizing a portion of the proceeds of the $5.5 million Convertible Note offering in September 2002.

   We lease our executive offices in Albany, New York from Pine Street Associates LLC, an entity equally owned by Timothy M. McGinn and David L. Smith. The lease is for a period of five years, at an annual rental of $0.1 million. We believe that the rental rate is at market and that the other terms are at least as favorable as could be obtained from a third party.

   For the period January 1, 2000 to January 31, 2003, McGinn, Smith & Co., Inc. acted as either a placement agent or an investment banker in connection with financings, as well as an investment banker in connection with certain of our acquisitions. Mr. McGinn is non-executive Chairman and a director of McGinn, Smith & Co., Inc. McGinn, Smith & Co., Inc., an NASD registered broker dealer, received

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
aggregate commissions and/or investment banking fees of $4.5 million for acting in such capacity. McGinn, Smith & Co., Inc., is acting as an underwriter in this offering and may act as an investment banker to procure debt or senior additional capital in the future. McGinn, Smith & Co., Inc. is owned equally by Mr. Smith and Mr. McGinn.

   In September 2002, IASG (successor to KC Acquisition), acquired all of the capital stock of Criticom in a merger transaction in consideration for the issuance of 155,911 shares of our common stock, $1.0 million in cash and a contingent payment of 68,182 shares of our common stock tied to Criticom's financial performance. Curtis Quady, an Executive Vice President was the President of Criticom. Mr. Quady and certain members of his family who owned approximately 72% of Criticom received 112,836 shares of our common stock pursuant to the KC Acquisition Merger Agreement. The shares were valued at $1,241,196, based on a price of $11 per share.

   In connection with the acquisition of Criticom, we acquired a 5.03% interest in Royal Thoughts, LLC. The purchase price was approximately $3.5 million net of cash acquired of $0.6 million as well as a note for $0.7 million. In connection with our purchase, we received a right of first refusal to provide any monitoring services for new technology developed by Royal Thoughts.
Mr. Quady is also the Chief Manager of Royal Thoughts, LLC. Mr. Quady and his immediate family members owned 53.7% of Royal Thoughts, LLC. We intend to pay off the remaining balance of approximately $0.6 million of indebtedness incurred in connection with this acquisition out of the net proceeds of this offering. See "Use of Proceeds."

   In October 2002, Lynn A. Smith, the wife of David L. Smith, one of our Directors, loaned us $3 million. The loan, which is being utilized by us for working capital, bears interest at a rate equal to the preferred broker call rate charged by Bear Stearns Securities Corp. to its corresponding broker dealers, plus 2.5% per annum, which rate was initially 6.25%. The principal of the loan is repayable on March 15, 2004. In March 2003, Mrs. Smith extended the maturity date of the loan to April 30, 2004. Interest is payable monthly. In January 2003, IASI borrowed $3 million from Mrs. Smith. The interest rate is 12%. The entire principal and interest is due on January 15, 2004. In March 2003, Mrs. Smith extended the maturity date of the loan to April 30, 2004. IASI loaned $2 million of such amount to IASG on the same terms. In March 2003, IASI extended the maturity date of the loan to IASG to June 15, 2005. Following the offering, we intend to repay those loans out of the net proceeds of this offering.

   In January 2002, IASG borrowed an aggregate of $5.8 million from RTC Trust. RTC Trust is controlled by Mr. McGinn and Mr. Smith, although they are not the beneficial owners of the RTC Trust. A related entity owned by Messrs. McGinn and Smith procurred the debt and received a placement fee of $175,000 in connection with this placement. The current balance of $5.4 million bears interest at 14.31% and is collateralized by certain alarm monitoring contracts. It is repayable in monthly installments of approximately
$0.1 million. This loan is being repaid out of the proceeds of the offering. See "Use of Proceeds."

   Mary Ann McGinn, the wife of Timothy M. McGinn, is our Senior Vice President, Legal Affairs. She has served IASI since its inception in April 2002. Mrs. McGinn has received approximately $3,000 compensation for her services.

   Suzanne Sweeney, the daughter of Mr. Few, is President of Morlyn, and has received aggregate compensation of approximately $108,000, $106,000 and $54,000 for the last three fiscal years.

   Jeffrey Few, the son of Mr. Few, is Vice President of Sales for Morlyn, and has received aggregate compensation of approximately $104,000, $60,000 and $94,000 for the last three fiscal years.

   While IASI and IASG were separate entities, IASI often provided financing to IASG which was used to purchase portfolios of accounts and Dealer relationships. These transactions were memorialized in two series of promissory notes. One series of notes totaled $1.7 million, with maturity dates from February 2001 to August 2005. Fixed interest rates ranged from 23% to 31% and were collateralized by accounts receivables. The other series of notes totaled $2.3 million, with maturity dates ranging from August 2005 to April 2006. Fixed interest rates ranged from 12.5% to 17.3% and were collateralized by financed receivables.

   During the year ended December 31, 2002, IASI assumed approximately
$3.9 million of debt from Capital Center Credit Corporation (an entity controlled by Messrs. Smith and McGinn) (of which $0.9 million is due to M&S partners, an entity controlled by Messrs. Smith and McGinn, and approximately $3.0 million is due to a non-related party), which resulted in a return of capital in a corresponding amount. The $0.9 million will be repaid to M&S out of the net proceeds of this offering. In January and February 2003, we made net distributions aggregating approximately $2.1 million to Capital Center Credit Corp., after taking into account the issuance of $0.7 million of one-year, 9% notes to Capital Center Credit Corp., due April 2004 and a
$0.3 million cash contribution. Capital Center Credit has previously contributed capital in excess of the amount of these distributions to us.

   In August 2001, IASI loaned Criticom an aggregate of $2.0 million. Criticom utilized such amounts for working capital. Upon our merger with IASI, this indebtedness was extinguished.

   In March and April 2003, IASI assumed $1.6 million and $0.2 million, respectively of debt from Capital Center Credit Corp. This consisted of a non-cash transaction through which debt of Capital Center Credit Corp., consisting of $0.5 million of one year notes and $1.3 million of two year notes, was transferred to IASI. Capital Center Credit Corp. performed tasks including billing, collections, service and other administrative services relative to the Trusts and formation of IASI and thus incurred various debts relative to executing these functions. Consequently, the Company agreed to enter into these transactions to discharge the debt of Capital Center Credit Corp. The Company has no further liability to Capital Center Credit Corp. and will not have any further business dealings with Capital Center Credit Corp. Capital Center Credit Corp. is an affiliate of McGinn, Smith & Co. Inc. and M&S Partners. Capital Center Credit Corp. is an entity controlled and managed by Timothy M. McGinn and David L. Smith.

   In addition, prior to IASG's wholly-owned subsidiary's acquisition of IASI, IASG provided alarm monitoring services to accounts owned by related parties. Revenues earned from these alarm monitoring services were $0.5 million and $1.6 million, for the years ended December 31, 2001 and 2002, respectively. Of such amounts, $0.4 million and $1.4 million were from IASI. In connection with a dispute regarding such alarm monitoring services, IASG granted IASI concessions on monitoring expenses of $993,000 and $35,000 for the years ended December 31, 2001 and 2002, respectively. IASI is now a wholly-owned subsidiary of ours.

   In February 2003, the Company borrowed $600,000 at a 9% per annum interest rate from an investment fund which is managed by McGinn, Smith and Co., Inc. Principal is due at maturity (April 2004) with quarterly interest payments commencing 2003.

   During 2000 and 2001, IASI purchased alarm monitoring contracts from entities controlled by Messrs. McGinn and Smith, for an aggregate purchase price of $12.7 million and $0.2 million, respectively. These purchased alarm monitoring contracts were combined with notes receivable purchased from related parties during 2000 and 2001 totaling $3.3 million and $7.1 million, respectively, and were placed in various trusts. These amounts were identical to the amounts paid by affiliated entities to unrelated third parties for both the alarm monitoring contracts and notes receivable. In connection with such transactions, McGinn and Smith affiliates obtained rights to the alarm monitoring contracts and notes receivable and after a very short duration, sold the assets to the trusts. In the year 2001, $32 million of alarm monitoring contracts were purchased directly from independent third parties by Payne and Guardian, our wholly owned subsidiaries.

   In connection with the structuring of eleven trusts in 2000 and six trusts in 2001, which included both alarm monitoring contracts and notes receivable, we paid an aggregate of $814,860 and $1,027,420, respectively, to entities controlled by Messrs. McGinn and Smith, as placement fees for the procurement of the financing necessary to purchase the alarm monitoring contracts and notes receivable. We did not purchase any alarm monitoring contracts from affiliated entities in 2002.

   During 2001 and 2002, Morlyn performed advisory services for IASI and charged IASI $1.0 million and $1.2 million, respectively. Morlyn LLC, an affiliate of IASG provides IASI with customer care services and other advisory services, including due diligence on contract acquisitions. From September 2001 through January 2003, Morlyn charged the Company a weekly fee of $25,000 for customer care and certain advisory services. During 2002, M&S Partners assumed a note receivable owned by IASI which resulted in a distribution of capital to M&S Partners of approximately $0.8 million.

   Four trusts, for which M&S Partners acts as a trustee (Security Participation Trust, Security Participation Trust II, Security Participation Trust III, and Security Participation Trust IV) receive monitoring services from us at a discounted rate of approximately $3.00 per account, per month, and billing and collection services from us, at no cost. These trusts purchase alarm monitoring contracts on a monthly basis, with the final trust maturing on December 1, 2004. Messrs. McGinn and Smith serve as trustees of these trusts. Neither Messrs. McGinn or Smith, nor M&S Partners has any beneficial ownership in such trusts.

   Concurrent with the offering, Messrs. McGinn, Few, Sr., Smith, Quady and the former shareholders of Criticom, will be issued, in the aggregate, options to purchase 1,900,000 shares of the Company's common stock (the "Shareholder Options"). The options will vest as follows: (i) 30% will vest and be immediately exercisable on the first anniversary of the offering; (ii) 30% will vest and be immediately exercisable on the second anniversary of the offering; and (iii) 40% will vest and become immediately exercisable on the third anniversary of the offering. The exercise price of the options will be equal to the per share offering price and thus have no intrinsic value.

   Prior to our acquisition of the affiliated entities, their ownership was as follows:



Integrated Alarm Services, Inc.

M&S Partners LLC (1)                                               62.5%

TJF Enterprises LLC (2)                                            37.5%

Morlyn Financial Group

Thomas S. Few Sr.                                                    80%

Timothy M. McGinn                                                    10%

David L. Smith                                                       10%

Payne Security Group, LLC

First Integrated Capital Corporation (3)                             50%

TJF Enterprises LLC (2)                                              50%




Criticom International Corporation

Curtis Quady                                                       52.4%

Duane Plowman                                                      14.4%

Jill Quady (4)                                                     10.0%

Lisa Fischer (4)                                                    9.9%

Raymond Menad                                                       7.3%

David Speed                                                         5.0%

Vincent Erickson                                                     *

Palisades Group LLC

First Integrated Capital Corporation (3)                             50%

TJF Enterprises LLC (2)                                              50%

Guardian Group, LLC

First Integrated Capital Corporation (3)                             50%

TJF Enterprises LLC (2)                                              50%

(*) Less than one percent
(1) M&S Partners LLC is owned by Messrs. McGinn and Smith.
(2) TJF Enterprises LLC is owned by Thomas J. Few, Sr.
(3) First Integrated Capital Corporation is majority owned by Messrs. McGinn and Smith.
(4) Jill Quady and Lisa Fischer are the daughters of Curtis Quady, an Executive Vice President.

Policy Regarding Transactions With Affiliates

   Although we believe the foregoing transactions were fair and in our best interests we did not have any formal policy in place. Our Board of Directors adopted a policy in May 2003, that any future transactions with affiliates, including without limitation, our officers, Directors, and principal stockholders, will be on terms no less favorable to us than we could have obtained from unaffiliated third parties. Any such transactions will be approved by a majority of our Board of Directors, including a majority of the independent and disinterested members, or, if required by law, a majority of our disinterested stockholders.

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

                             PRINCIPAL STOCKHOLDERS


   The following table sets forth information with respect to the beneficial ownership of our common stock as of April 30, 2003, by the following individuals or groups:

   o each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

   o each of our directors;

   o each of the executive officers named in the summary compensation table contained in this prospectus; and

   o all of our directors and executive officers as a group.

   Percentage of shares owned is based on 1,590,911 shares of common stock outstanding as of the date of this prospectus and 23,590,911 shares outstanding after this offering, assuming that the underwriters' over-allotment option is not exercised.


                                                                          Percent Beneficially Owned
                                                                        -------------------------------
Names and Address of
Beneficial Owner (1)                             Shares Beneficially   Before the
--------------------                                    Owned           Offering     After the Offering
                                                 -------------------   ----------    ------------------
Thomas J. Few, Sr.(2) .......................           795,550           50.01%            3.37%
Timothy M. McGinn(3)(8) .....................           340,925           21.43%            1.45%
Curtis Quady(4)(5) ..........................            81,644(5)         5.13%            0.35%
David L. Smith(6)(8) ........................           340,925           21.43%            1.45%
Brian E. Shea ...............................                --              --               --
Robert B. Heintz ............................                --              --               --
Michael Moscinski ...........................                --              --               --
Mary Ann McGinn(7) ..........................           340,925(7)        21.43%            1.45%
John W. Meriwether ..........................                --              --               --
Clint Allen .................................                --              --               --
R. Carl Palmer, Jr. .........................                --              --               --
Timothy J. Tully ............................                --              --               --
Ralph S. Michael, III .......................                --              --               --
John Mabry ..................................                --              --               --
All directors and officers as a group
  (13 persons)...............................         1,516,644           95.33%            6.43%

---------------
(1) Except as set forth above, the address of each individual is c/o Integrated Alarm Services Group, Inc., One Capital Center, 99 Pine Street, 3rd Floor, Albany, New York 12207.
(2) Includes 49,600 shares of common stock owned by TJF Enterprises, LLC, which is owned by Mr. Few, Sr. Does not include up to 942,400 shares issuable upon the exercise of the Shareholder Options, see "Certain Relationships and Related Transactions."
(3) Does not include 385,700 shares issuable upon the exercise of the Shareholder Options, see "Certain Relationships and Related Transactions."
(4) Does not include 97,494 shares issuable upon the exercise of the Shareholder Options, see "Certain Relationships and Related Transactions."
(5) Does not include up to 35,700 additional shares that may be issued to Mr. Quady upon the achievement of certain performance criteria based on 2003 results.
(6) Does not include 385,700 Shareholder Options, see "Certain Relationships and Related Transactions."
(7) Represents shares of common stock beneficially owned by Timothy M. McGinn, Mary Ann McGinn's husband.
(8) Includes an aggregate of 42,400 shares owned by First Integrated Capital Corporation, which is majority owned and controlled by Messrs. McGinn and Smith.

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

                          DESCRIPTION OF CAPITAL STOCK


   Our total authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value per share, and 3,000,000 shares of preferred stock, $.001 par value per share. The following descriptions contain all material terms and features of our securities. The following descriptions contain all material terms and features of our securities and are qualified in all respects by reference to our Certificate of Incorporation and Bylaws.

Common Stock

   We are authorized to issue up to 100,000,000 shares of common stock, $.001 par value per share, of which as of the date of this prospectus, 1,590,911 shares, currently held by a total of ten holders, of common stock are outstanding, which number excludes an aggregate of 792,793 shares of common stock which may be issued upon the conversion of the Convertible Notes (as defined below), 1,900,000 Shareholder Options, 48,000 Director Options and up to 68,182 shares which may be granted to certain shareholders upon the achievement of certain performance criteria.

   The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock are entitled to receive ratably dividends, subject to the rights of the holders of preferred stock, as may be declared by our Board of Directors out of funds legally available therefore. In the event we are liquidated, dissolved or wound up, holders of the common stock shall be entitled to share ratably in all assets remaining, if any, after payment of liabilities, subject to the rights of the holders of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities.

Preferred Stock

   We are authorized to issue up to 3,000,000 shares of preferred stock, without any designations, rights or preferences. With respect to the 3,000,000 shares of preferred stock without designations, rights and preferences, our Board of Directors is authorized to issue such shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue up to 3,000,000 shares of preferred stock with dividend, liquidation, conversion, or other rights that could adversely effect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

   The existence of authorized but unissued preferred stock may enable our Board of Directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board of Directors was to determine that a takeover proposal is not in our best interests, our Board of Directors could cause us to issue shares of preferred stock without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of our common stock and adversely affect the enjoyment of rights of such holders, including voting rights in the event a particular series of preferred stock is given a disproportionately large number of votes per share, and may have the effect of delaying, deferring or preventing a change in control of us that may be favored by certain stockholders.

                        DESCRIPTION OF OTHER SECURITIES


9% Unsecured Promissory Notes due in April 2004 (the "February Notes")

   In February 2003, IASI issued an aggregate of $3,201,000 principal amount of promissory notes. The February Notes bear interest at 9% per annum and mature in April 2004. Interest is payable quarterly commencing June 2003.

10% Promissory Notes ("Two-year Notes")

   We completed an offering of Two-year Notes in May 2003 in an aggregate amount of $12,700,000. The Two-year Notes bear interest at 10% per annum, and are repayable two years from issuance. Interest is payable monthly. We may call the Two-year Notes for redemption at anytime. If we call the Two-year Notes for repayment: (a) during the first 12 months from the date of issuance, we will pay the holder 101% of the principal amount of the note, plus all accrued and unpaid interest, or (b) at any time after the 12th month from the date of issuance until the maturity date, we will pay the holder 100% of the principal amount of the note, plus all accrued and unpaid interest. Participation in each call will initially be at the option of each holder. In the event a sufficient number of holders elect to participate in any call and the principal amount due to such holders equals or exceed the amount called for redemption, we will have the discretion to determine which holders will participate. In the event that a sufficient number of holders do not elect to participate in any call, we will effect the call upon all holders on a pro rata basis.

9% Convertible Secured Promissory Notes ("Convertible Notes")

   In September 2002, IASG issued an aggregate of $5,500,000 principal amount of Convertible Notes which we assumed in January, 2003. The Convertible Notes become due and payable three (3) years from the date of issuance. The Convertible Notes bear interest at 9.0% per annum. The Convertible Notes are convertible into shares of common stock at any time prior to repayment at a conversion price per share equal to 75% of the offering price ("Conversion Price"). The shares of common stock issuable upon conversion are included in this Registration Statement. The Convertible Notes are collateralized by a portfolio of alarm monitoring contracts pursuant to the terms of a Monitoring Receivable Financing Agreement. Pursuant to such agreement, we have pledged $250,000 of monthly wholesale monitoring revenue. Each month $41,250 will be set aside to meet the quarterly interest payment of $123,750. We have pledged to maintain $250,000 of monthly wholesale revenue for the term of the Convertible Note, with a balloon payment of $5,500,000 upon the maturity, unless converted.

12% Unsecured Promissory Notes due in June and July, 2005 ("Three-year Notes")

   In August 2002, IASI issued an aggregate of $25,000,000 principal amount of Three-year Notes. The Three-year Notes bear interest at 12% per annum, and mature three years from issuance. Interest is payable monthly. We may call for redemption of the Three-year Notes at any time. Any call of the Three-year Notes will be in increments of one million dollars or more. If we call the Three-year Notes for repayment: (a) during the first 12 months from the date of issuance, we will pay the holder 102% of the principal amount of the note, plus all accrued and unpaid interest, or (b) at any time after the 12th month from the date of issuance until the maturity date, we will pay the holder 101% of the principal amount of the note, plus all accrued and unpaid interest. Notice of the call shall be given not later than the tenth day before the date fixed for such call. Participation in each call will initially be at the option of each holder. In the event a sufficient number of holders elect to participate in any call and the principal amount due to such holders equals or exceed the amount called for redemption, we will have the discretion to determine which holders will participate. In the event that a sufficient number of holders do not elect to participate in any call, we will effect the call upon all holders on a pro rata basis. The Three-year Notes will be repaid out of the net proceeds of this offering. See "Use of Proceeds".

   The Five-year Notes (described below) and Three-year Notes are collateralized by a portfolio of alarm monitoring contracts. The monthly fees from end-users are deposited into a locked box account for the benefit of the holders of the Five-year and Three-year Notes. As alarm monitoring contracts are terminated or mature they are replaced, by the Dealers from whom they were purchased, to preserve the value of the collateral.

12% Unsecured Promissory Notes due in April and May, 2003 ("One-year Notes")

   In June 2002, IASI issued an aggregate of $8.0 million principal amount of promissory notes. The One-year Notes bear interest at 12% per annum, and mature one year from issuance. Interest is payable monthly. We obtained the right to extend the maturity date of the One-year Notes for an additional year.

12% Unsecured Promissory Notes due in March and April, 2007 ("Five-year
Notes")

   In March and April, 2002, IASI, our wholly-owned subsidiary, issued an aggregate of $27.3 million principal amount of Five-year Notes. The Five-year Notes bear interest at 12% per annum and mature five years from issuance. Interest is payable monthly. We may call for redemption of the Five-year Notes at any time. Any call of the Five-year Notes will be in increments of one million dollars or more (the "Call Amount"). If we call the Five-year Notes for repayment: (a) during the first 12 months from the date of issuance, we will pay the holder 102% of the principal amount of the note, plus all accrued and unpaid interest, (b) during the 13th to 36th month from the date of issuance, we will pay the holder 101% of the principal amount of the note, plus all accrued and unpaid interest, or (c) at any time after the 36th month from the date of issuance until the maturity date, we will pay the holder 100% of the principal amount of the note, plus all accrued and unpaid interest. Notice of the call shall be given not later than the tenth day before the date fixed for such call. Participation in each call will initially be at the option of each holder. In the event a sufficient number of holders elect to participate in any call and the principal amount due to such holders equals or exceed the Call Amount, IASI will have the discretion to determine which holders will participate. In the event that a sufficient number of holders do not elect to participate in any call, we will effect the call upon all holders on a pro rata basis. The interests of the holders of the Five-year Notes are junior to a $7.5 million note to a senior lender.

                        SHARES ELIGIBLE FOR FUTURE SALE


   Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants and shares issued upon the conversion of outstanding shares of convertible preferred stock and convertible promissory notes, in the public market following this offering could adversely effect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Shares currently outstanding will be available for sale after this offering, as described below.

Sales of Restricted Securities

   Upon completion of this offering, we will have outstanding 23,590,911 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no conversion of the Convertible Notes. Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The 1,590,911 remaining shares of common stock held by existing stockholders are "restricted shares" as defined in Rule
144. All these restricted shares (except for 22,443 shares) are subject to lock-up agreements providing that the stockholder will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock owned as of the date of this prospectus or acquired directly from us by the stockholder or with respect to which they have or may acquire the power of disposition for a period of 270 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.

   As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, and 144(k), all of the shares subject to lock-up agreements will not be re-sellable until 270 days after the date of this prospectus. Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion, and at any time without notice, release all or any portion of the restricted shares subject to lock-up agreements.

   Of the 1,590,911 shares outstanding prior to the offering, 553,808 were issued to our affiliates more than two years ago, 155,911 were issued in October 2002, of which 81,644 are owned by our affiliates and 881,192 were issued in January 2003, all of which are owned by our affiliates. 553,808 are eligible to trade pursuant to Rule 144, subject to the volume and manner of sale limitations, discussed below.

Rule 144

   In general, under Rule 144, as currently in effect, a person, including one of our affiliates, who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

   o 1% of the number of shares of common stock then outstanding, which will equal approximately
     235,909 shares immediately after this offering; or

   o the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING


   The underwriters named below are acting through their representatives, Friedman, Billing, Ramsey & Co., Inc. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase from us, the number of shares set forth opposite its name below. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of our common stock is subject to certain conditions. The underwriters are obligated to take and pay for all shares of our common stock offered (other than those covered by the over-allotment option described below) if any of the shares are taken.


Underwriters                                                                  Number of
------------                                                                    Shares
                                                                              ----------
Friedman, Billings, Ramsey & Co., Inc.....................................    12,512,500
Stifel, Nicolaus & Company, Incorporated..................................     4,331,250
Wells Fargo Securities, LLC...............................................     2,406,250
Advest, Inc...............................................................       250,000
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.............       250,000
Fahnestock & Co. Inc......................................................       250,000
First Southwest Company...................................................       250,000
Janney Montgomery Scott LLC...............................................       250,000
McGinn, Smith & Co., Inc..................................................       250,000
Pali Capital Inc..........................................................       250,000
Ryan, Beck & Co. LLC......................................................       250,000
Sanders Morris Harris.....................................................       250,000
Wedbush Morgan Securities Inc.............................................       250,000
Wunderlich Securities, Inc................................................       250,000
                                                                              ----------
   Total..................................................................    22,000,000
                                                                              ----------


   We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to 3,300,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. If the underwriters exercise this option, the underwriters will have a firm commitment, subject to certain conditions, to purchase all of the shares covered by the option.

   The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 3,300,000 additional shares of our common stock to cover over-allotments.


                                                            No Exercise    Full Exercise
                                                            -----------    -------------
Per share ...............................................   $    0.6475     $    0.6475
 Total ..................................................   $14,245,000     $16,381,750


   The underwriters propose to offer our common stock directly to the public at $9.25 per share and to certain dealers at this price less a concession not in excess of $0.38 per share. The underwriters may allow, and the dealers may reallow, a concession not in excess of $0.10 per share to certain dealers.

   We expect to incur expenses, excluding underwriting fees, of approximately $1,600,000 in connection with this offering.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect thereof.

   Our officers, directors and substantially all of our current stockholders have agreed with the underwriters not to offer, sell, contract to sell, pledge (other than to the Company), hedge or otherwise dispose of any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 270 days after the date of this prospectus, except with the prior written consent of Friedman, Billings, Ramsey & Co., Inc. These transfer restrictions do not apply to shares of common stock purchased in the secondary market following this offering. In addition, we have agreed with the underwriters not to offer, sell, contract to sell or otherwise dispose of any shares of our common stock during the period from the date of this prospectus continuing through the date 270 days after the date of this prospectus without the written consent of Friedman, Billings, Ramsey & Co., Inc.

   Prior to the completion of this offering, there has been no public market for the shares. The initial public offering price will be negotiated by us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   Our common stock has been approved for quotation on The Nasdaq National Market under the symbol "IASG."

   We have agreed to reimburse Friedman, Billings, Ramsey & Co., Inc. for its out-of-pocket expenses in connection with the offering, including the fees and expenses of counsel to the underwriters, and for road show costs. We have paid Friedman, Billings, Ramsey & Co., Inc. a $100,000 deposit towards these fees and expenses.

   During an offering engagement period commencing April 22, 2003 and ending on the earlier of April 22, 2005 or the completion of this offering, we have agreed not to solicit or negotiate with any person other than Friedman, Billings, Ramsey & Co., Inc. to act as our financial advisor, underwriter or placement agent or to provide investment banking services to us. We are permitted to terminate the offering engagement period at any time. If we exercise our right to terminate the offering engagement period, we have agreed to compensate Friedman, Billings, Ramsey & Co., Inc. for its fees and expenses accrued to the date of termination. We have also granted Friedman, Billings, Ramsey & Co., Inc preferential rights for two years from the completion of the offering to act as our financial advisor, underwriter or agent. Friedman, Billings, Ramsey & Co., Inc.'s compensation for any future transaction under the preferential rights agreement will be determined by agreement between us on the basis of market compensation at the time of the transaction. However, Friedman, Billings, Ramsey & Co., Inc.'s compensation for merger and acquisition transactions will not be less than 1% of total consideration and, for capital raising transactions, will not be less than 7% of equity raised, 4% of mezzanine capital raised, or 2% of senior debt placed.

   In connection with the public offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely effect investors who purchase in the public offering. Stabilizing transactions consist of various bids for or purchase of common stock made by the underwriters in the open market prior to the completion of the offering.

   The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the representatives a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

   Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise effect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The Nasdaq Stock Market, in the over-the-counter market or otherwise.

   Timothy M. McGinn, our Chairman of the Board, Chief Executive Officer and the beneficial owner of 21.43% of our outstanding common stock and David L. Smith, a director and beneficial owner of 21.43% of our outstanding common stock are affiliated with McGinn, Smith & Co., Inc., a member of the National Association of Securities Dealers, Inc. (the "NASD") and an underwriter in this offering. Because Mr. McGinn and Mr. Smith are executive officers of McGinn, Smith & Co., this offering is subject to the provisions of Section 2720 of the Conduct Rules of the NASD. Accordingly, the underwriting terms of this offering conform to the requirements set forth in Section 2720. In particular, the price at which our shares of common stock are to be distributed to the public must be no higher than that recommended by a "qualified independent underwriter" who has also participated in the preparation of this prospectus and the registration statement of which it is a part and who meets certain standards. Such qualified independent underwriter will act as the manager of this offering. In accordance with this requirement, Friedman, Billings, Ramsey & Co., Inc. will serve in such role and will recommend the public offering price in compliance with the requirements of Section 2720. Friedman, Billings, Ramsey & Co., Inc., in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part.

    The underwriters have informed us that they do not intend to make sales of our common stock offered by this prospectus to accounts over which they exercise discretionary authority.

                    CONCURRENT REGISTRATION OF COMMON STOCK

   Concurrently with this offering, 792,793 shares of common stock have been registered under the Securities Act. Such shares may not be sold, transferred, or otherwise disposed of for a period of 270 days without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered by us will be passed upon for us by Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, New York, New York which has acted as our counsel in connection with this offering. Certain matters will be passed upon for the underwriters by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

                                    EXPERTS

   The financial statements of IASG and subsidiaries (successor to KC Acquisition and subsidiaries) and of IASI and affiliates at December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 and the financial statements of Criticom International Corporation for the period January 1, 2002 to September 25, 2002 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedule to registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the Internet site is http://www.sec.gov.

   Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

    INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (SUCCESSOR TO KC
                   ACQUISITION CORPORATION AND SUBSIDIARIES)

                              Financial Statements
                    (and Report of Independent Accountants)

                      As of December 31, 2001 and 2002 and
                              For the Years Ended
                        December 31, 2000, 2001 and 2002

              INTEGRATED ALARM SERVICES GROUP, INC. (SUCCESSOR TO
                  KC ACQUISITION CORPORATION AND SUBSIDIARIES)

                                     Index


                                                                      Page(s)
                                                                      ----------
Report of Independent Accountants .................................   F-3

Financial Statements

 Balance sheets ...................................................   F-4

 Statements of operations .........................................   F-5

 Statements of stockholders' deficit ..............................   F-6

 Statements of cash flows .........................................   F-7

 Notes to financial statements ....................................   F-8 - F-40

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders of
Integrated Alarm Services Group, Inc. (Successor to KC Acquisition
Corporation):

   In our opinion, the accompanying combined balance sheets and the related combined statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Integrated Alarm Services Group, Inc. and its Subsidiaries (successor to KC Acquisition Corporation and Subsidiaries) at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As described in Note 2 to the combined financial statements, the Company has retroactively restated its financial statements to reflect a change in method of amortizing dealer relationships.

   As described in Note 2 to the combined financial statements on January 1, 2002, the Company adopted Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets."

   As described in Notes 6 and 11 to the combined financial statements, the Company has had significant transactions with related entities.

/s/ PricewaterhouseCoopers LLP

Albany, New York February 20, 2003, except for Note 6, as to which the dates are March 4, 2003 with respect to the twelfth paragraph and March 7, 2003 with respect to the tenth paragraph and Note 14, as to which the date is April 17, 2003 with respect to the third paragraph and Note 2, as to which the date is April 25, 2003 with respect to the twentieth paragraph

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                                 BALANCE SHEETS
  Combined as of December 31, 2001 and 2002 and Consolidated as of (Unaudited)
                                 March 31, 2003



                                                                                          As of December 31,        As of March 31,
                                                                                      ---------------------------
                                                                                         2001            2002             2003
                                                                                     ------------    ------------   ---------------
                                                                                                                      (unaudited)
                                      ASSETS
Current assets
 Cash and cash equivalents.......................................................    $  1,224,035    $    442,082     $  6,789,224
 Short term investments..........................................................              --       3,000,000        3,000,000
 Current portion of notes receivable.............................................              --              --        1,294,758
 Accounts receivable less allowance for doubtful accounts of $314,736 in 2001;
   $194,000 in 2002 and $127,856 in 2003.........................................       1,180,673       1,499,762        1,151,162
 Prepaid expenses................................................................          39,139          72,648           87,135
 Due from related party..........................................................         920,703         346,608          173,340
 Deferred income taxes...........................................................          29,405              --               --
                                                                                     ------------    ------------     ------------
    Total current assets.........................................................       3,393,955       5,361,100       12,495,619
Property and equipment, net......................................................       1,779,057       2,708,161        2,503,280
Notes receivable net of current portion..........................................              --              --        4,895,973
Dealer relationships, net........................................................      21,760,816      27,560,912       26,449,088
Customer contracts, net..........................................................              --              --       40,493,198
Goodwill, net....................................................................       7,218,743       7,218,743       50,234,338
Debt issuance costs, net.........................................................       1,581,070       1,047,221        4,341,386
Restricted cash and cash equivalents.............................................       1,049,691       1,163,229        3,992,913
Other assets.....................................................................          47,436         568,431        1,178,831
                                                                                     ------------    ------------     ------------
    Total assets.................................................................    $ 36,830,768    $ 45,627,797     $146,584,626
                                                                                     ============    ============     ============
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Current portion of long-term debt, related party................................         490,504       1,738,724        1,683,853
 Current portion of long-term debt...............................................       5,340,059       3,059,879       15,273,182
 Current portion of capital lease obligations....................................          32,549         146,316          145,842
 Accounts payable and accrued expenses...........................................       2,542,067       4,680,313        6,931,199
 Current portion of deferred revenue.............................................       2,786,937       3,812,626        4,554,948
 Other liabilities...............................................................              --              --          312,327
                                                                                     ------------    ------------     ------------
    Total current liabilities....................................................      11,192,116      13,437,858       28,901,351
 Long-term debt, net of current portion, related party...........................       2,726,514      10,696,537       12,395,240
 Long-term debt, net of current portion..........................................      28,565,372      29,566,223      136,027,162
 Capital lease obligations, net of current portion...............................              --         361,542          324,351
 Deferred revenue, net of current portion........................................              --              --          389,422
 Deferred income taxes...........................................................       2,834,918       2,458,738          830,974
 Other liabilities...............................................................         717,120         384,480               --
 Due to related party............................................................         140,395         285,300           46,453
                                                                                     ------------    ------------     ------------
    Total liabilities............................................................      46,176,435      57,190,678      178,914,953
Stockholders' deficit
 Preferred stock, $0.001 par value; authorized  3,000,000 shares and none issued and outstanding
 Common stock, $0.001 par value; authorized 100,000,000 shares; issued and outstanding 553,808 shares at December 31, 2001, 709,719 shares at
   December31,
   2002 and 1,590,911 at March 31, 2003..........................................             554             709            1,591
 Paid-in capital.................................................................       2,124,446       5,554,289               --
 Accumulated deficit.............................................................     (11,470,667)    (17,117,879)     (32,331,918)
                                                                                     ------------    ------------     ------------
    Total stockholders' deficit..................................................      (9,345,667)    (11,562,881)     (32,330,327)
                                                                                     ------------    ------------     ------------
    Total liabilities and stockholders' deficit..................................    $ 36,830,768    $ 45,627,797     $146,584,626
                                                                                     ============    ============     ============


    The accompanying notes are an integral part of the financial statements.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                            STATEMENTS OF OPERATIONS
   Combined For the Years Ended December 31, 2000, 2001 and 2002 and For the (Unaudited) Three Months Ended March 31, 2002 and Consolidated For the (Unau-
                                     dited) Three Months Ended March 31, 2003


                                                                    Years Ended December 31,            Three Months Ended March 31,
                                                            ----------------------------------------    ---------------------------
                                                               2000           2001           2002          2002            2003
                                                            -----------   -----------    -----------    -----------   -------------
                                                                                                                (unaudited)
Revenue:
 Monitoring fees........................................    $17,159,791   $18,783,491    $20,136,016    $ 4,948,577   $   6,089,790
 Revenue from customer accounts.........................             --            --             --             --       2,405,185
 Billing fees...........................................        261,312       304,116        558,347        149,783          20,983
 Related party monitoring fees..........................      1,164,165       506,982      1,565,017        279,837         152,106
 Related party placement fees...........................        189,249       974,448      1,236,227             --          85,573
                                                            -----------   -----------    -----------    -----------   -------------
Total revenue                                                18,774,517    20,569,037     23,495,607      5,378,197       8,753,637
Cost of revenue (excluding depreciation and
  amortization).........................................     13,138,726    13,128,010     15,424,912      3,545,599       3,820,899
                                                            -----------   -----------    -----------    -----------   -------------
                                                              5,635,791     7,441,027      8,070,695      1,832,598       4,932,738
                                                            -----------   -----------    -----------    -----------   -------------
Operating expenses:
 Selling and marketing..................................      1,472,755     1,117,228        736,866        228,352         265,066
 Depreciation and amortization..........................      3,270,185     3,581,071      5,580,985      1,353,272       2,870,521
 Loss (gain) on disposal of equipment...................         14,545        31,237         (5,605)            --              --
General and administrative..............................      1,559,351     1,834,292      2,530,374        436,792       5,477,882
 Monitoring expense.....................................             --            --             --             --          44,707
                                                            -----------   -----------    -----------    -----------   -------------
Total operating expenses................................      6,316,836     6,563,828      8,842,620      2,018,416       8,658,176
                                                            -----------   -----------    -----------    -----------   -------------
(Loss) income from operations...........................       (681,045)      877,199       (771,925)      (185,818)    (3,725,438)
Other (income) expense, net.............................             --      (500,000)      (656,299)            --         142,008
Amortization of debt issuance costs.....................        743,265       794,357      1,619,086        215,080         377,675
Related party interest expense..........................        293,202       329,763      1,284,922        297,207         424,365
Interest expense, net...................................      2,788,400     3,290,389      3,309,021        961,419       2,775,826
                                                            -----------   -----------    -----------    -----------   -------------
Loss before benefit (expense) from income taxes.........     (4,505,912)   (3,037,310)    (6,328,655)    (1,659,524)    (7,445,312)
Benefit (expense) from income taxes.....................      4,793,725       703,784        681,443         89,789     (3,417,288)
                                                            -----------   -----------    -----------    -----------   -------------
Net income (loss).......................................    $   287,813   $(2,333,526)   $(5,647,212)   $(1,569,735)  $(10,862,600)
                                                            ===========   ===========    ===========    ===========   =============
Net income (loss) per share.............................    $      0.52   $     (4.21)   $     (9.53)   $     (2.83)  $      (8.44)
                                                            ===========   ===========    ===========    ===========   =============
Weighted average number of common shares outstanding....        553,808       553,808        592,785        553,808       1,287,389
                                                            ===========   ===========    ===========    ===========   =============
Unaudited:
Pro Forma income tax to give effect to the conversion from S to C Corporation status (Note 2):
Loss before benefit from income taxes...................    $(4,505,912)  $(3,037,310)   $(6,328,655)   $(1,659,524)  $ (7,445,312)
Benefit from income taxes...............................      1,519,990       955,569      2,871,573        662,438         199,200
                                                            -----------   -----------    -----------    -----------   -------------
Net loss................................................    $(2,985,922)  $(2,081,741)   $(3,457,082)   $  (997,086)  $ (7,246,112)
                                                            ===========   ===========    ===========    ===========   =============
Net loss per share......................................    $     (5.39)  $     (3.76)   $     (5.83)   $     (1.80)  $      (5.63)
                                                            ===========   ===========    ===========    ===========   =============




    The accompanying notes are an integral part of the financial statements.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                        STATEMENTS STOCKHOLDERS' DEFICIT
       Combined For the Years Ended December 31, 2000, 2001 and 2002 and Consolidated For the (Unaudited) Three Months Ended March 31, 2003


                                        Common Stock                                          Total
                                     ------------------      Paid-in       Accumulated    Stockholders'
                                      Shares     Amount      Capital         Deficit         Deficit
                                    ---------    ------    ------------   ------------    -------------
Balance, January 1, 2000 ........     553,808    $  554    $  2,124,446   $ (9,095,810)   $ (6,970,810)
Dividend distribution ...........          --        --              --       (329,144)       (329,144)
Net income ......................          --        --              --        287,813         287,813
                                    ---------    ------    ------------   ------------    ------------
Balance, December 31, 2000 ......     553,808       554       2,124,446     (9,137,141)     (7,012,141)
Net loss ........................          --        --              --     (2,333,526)     (2,333,526)
                                    ---------    ------    ------------   ------------    ------------
Balance, December 31, 2001 ......     553,808       554       2,124,446    (11,470,667)     (9,345,667)
Net loss ........................          --        --              --     (5,647,212)     (5,647,212)
Issuance of common shares
  for acquisition of Criticom....     155,911       155       3,429,843             --       3,429,998
                                    ---------    ------    ------------   ------------    ------------
Balance, December 31, 2002 ......     709,719       709       5,554,289    (17,117,879)    (11,562,881)
Net loss (unaudited) ............          --        --              --    (10,862,600)    (10,862,600)
Issuance of common shares for
  acquisition of IASI and
  affiliates (unaudited).........     864,192       865      11,559,079             --      11,559,944
Predecessor basis in IASI
  (unaudited)....................          --        --     (17,113,351)    (4,351,439)    (21,464,790)
Issuance of common shares for
  consolidation of Morlyn
  (unaudited)....................      17,000        17             (17)            --              --
                                    ---------    ------    ------------   ------------    ------------
Balance, March 31, 2003
  (unaudited)....................   1,590,911    $1,591    $         --   $(32,331,918)   $(32,330,327)
                                    =========    ======    ============   ============    ============




    The accompanying notes are an integral part of the financial statements.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                            STATEMENTS OF CASH FLOWS
       Combined For the Years Ended December 31, 2000, 2001 and 2002 and
           For the (Unaudited) Three Months Ended March 31, 2002 and
       Consolidated For the (Unaudited) Three Months Ended March 31, 2003



                                                                                                             Three Months Ended
                                                                       For the Years ended                       March 31,
                                                            -----------------------------------------    --------------------------
                                                                2000           2001           2002          2002           2003
                                                            ------------   -----------    -----------    -----------   ------------

                                                                                                         (unaudited)    (unaudited)
Cash flows from operating activities:
 Net income (loss)                                          $    287,813   $(2,333,526)   $(5,647,212)   $(1,569,735)  $(10,862,600)
 Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
   Depreciation and amortization........................       3,270,185     3,581,071      5,580,985      1,353,272      2,870,521
   Amortization of debt issuance costs..................         743,265       794,357      1,619,086        215,080        377,675
   Interest expense -- note payable accretion...........              --            --         97,725             --             --
   Non cash compensation expense........................         197,486            --             --             --             --
   Litigation settlement................................              --            --       (957,275)            --             --
   Provision for (reversal of) bad debts................         100,000       243,396       (120,736)            --        100,000
   Deferred income taxes................................      (4,523,941)     (716,743)      (346,775)      (103,152)     3,410,879
   Non cash service fees................................              --            --             --             --      1,575,000
   Loss (gain) on disposal of property and equipment....          14,545        31,237        (5,605)             --             --
 Changes in assets and liablilties, net of effects of
  acquisitions and non cash transactions:
   Accounts receivable..................................         (83,201)        4,243        892,034       (106,883)       386,637
   Prepaid expenses.....................................         343,699        35,428         28,782        (67,807)       (14,487)
   Other assets.........................................        (593,260)       13,859       (342,291)         1,358       (610,400)
   Due from/to related parties..........................        (166,343)     (876,003)     1,203,019        (40,995)      (233,206)
   Accounts payable and accrued expenses................        (186,530)      192,346      1,386,547        186,239       (187,392)
   Other liabilities....................................        (269,784)       12,959       (332,640)            --       (394,009)
   Deferred revenue.....................................        (465,059)       29,627       (363,800)      (132,970)        94,789
                                                            ------------   -----------    -----------    -----------   ------------
     Net cash provided by (used in) operating activities      (1,331,125)    1,012,251      2,691,844       (265,593)    (3,486,593)
                                                            ------------   -----------    -----------    -----------   ------------
Cash flows (used in) provided by investing activities:
 Purchase of customer contracts.........................              --            --             --             --        (23,957)
 Financing of customer loans............................              --            --             --             --       (132,315)
 Repayment of customer loans............................              --            --             --             --        358,832
 Purchase of property and equipment.....................         (72,471)     (200,420)      (944,970)      (113,931)       (41,667)
 Proceeds from sale of property and equipment...........           6,576         3,500          7,500             --             --
 Short-term investments.................................              --            --     (3,000,000)            --             --
 Business acquisitions, net of cash acquired............     (10,695,472)   (1,192,117)    (4,812,010)    (5,088,057)     8,082,332
 Increase (decrease) in restricted cash and cash
  equivalents...........................................        (325,000)     (316,391)      (113,538)       (54,932)        17,066
                                                            ------------   -----------    -----------    -----------   ------------
     Net cash (used in) provided by investing
      activities........................................     (11,086,367)   (1,705,428)    (8,863,018)    (5,256,920)     8,260,291
                                                            ------------   -----------    -----------    -----------   ------------
Cash flows from financing activities:
 Proceeds of long-term debt, related party..............         449,530     2,325,000      8,800,000      5,800,000      2,000,000
 Proceeds of long-term debt.............................      14,791,000     2,600,000      5,500,000             --      3,432,000
 Payments of principal on long-term debt, related party.        (271,207)     (308,539)    (2,017,177)      (174,574)       (53,669)
 Payments of principal on long-term debt................      (1,689,390)   (3,093,782)    (6,144,329)      (749,298)    (3,735,722)
 Payments of obligations under capital leases...........        (112,666)     (112,806)       (79,273)       (32,549)       (37,665)
 Debt issuance costs....................................        (316,025)     (643,998)      (670,000)      (175,000)       (31,500)
                                                            ------------   -----------    -----------    -----------   ------------
     Net cash provided by financing activities..........      12,851,242       765,875      5,389,221      4,668,579      1,573,444
                                                            ------------   -----------    -----------    -----------   ------------
Net increase (decrease) in cash and cash equivalents for
  the period............................................         433,750        72,698       (781,953)      (853,934)     6,347,142
Cash and cash equivalents at beginning of period........         717,587     1,151,337      1,224,035      1,224,035        442,082
                                                            ------------   -----------    -----------    -----------   ------------
Cash and cash equivalents at end of period..............    $  1,151,337   $ 1,224,035    $   442,082    $   370,101   $  6,789,224
                                                            ============   ===========    ===========    ===========   ============
Supplemental disclosures of cash flow information
 Interest paid..........................................    $  2,900,909   $ 3,514,879    $ 4,049,719    $ 1,258,626   $  3,277,545
                                                            ============   ===========    ===========    ===========   ============
 Income taxes paid......................................    $         --   $        --    $        --    $        --   $         --
                                                            ============   ===========    ===========    ===========   ============
Supplemental disclosures of non-cash items:
 Common stock issued to purchase IASI...................                                                               $ 11,559,944
                                                                                                                       ============
Debt assumed from a related party.......................                                                               $  1,575,000
                                                                                                                       ============


    The accompanying notes are an integral part of the financial statements.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                          NOTES TO FINANCIAL STATEMENTS

1. Description of Business

   Integrated Alarm Services Group, Inc. and Subsidiaries (IASG) is the successor to KC Acquisition Corporation. In January 2003 KC Aquisition was re-incorporated by merging into Integrated Alarm Services Group, Inc. (IASG) (Note
14). IASG provides alarm-monitoring services to independent alarm dealers and other telemetry customers on a contract basis. IASG operates three Underwriters Laboratories listed call centers that provide alarm receiving, processing, notification and related services for the monitoring of various types of alarm systems. In addition to its call centers, IASG maintains five regional dealer care locations designed to provide customized services to independent alarm dealers. Alarm monitoring services for subscribers of independent alarm dealers are outsourced to IASG. Subscribers contract with alarm dealers for services like alarm installation, maintenance and monitoring.

   Integrated Alarm Services, Inc. (IASI), a wholly owned subsidiary was acquired on January 31, 2003 (see Note 14).

Liquidity

   The Company, which has a highly leveraged structure, has incurred significant losses and has a stockholders' deficit at December 31, 2002. Further, the Company has a working capital deficit of approximately $8,077,000 at December 31, 2002. The Company has funded operating and working capital deficits by borrowing funds from related parties and by amending or refinancing existing debt to reduce current liabilities. As a result of a refinancing, a balloon payment to a bank of $11,125,000 originally due March 2003 was extended to June 2004. The Company also had balloon payments of $5,000,000 due to related parties in the first quarter of 2004 which have been extended (Note 6). Further, the Company was in default of certain non-financial debt covenants and obtained permanent bank waivers for all past violations (Note 6). The Company's future compliance with its EBITDA covenant is dependent on management's ability to meet its forecast which is dependent on management's ability to reduce operating costs and increase recurring monthly revenue. The Company has developed a plan to increase revenue and reduce operating costs, however, there can be no assurance that the plan will be achieved or additional funds will be available, if needed. The Company's past covenant violations have been as a result of not complying with certain non financial covenants and the EBITDA covenant. The EBITDA covenant violation resulted from incurring certain costs related to the initial public offering. Considering the nature of these covenant violations management believes it is probable the Company will meet all of its covenants through 2003. Absent the waivers, certain bank and related party debt would have been in default and approximately $25,000,000 of long-term bank debt would have been reclassified as a current liability.

   Beyond 2003, the Company's cash requirements for debt service and ongoing operations are substantial. Debt repayment obligations are significant in 2004 and 2005 (Note 6). The Company's forecasts indicate that the Company will be unable to generate enough cash flow from operations to pay these debt obligations. Absent the initial public offering the Company will be dependent on its ability to generate significant operating profitability and cash flows from operations, restructure the terms of debt agreements or obtain equity infusions to fund future cash requirements. There is no assurance that the Company will be able to generate significant operating profitability and cash flows from operations, restructure the terms of debt agreements, obtain an equity infusion or remain in compliance with our covenant requirements. In the event the Company's operations are not profitable or do not generate sufficient cash to fund the business, the Company may fail to comply with its restrictions, obligations and covenants under the debt agreements, which could result in a default. A default could result in the Company's lenders requiring immediate repayment and limiting the availability of additional borrowings. The Company will have to find other sources of capital and substantially reduce its operations. In addition, the Company may not be able to obtain additional financing on terms favorable to the Company, if at all. If adequate funds are not available or are not available on terms favorable to the Company, the Company's business, results of operations and financial

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

1. Description of Business -- (Continued)

condition could be materially and adversely affected. Also see Note 15 for the liquidity discussion as of March 31, 2003.

2. Summary of Significant Accounting Policies

Principles of combined financial statements

   The combined financial statements include the accounts of IASG and its subsidiaries from the date of their acquisition as well as entities controlled by the same shareholders which control IASG (the "Company"). All inter-company balances and transactions have been eliminated.

   Subsidiaries of IASG are:

      KC Funding Corporation (KCF) is a wholly owned subsidiary of IASG. KCF was originally formed as a C Corporation and subsequently changed its status to an S Corporation in 2000. KCF was established solely to hold certain dealer relationships and related bank debt in accordance with certain loan agreements.

      Monital Signal Corporation (Monital), a C Corporation, was acquired by IASG in May 2000 (Note 10). IASG owns 99.2% of Monital's common stock.

      Monital Funding (MF) is a wholly owned subsidiary of Monital. MF was formed when Monital was purchased by IASG in May 2000. MF was established solely to hold certain dealer relationships and related bank debt in accordance with certain loan agreements.

      Criticom-IDC (Criticom) is a wholly owned subsidiary of IASG. Criticom is an S corporation which provides monitoring services to customers on a contract basis. Criticom provides alarm-monitoring services to independent alarm dealers and other telemetry customers as well as Global Positioning Systems (GPS) technology that customers use to track various types of moveable assets. Criticom operates an Underwriters Laboratories listed call center that provides alarm receiving, processing, notification and related services for the monitoring of various types of alarm systems.

   Entities which are controlled by the same shareholder who controls IASG are:

      An affiliated entity was formed in April 2002 to offer for sale up to $5,500,000 of its 9.00% Secured Convertible Promissory Notes. The affiliated entity loaned the proceeds of the offering to IASG. IASG used the proceeds to extinguish certain debt and provide for working capital needs. In January 2003, the Company assumed all of the assets and liabilities of this entity, and it was subsequently dissolved.

      Morlyn Financial Group (Morlyn), a limited liability company, was formed in May 2000 to assist independent alarm dealers in selling their retail portfolios to Integrated Alarm Services, Inc. (IASI), a related party of Morlyn. Morlyn provides due diligence and other related services for IASI and also earns fees from independent alarm dealers by providing billing services. In January 2003 Morlyn was acquired by IASG and became a wholly owned subsidiary.

Use of estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

2. Summary of Significant Accounting Policies -- (Continued)

Segment information

   The Company believes it operates in one segment, alarm-monitoring services for independent alarm dealers (see Note 15).

Comprehensive income

   No statement of comprehensive income has been included in the accompanying financial statements since the Company does not have any other comprehensive income to report.

Revenue recognition

   The Company provides monitoring and billing services for a monthly fee for the subscribers of independent alarm dealers. The majority of the contracts are annual. Such contracts contain no upfront fees or setup service. Monitoring and billing revenue is recognized as the monitoring and billing services are provided. Deferred revenue represents amounts billed and or collected in advance of services being provided. Revenues deferred are recognized over the term of the service agreement as the alarm monitoring and billing services are provided.

   Morlyn assists independent alarm dealers in selling their portfolios of subscriber contracts to IASI. Morlyn receives placement fees for this assistance in selling the subscriber portfolios. Since these placement fees are contingent they are recognized generally when the transactions are consummated. Deal related costs are expensed as incurred.

Cash and cash equivalents

   Cash and cash equivalents include cash, certificates of deposit, and money market funds with original maturities of three months or less at the time of purchase. The carrying amount of cash and cash equivalents approximates fair value.

   The Company maintains cash and cash equivalents in accounts with financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of these institutions regularly and management does not believe there is a significant credit risk associated with deposits in excess of federally insured limits. At December 31, 2001 and 2002, cash and cash equivalent balances in excess of FDIC limits approximated $1,495,215 and $1,107,041, respectively.

Short-term investments

   Included in short-term investments at December 31, 2002 are $3,000,000 in marketable securities received under a related party loan agreement. To the extent any portion of the $3,000,000 loan proceeds advanced are marketable securities, any gains or losses on the marketable securities will be recognized by the lender. The lender will have full right to substitute any of the marketable securities with other securities of greater or equal value or cash equal to the outstanding principal amount. The lender agrees that if the portion of the loan proceeds advanced are marketable securities and the value of these securities falls below $3,000,000 for a period of ten successive business days then the lender will deposit additional cash or marketable securities to restore the value of the total loan proceeds to $3,000,000. There can be no assurance that the lender will have the ability to deposit additional cash or marketable securities if the value declines. The carrying amount of short-term investments approximates fair value.

Restricted cash and cash equivalents

   Cash and cash equivalents restricted under the terms of the Company's debt obligations is classified to correspond with the classification of the related debt (Note 6).

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

2. Summary of Significant Accounting Policies -- (Continued)

Accounts receivable

   Accounts receivable consists primarily of amounts due from independent alarm dealers located in the United States. Credit is extended based upon an evaluation of the customer's financial condition and credit history. Receivables that are deemed uncollectible have been provided for in the Company's allowance for doubtful accounts.

Allowance for Doubtful Accounts

   Changes in the allowance for doubtful accounts were as follows:

         January 1, 2000....................................................    $(126,323)
         Provisions.........................................................     (166,475)
         Reversal of Provision..............................................       66,475
                                                                                ---------
         December 31, 2000..................................................     (226,323)
         Provisions.........................................................     (243,396)
         Write-offs.........................................................      154,983
                                                                                ---------
         December 31, 2001..................................................     (314,736)
         Reversal of Provision..............................................      120,736
                                                                                ---------
         December 31, 2002..................................................    $(194,000)
                                                                                =========


Debt issuance costs

   Debt issuance costs represents direct costs incurred in connection with obtaining financing with related parties and banks. Debt issuance costs are being amortized over the life of the related obligations using the effective interest method.

Property and equipment

   Property and equipment are reported at cost less accumulated depreciation. When assets are sold, retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any resulting gain or loss is recognized.

   Property and equipment are depreciated using the straight-line method over the following estimated useful lives:

         Furniture, leaseholds and equipment..............................     3-10 years
         Building and building improvements...............................    10-39 years
         Computer software................................................      3-5 years


   Leasehold improvements are being amortized over the shorter of the estimated useful life of the asset or lease term. Equipment under capital lease is being amortized over the lease term.

Intangible assets

   Alarm monitoring services for subscribers of independent alarm dealers are outsourced to the Company. The Company acquires such dealer relationships from other monitoring companies.

   The Company has retroactively restated its financial statements for all periods presented to change its method of amortization utilized for dealer relationships. Previously the Company amortized the costs of these dealer relationships on a straight-line basis over 5 and 15 years based upon an independent attrition study. In

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

2. Summary of Significant Accounting Policies -- (Continued)

order to better correspond the amortization of the costs of these relationships with the corresponding expected dealer revenue streams, the Company has changed its method of amortizing the costs of these dealer relationships from the straight-line method to declining balance accelerated methods. For the dealer relationships previously amortized on a straight-line basis over 5 years, the Company has changed its method to the 200% declining balance method; for the dealer relationships previously amortized on a straight-line basis over 15 years, the Company has changed its method to the 150% declining balance method. Pursuant to the "Special Exemption for an Initial Public Distribution" of securities, the Company has elected to retroactively apply this change in accounting. The effect of this change on all years presented is as follows:


                                                                                                2000         2001           2002
                                                                                             ---------    -----------   -----------
Net income (loss), as previously reported................................................    $ 750,562    $(1,848,008)  $(4,096,150)
Increase in amortization (net of tax effect) resulting from change in accounting method..     (462,749)      (485,518)   (1,551,062)
                                                                                             ---------    -----------   -----------
Net income (loss), as restated...........................................................    $ 287,813    $(2,333,526)  $(5,647,212)
                                                                                             =========    ===========   ===========
Net income (loss) per share, as previously reported......................................    $    1.36    $     (3.34)  $     (6.91)
Increase in amortization (net of tax effect) per share, resulting from change in
  accounting method......................................................................        (0.84)         (0.87)        (2.62)
                                                                                             ---------    -----------   -----------
Net income (loss) per share, as restated.................................................    $    0.52    $     (4.21)  $     (9.53)
                                                                                             =========    ===========   ===========


   Goodwill was being amortized on a straight-line basis over its estimated useful life of 15 years through December 31, 2001 (Note 5). Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets". SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. An initial transition impairment test of goodwill was required as of January 1, 2002. The Company completed this initial transition impairment test during the second quarter of 2002, which did not result in any impairment charges. An annual impairment test was performed in the third quarter of 2002, which did not result in any impairment charges. There have been no changes in the carrying amount of goodwill for the year ended December 31, 2002. Management will evaluate goodwill for impairment on an annual basis in accordance with SFAS No. 142.

   For purposes of applying SFAS No. 142, the Company has determined that it has one reporting unit consistent with its one operating segment. Fair value of the reporting unit and the related implied fair value of its goodwill was established using valuation techniques based upon multiples of earnings and discounted cash flows. The Company has identified no impairment charges. (See
Note 5)

Income taxes

   For federal and state income tax purposes, IASG is treated as an S corporation and accordingly the Company's income taxes or credits resulting from earnings or losses are payable by or accrue to its shareholders. For federal and state income tax purposes, KCF was treated as a C corporation which resulted in KCF recording current and deferred income taxes from its earnings and losses and recognizing the tax consequences of "temporary differences" between financial statement and tax basis of existing assets and liabilities.

   Effective January 1, 2000, KCF applied for and obtained approval to be treated as an S corporation for federal and state income tax purposes. Consequently the effect of eliminating KCF's deferred taxes as the result of KCF's change in tax status resulted in a tax benefit of $4,324,320 being recognized in the 2000 combined statement of operations.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

2. Summary of Significant Accounting Policies -- (Continued)

   For federal and state income tax purposes, Monital and MF are treated as C corporations which results in Monital and MF recording current and deferred income taxes from their earnings and losses and recognizing the tax consequences of "temporary differences" between financial statements and tax basis of existing assets and liabilities.

   For federal and state income tax purposes, Criticom is treated as an S corporation and accordingly the income taxes or credits resulting from earnings or losses are payable by or accrue to its shareholders.

   For federal and state income tax purposes, Morlyn is treated as a limited liability company (LLC) and accordingly the income taxes or credits resulting from earnings or losses is payable by or accrue to its members.

   For federal and state income tax purposes, an affiliate which is controlled by the same shareholder who controls the Company is treated as a C corporation which results in the affiliate recording current and deferred income taxes from its earnings and losses and recognizing the tax consequences of "temporary differences" between financial statements and tax basis of existing assets and liabilities.

   To give effect to the conversion of the Company from an S Corporation to a C Corporation, pro forma information has been presented on the statements of operations. The tax provision was prepared as if the Company had a combined federal and state effective tax rate of 40% and giving effect for permanent differences (Note 14).

Advertising costs

   The Company's policy is to expense advertising costs in the period in which the expense is incurred. Advertising expense was $106,871, $30,500 and $8,278 for the years ended December 31, 2000, 2001 and 2002, respectively.

Net loss per share

   The Company computes net loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per common share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. There are no potentially dilutive securities outstanding. Accordingly, the number of weighted average shares outstanding as well as the amount of net loss per share are the same for basic and diluted per share calculations for the periods reflected in the accompanying financial statements.

Risks and uncertainties

   The Company operates in one industry and segment. A principal element of the Company's business strategy is to acquire wholesale security system alarm monitoring businesses. Acquisitions of monitoring call centers involve a number of special risks, including the possibility of unanticipated problems not discovered prior to the acquisition, account attrition (i.e. cancellation) and the diversion of management's attention from other business activities in order to focus on the assimilation of such acquisitions.

   The Company is subject to operational and regulatory risk. Liabilities may arise due to system failures and false alarms. New technologies may cause existing technologies to become obsolete. Future government or other organizational regulations and standards could have an adverse effect on the Company's financial position, results of operations or cash flow.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

2. Summary of Significant Accounting Policies -- (Continued)

Impairment of long-lived assets and long-lived assets to be disposed of

   The Company accounted for long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of through December 31, 2001. SFAS No. 121 required that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has identified no such impairment losses.

   In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Cash flows of dealer relationships are analyzed by acquisition, the lowest level for which independent cash flows are identifiable. All other long-lived assets are evaluated for impairment at the Company level, using one asset grouping. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has identified no such impairment losses.

Recent accounting pronouncements

   In June 2001, the FASB issued SFAS No. 141, Business Combinations, which addresses financial accounting and reporting for business combinations and supercedes APB No. 16 Business Combinations, and SFAS No. 38, Accounting for Preacquisitions Contingencies of Purchased Enterprises. Additionally, SFAS No. 141 establishes that all business combinations in the scope of the statement are to be accounted for using the purchase method. The provisions of this statement apply to all business combinations initiated after June 30, 2001.

   In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS 143 to have a material effect on its combined financial statements.

   In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. This Standard addresses a number of items related to leases and other matters and is effective for fiscal years beginning after May 15, 2002. The Company does not expect the adoption of SFAS No. 145 to have a material effect on its combined financial statements.

   In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. This Standard addresses the recognition, measurement and reporting costs that are associated with

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

2. Summary of Significant Accounting Policies -- (Continued)

exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material effect on its combined financial statements.

   In November 2002, the FASB issued FASB interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others". FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The interpretations provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The Company has no guarantees and therefore believes the adoption of FIN 45 will not have a material impact on its combined financial statements.

   In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation--Transition and Disclosure--an amendment of FAS 123". This statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the methods of accounting for stock-based employee compensation and the effect of the method used on reporting results. The Statement has varying effective dates commencing with interim periods beginning after December 15, 2002.

   In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46) "Consolidation of Variable Interest Entities--an interpretation of ARB No. 51". FIN 46 addresses consolidation of business enterprises of variable interest entities. FIN 46 is effective February 1, 2003. The Company believes the adoption of FIN 46 will not have a material impact on its financial statements.

Reclassifications

   Certain prior years amounts have been reclassified to conform to the current year presentation.

3. Property and Equipment

   Property and equipment consist of the following at:

                                                                          December 31,
                                                                   --------------------------
                                                                       2001          2002
                                                                   -----------    -----------
     Furniture, leaseholds and equipment .......................   $ 1,857,267    $ 3,534,191
     Building and building improvements ........................       760,781        582,015
     Equipment under capital lease .............................       371,503        479,593
     Computer software .........................................       130,863        353,217
     Land ......................................................       124,418        124,418
                                                                   -----------    -----------
                                                                     3,244,832      5,073,434
     Less accumulated depreciation and amortization ............    (1,465,775)    (2,365,273)
                                                                   -----------    -----------
                                                                   $ 1,779,057    $ 2,708,161
                                                                   ===========    ===========


   Depreciation expense was $502,410, $475,163 and $833,481 for the years ended December 31, 2000, 2001 and 2002, respectively.

   Unamortized computer software costs totaled $115,832 and $303,547, respectively, at December 31, 2001 and 2002. Amortization expense related to computer software was $823, $14,206 and $74,113 for the years ended December 31, 2000, 2001 and 2002, respectively.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

3. Property and Equipment -- (Continued)

   Accumulated amortization for equipment under capital lease approximated $288,125 and $47,115 at December 31, 2001 and 2002, respectively.

4. Debt Issuance Costs

   Debt issuance costs consist of the following at:

                                                                       December 31,
                                                                 ------------------------
                                                                    2001          2002
                                                                 -----------   ----------
     Debt issuance costs.....................................    $ 3,790,982   $  635,825
     Debt issuance costs - related party (Note 6)............        454,000      745,000
     Accumulated amortization................................     (2,663,912)    (333,604)
                                                                 -----------   ----------
                                                                 $ 1,581,070   $1,047,221
                                                                 ===========   ==========


   Amortization expense of debt issuance costs for the years ended December 31, 2000, 2001 and 2002 was $743,265, $794,357 and $1,619,086, respectively. Debt issuance costs approximate 9.2% of debt proceeds received by the Company. Included in amortization expense for the year ended December 31, 2002 is $831,717 of debt issuance costs related to the bank refinancing which has been charged to earnings (Note 6).

5. Intangible Assets

   Dealer relationships consist of the following at:

                                                                          December 31,
                                                                  ---------------------------
                                                                      2001           2002
                                                                  -----------    ------------
     Dealer relationships .....................................   $29,509,594    $ 39,958,089
     Accumulated amortization .................................    (7,748,778)    (12,397,177)
                                                                  -----------    ------------
                                                                  $21,760,816    $ 27,560,912
                                                                  ===========    ============


   Amortization expense related to dealer relationships for the years ended December 31, 2000, 2001 and 2002 was $2,258,097, $2,490,358 and $4,673,391,
respectively.

   Goodwill consists of the following at:

                                                                          December 31,
                                                                   --------------------------
                                                                       2001          2002
                                                                   -----------    -----------
     Goodwill ..................................................   $ 9,020,141    $ 9,020,141
     Accumulated amortization ..................................    (1,801,398)    (1,801,398)
                                                                   -----------    -----------
                                                                   $ 7,218,743    $ 7,218,743
                                                                   ===========    ===========


   Amortization expense related to goodwill for the years ended December 31, 2000 and 2001 was $508,855 and $601,343, respectively.

   The following table shows the effect on net (loss) income had SFAS No. 142 been adopted in years prior to 2002:


                                                     For the Years Ended December 31,
                                                   -------------------------------------
                                                     2000         2001          2002
                                                   --------   -----------    -----------
Net (loss) income as reported..................    $287,813   $(2,333,526)   $(5,647,212)
Add back amortization of goodwill..............     508,855       601,343
                                                   --------   -----------    -----------
Adjusted net (loss) income.....................    $796,668   $(1,732,183)   $(5,647,212)
                                                   ========   ===========    ===========
(Loss) income per share........................    $   0.52   $     (4.21)   $     (9.53)
Effect of accounting change....................        0.92          1.08
                                                   --------   -----------    -----------
Adjusted (loss) income per share...............    $   1.44   $     (3.13)   $     (9.53)
                                                   ========   ===========    ===========

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

5. Intangible Assets -- (Continued)

   Estimated amortization expense of debt issuance costs and dealer relationships for the years ending December 31, 2003 through 2007 is as follows:

                                                                         Annual
         Year                                                         Amortization
         ----                                                         ------------
         2003.....................................................     $4,917,354
         2004.....................................................      4,148,027
         2005.....................................................      3,142,066
         2006.....................................................      2,599,293
         2007.....................................................      2,306,364


6. Long-term Debt

   Long-term debt consists of the following at:

                                                                                      December 31,
                                                                            ----------------------------------
                                                                                 2001               2002
                                                                            ---------------    ---------------
Related Party Promissory Notes:
-------------------------------
A series of promissory notes payable to IASI in original amounts           $        928,437   $        673,113
  totaling $1,742,344, maturing from February 2001 to August 2005.
  Aggregate monthly installments of principal and interest approximates
  $56,000. Fixed interest rates range from 23% to 31%; collateralized by financed accounts receivable. These notes are cross collateralized with each other.

A series of promissory notes payable to IASI in original amounts                  2,288,581          1,152,722
  totaling $2,325,000, maturing from August 2005 to April 2006.
  Aggregate monthly installments of principal and interest approximates
  $47,500. Fixed interest rates ranging from 12.50% to 17.30%;
  collateralized by financed accounts receivable. The Company is required to maintain cash with the lender of $50,000, which is restricted to be used to satisfy debt service requirements in the event the Company does not have the cash flow to service the debt.
  Such amount is included in restricted cash and cash equivalents.

Promissory note payable to related party owned by stockholders of the                                5,377,357
  Company in original amount of $5,800,000, maturing July 1, 2007.
  Aggregate monthly installments of principal and interest of approximately $129,200. Fixed interest rate of 14.31%; collateralized by financed accounts receivable. The Company is required to maintain cash with the lender of $100,000, which is restricted to be used to satisfy debt service requirements in the event the Company does not have the cash flow to service the debt. At December 31, 2002 such amount was not on deposit with the lender.

Promissory note payable to related party in the original amount of                                     585,000
  $685,000 is at a fixed interest rate of 10%; $100,000 was paid on
  October 5, 2002, $585,000 is due in January 2004 with accrued interest.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

6. Long-term Debt -- (Continued)


                                                                                      December 31,
                                                                            ----------------------------------

                                                                                 2001               2002

                                                                            ---------------    ---------------
Promissory notes payable to IASI maturing from August 2003 to February                               1,647,069
  2006. Aggregate monthly installments of principal and interest of approximately $63,587. Fixed interest rates range from 16.04% to 20.16%;
  collateralized by financed accounts receivable. The Company is required to maintain cash with the lender of $100,000, which is restricted to be used to satisfy debt service requirements in the event the Company does not have the cash flow to service the debt. At December 31, 2002, such amount was not on deposit with the lender.

Promissory note payable to related party maturing March 15, 2004, the                                3,000,000
  maturity date was extended to April 30, 2004 in March 2003. Proceeds of $3,000,000 received in October 2002 (Note 2). Interest is payable monthly at Bear Stearn's Broker call rate plus 2.5%. Balloon payment of principal is due at maturity.

Other Notes:
------------

Promissory notes payable to one bank in original amounts totaling                28,393,223         25,877,281
  $32,841,000 originally maturing from March 2003 to May 2005. Aggregate monthly installments of principal and interest approximates $505,000.
  Fixed interest rates ranging from 8% to 12.5%. Balloon payments due of approximately $11,125,000 in March 2003 (extended to June 2004), $1,750,000 in
  June 2004, and $6,412,000 in May 2005; collateralized by financed accounts receivable. The Company is required to maintain cash with the lender of
  $800,000, which is restricted to be used to satisfy debt service requirements in the event that the Company does not have the cash flow to service the debt.
  At December 31, 2002, $504,233 is on deposit with the lender. Such amount is included in restricted cash and cash equivalents. The lender has required that certain amounts needed to fund the following month's debt service payment be accumulated in a reserve account. At December 31, 2002, $527,556 was accumulated in the reserve account and is classified as restricted cash and cash equivalents in these financial statements.

Promissory note payable to a bank in the original amount of $2,600,000            2,600,000
  originally maturing January 2005. Aggregate monthly installments of principal and interest approximated $21,125. Fixed interest rate of
  9.75%; collateralized by financed accounts receivable. The Company was required to maintain cash with the lender of $266,391, which was restricted to be used to satisfy debt service requirements at December
  31, 2001 in the event the Company did not have the cash flow to service the debt. Paid in full in September 2002.

$5,500,000 convertible promissory notes payable to investors maturing                                5,500,000
  September 1, 2005. Aggregate monthly installments of principal and interest of approximately $41,250. Fixed interest rate of 9.0%;
  collateralized by financed accounts receivable.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

6. Long-term Debt -- (Continued)


                                                                                      December 31,
                                                                            ----------------------------------
                                                                                 2001               2002
                                                                            ---------------    ---------------
Note payable to Security Associates International (SAI), $1,500,000,              1,500,000
  originally due December 31, 2001 with interest at 12.5%. In April 2002, a portion of this note was forgiven (Note 10). The remaining obligation of
  $900,000 had no stated interest (interest imputed at 12.5%). Aggregate monthly installments of principal and interest approximated $20,000 beginning April
  2002 through December 2002 with final payment of $720,000 due December 31,
  2002. The note payable was paid in full in December 2002.

Notes payable to a bank in original amounts totaling $1,506,888.                  1,412,208          1,248,821
  Aggregate monthly installments of principal and interest approximates
  $53,000 beginning October 1999 through November 2004 with final payments of $405,000 and $255,000 in November 2004 and December 2004,
  respectively. Fixed interest rate of 8.75%. These notes payable are collateralized by financed accounts receivable. The Company is required to maintain cash with the lender of $36,300, which is restricted to be used to satisfy debt service requirements in the event the Company does not have the cash flow to service the debt.
  Such amount is included in restricted cash and cash equivalents. The lender has required that certain amounts needed to fund the following month's debt service payment be accumulated in a reserve account. At
  December 31, 2002, $45,140 was accumulated in the reserve account and is classified as restricted cash and cash equivalents in these financial statements.

                                                                           ---------------    ---------------
                                                                                 37,122,449         45,061,363
Less: current portion, related party                                                490,504          1,738,724
Less: current portion of long-term debt                                           5,340,059          3,059,879
                                                                            ---------------    ---------------
                                                                           $     31,291,886   $     40,262,760
                                                                            ===============    ===============


   A series of promissory notes payable to related parties are held by entities owned primarily by stockholders of the Company. The Company paid related party issuance costs of $454,000 and $175,000 for the years ended December 31, 2001 and 2002, respectively. Cash receipts generated from the designated recurring monthly revenue are deposited directly with the related parties.

   A series of promissory notes payable to a bank in original amounts totaling $32,841,000 includes $12,641,000 used to finance the Monital Signal Corporation acquisition (Note 10) and $20,200,000 used to finance a 1998 acquisition. These promissory note agreements contain provisions that incorporate separate monitoring receivable financing participation agreements (Monitoring Agreements) between the bank, the Company and a related party owned by stockholders of the Company. The related party arranged the financing with the bank. Under these monitoring agreements the related party performs due diligence and monitors the Company's compliance with the promissory note agreements. Debt issuance costs incurred by the Company to the bank totaled $3,795,632, of which $3,380,395 was paid through December 31, 2002.

   Promissory note payable to a bank in the original amount of $2,600,000 was held by a bank where a 10% owner of the Company is the Chairman of the Board of Directors of the bank. This note agreement had terms similar to the $32,841,000 bank notes described above. A related party owned by stockholders of the Company arranged the financing and received a fee of $379,000 and the bank received a fee of $190,000.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

6. Long-term Debt -- (Continued)

   In September 2002, the Company's $5,800,000 related party promissory note with RTC Trust (an entity controlled by two principal stockholders of an affiliated entity controlled by the same shareholder who controls the Company) was amended. Aggregate monthly installments of principal and interest were reduced from approximately $129,000 to approximately $49,000 in October 2002, $58,000 in November 2002, and $67,000 in December 2002. Monthly payments continue to escalate over the life of the loan up to $144,000 beginning January 2003 until July 2007.

   In September 2002, an affiliated entity which is controlled by the same shareholder who controls KC Acquisition borrowed $5,500,000 from investors in a private offering. The Company used the proceeds to extinguish a note payable of $2,600,000 to a bank to extinguish $900,000 in IASI promissory notes and to extinguish $740,000 of the SAI Note. The Company paid debt issuance costs of $495,000 to a related party. The promissory notes are convertible into IASG's common stock. In the event IASG has an initial public offering the conversion price would be 25% less than the offering price. If such offering takes place, the beneficial conversion of $1,833,333 will be charged to earnings as interest expense, over three years, the life of the debt.

   The Company paid other debt issuance costs totaling $220,587 related to promissory notes payable to a bank in original amounts totaling $1,506,888.

   In October 2002, the Company renegotiated approximately $26,380,000 of certain promissory notes payable to a bank. A balloon payment of approximately $11,125,000 originally due in March 2003 was extended to June 2004. In addition, monthly debt service payments were rescheduled but the interest rate on the debt remained unchanged. The Company's covenants were unchanged except for the addition of a quarterly cumulative earnings before interest, taxes, depreciation, amortization (EBITDA) requirement. In connection with the renegotiation of the agreement, the bank required a $425,000 increase in the Company's debt service reserves held by the bank as well as the payment of an additional $415,237 in debt issuance costs. Payments to fund the additional debt service reserves and debt issuance costs was to commence in November 2002 and continue through April 2003. The Company paid $75,000 to the bank in December 2002.

   The promissory notes payable to related parties and to the bank contain restrictive covenants some of which require the Company to: deposit financed accounts receivable collections in a lockbox; maintain the appropriate level of recurring monthly revenue as a percentage of monthly debt service; submit quarterly and annual financial reports; comply with credit and collection policies; achieve monthly EBITDA levels, and perform other periodic reporting requirements. In addition, the Company is prohibited from incurring additional debt in excess of $50,000, merging with other entities and purchasing fixed assets in excess of $150,000 in 2003. At December 31, 2001 and December 31, 2002, the Company had not complied with certain of these debt covenants. The related parties have permanently waived any past and future covenant violations and accordingly the related party promissory notes are classified according to their amortization schedules.

   On November 8, 2002, the Company obtained a permanent waiver from its bank for all covenant violations and events of default occurring prior to that date. This waiver required the Company to meet agreed upon requirements in the future. The company has taken such action and has satisfied the requirements in the agreed upon time frame except for the monthly EBITDA requirement. The Company did not meet the EBITDA requirement as a result of incurring fees related to an initial public offering. On January 21, 2003, the bank modified the calculation of the EBITDA requirement to add back all fees related to the initial public offering through March 31, 2003 which enabled the Company to comply with the requirement. Based on management's 2003 EBITDA projections, management believes the Company will be in compliance with this covenant through 2003.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

6. Long-term Debt -- (Continued)

   On March 7, 2003, the Company requested that the bank permanently waive certain non financial covenant violations including: incurring debt in excess of $50,000 in October 2002 and January 2004; not submitting the January and February 2003 monthly EBITDA reports within the required time frame; failing to make the required debt service and debt issuance cost payments to the bank in accordance with the October 2002 agreement; and merging with the IASI and affiliates (Note 14). The bank permanently waived these past covenant violations and accordingly the promissory notes are classified according to their amortization schedule.

   Related party and bank debt are collateralized by financed accounts receivable. Financed accounts receivable are outstanding accounts receivable that arise from recurring monthly revenue earned by providing alarm monitoring services for independent alarm dealers. Related parties and the bank require the Company to maintain a certain level of recurring revenue. Such required recurring revenue approximated $1,643,000 and $1,958,000 at December 31, 2001 and 2002, respectively. Substantially all accounts receivable in the accompanying combined balance sheets collateralize long-term debt.

   Maturities of long-term debt are as follows based on revised agreements at:


                                                               December 31, 2002
                                                ----------------------------------------
                                                  Related        Other
                                                  Parties        Notes          Total
                                                -----------   -----------    -----------
2003........................................    $ 1,738,724   $ 3,059,879    $ 4,798,603
2004........................................      5,672,574    15,494,110     21,166,684
2005........................................      2,389,051    14,072,113     16,461,164
2006........................................      1,756,544                    1,756,544
2007........................................        878,368                      878,368
                                                -----------   -----------    -----------
                                                $12,435,261   $32,626,102    $45,061,363
                                                ===========   ===========    ===========


   On January 17, 2003, the Company borrowed $2,000,000 from IASI. Interest is payable at 12%. The full amount of principal and interest was originally due January 17, 2004 and in March 2003 the maturity date was extended to June 15, 2005.

7. Income Taxes

   The components of the provision (benefit) for income taxes are as follows:


                                                      For the Years Ended December 31,
                                                    ------------------------------------
                                                       2000          2001        2002
                                                    -----------   ---------    ---------
Current
 Federal .......................................    $  (240,332)  $            $(267,055)
 State .........................................        (29,452)     12,959      (67,613)
                                                    -----------   ---------    ---------
Total current...................................       (269,784)     12,959     (334,668)
Deferred tax (benefit) expense..................     (4,523,941)   (716,743)    (346,775)
                                                    -----------   ---------    ---------
Provision (benefit) for income taxes............    $(4,793,725)  $(703,784)   $(681,443)
                                                    ===========   =========    =========

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

7. Income Taxes -- (Continued)

   The significant components of deferred income tax (benefit) expense are as follows:


                                                      For the Years Ended December 31,
                                                    ------------------------------------
                                                       2000          2001        2002
                                                    -----------   ---------    ---------
Deferred tax benefit recognized as a result of
  change in tax status..........................    $(4,041,576)  $            $
Deferred tax (benefit) expense..................         84,875    (368,764)    (388,766)
Net operating loss carryforward.................       (567,240)   (347,979)      41,991
                                                    -----------   ---------    ---------
Deferred income tax (benefit) expense...........    $(4,523,941)  $(716,743)   $(346,775)
                                                    ===========   =========    =========


   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2002 are as follows:


                                                                  2001          2002
                                                              -----------    -----------
Current deferred tax assets:
 Allowance for bad debts ..................................   $    29,405    $
                                                              -----------    -----------
   Net current deferred tax assets.........................        29,405
                                                              -----------    -----------
Long term deferred tax assets (liabilities):
 Charitable contributions carryforward ....................           460            460
 Dealer relationships .....................................    (3,815,810)    (3,413,685)
 Depreciation .............................................       (44,906)       (28,860)
 Net operating loss carryforward ..........................     1,025,338        983,347
                                                              -----------    -----------
   Net long term deferred tax liabilities..................    (2,834,918)    (2,458,738)
                                                              -----------    -----------
Net deferred tax liabilities ..............................   $(2,805,513)   $(2,458,738)
                                                              ===========    ===========


   The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate of 34% as follows:


                                                                    December 31,
                                                           -----------------------------
                                                             2000       2001      2002
                                                           --------   -------    -------
Pretax loss at statutory tax rate......................     (34.00%)  (34.00%)   (34.00%)
Effect of deferred state taxes, net of federal benefit.      (2.35%)   (3.35%)    (1.94%)
S corporation loss.....................................      23.80%    20.56%     30.02%
LLC income.............................................       0.00%    (6.58%)    (0.54%)
Conversion to S corporation............................     (89.69%)    0.00%      0.00%
Non-cash compensation..................................       1.49%     0.00%      0.00%
Reversal of a tax liability for a tax year no longer
  subject to an examination............................       0.00%     0.00%     (4.22%)
Other, net.............................................      (5.64%)    0.20%     (0.09%)
                                                           --------   -------    -------
Provision (benefit) for income taxes...................    (106.39%)  (23.17%)   (10.77%)
                                                           ========   =======    =======


   C corporation income (loss) before provision for income taxes was ($1,351,799), ($1,788,618) and ($840,936) for the years ended December 31, 2000,
2001 and 2002, respectively.

   At December 31, 2002, the Company has approximately $2,458,000 of net operating loss carryforwards, which begin to expire in 2018, and approximately $8,338,000 of S corporation state net operating loss carryforwards, which begin to expire in 2018. In the event of a change in control, the net operating loss carryforwards may be subject to limitations under IRS regulations.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

7. Income Taxes -- (Continued)

   As a result of the merger of KC Acquisition with IASG during January 2003, KC Acquisition, KCF, Morlyn and Criticom will no longer be considered flow through entities to their shareholders and members and, therefore, must record current and deferred income taxes from its earnings and losses, and recognize the tax consequences of "temporary differences" between financial statement and tax basis of existing assets and liabilities. At the time of a change in tax status of an enterprise, the Company will have an additional deferred tax liability of approximately $3,600,000. This will be included in income tax expense in 2003.

8. Loss Per Common Share

   Loss per common share is as follows:


                                                               December 31,
                                                   -------------------------------------
                                                     2000         2001          2002
                                                   --------   -----------    -----------
Numerator
 Net (loss) income ............................    $287,813   $(2,333,526)   $(5,647,212)
Denominator
 Weighted average shares outstanding ..........     553,808       553,808        592,785
Net (loss) income per share....................    $   0.52   $     (4.21)   $     (9.53)


9. Commitments and Contingencies

Leases

   The Company is obligated under operating leases for facility, property and equipment expiring at various dates through February 2010. Rent expense amounted to $466,045, $595,333 and $635,602 for the years ended December 31, 2000, 2001 and 2002, respectively.

   In addition, the Company leases telephone and computer equipment under capital leases.

   Minimum future annual rental commitments under non-cancelable capital and operating leases at December 31, 2002 are as follows:

         Year                                                Capital     Operating
         ----                                               ---------    ---------
         2003                                               $ 197,505     $306,684
         2004............................................     189,950      244,952
         2005............................................     159,419      221,765
         2006............................................      64,245      223,030
         2007............................................       4,044      193,063
                                                            ---------
         Total minimum lease payments....................   $ 615,163
         Amounts representing interest...................    (107,305)
                                                            ---------
         Present value of minimum lease payments.........   $ 507,858
                                                            =========


Royalty agreement

   The Company had a trademark and sub-license agreement for the use of the Smith & Wesson name in marketing alarm systems and monitoring services. The agreement had a term of nine years and ten months that commenced on March 1, 1998 and was to expire on December 31, 2008, with certain termination provisions. The agreement required minimum royalties of $600,000 for 1999 and $700,000 per year for each year thereafter payable in quarterly installments of $175,000 beginning in the first quarter of 2000. The agreement was renegotiated in August 2000 to eliminate minimum requirements. Royalty payments were based upon actual royalties earned under the sub-lease agreement for actual new sales and existing monitoring revenues without any minimums. The Company terminated this relationship on August 31, 2002 without any

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

9. Commitments and Contingencies -- (Continued)

future commitments. Royalty expense was $505,299, $71,833 and $25,435, for the years ended December 31, 2000, 2001 and 2002, respectively.

Litigation

   The Company is involved in litigation and various legal matters that have arisen in the ordinary course of business. The Company does not believe that the outcome of these matters will have a material effect on the Company's financial position, results of operations or cash flows.

10. Acquisitions

   In September 2002, the Company, through a newly formed wholly owned subsidiary (Criticom-IDC), acquired 100% of the common stock of Criticom International Corporation (Criticom), a wholesale alarm monitoring business located in Minneapolis, Minnesota and acquired a 5.03% interest in Royal Thoughts, LLC, a Minnesota limited liability company engaged in the development of new monitoring applications and monitoring technologies for emerging markets. The purchase price was $4,319,087, net of cash acquired of $579,591, which consisted of $1,000,000 in cash, 155,911 shares of the Company's common stock, as well as a note totaling $685,000. Additional shares may be issued to the seller based on the future performance of Criticom. No additional shares have been awarded through December 31, 2002. The transaction was accounted for under the purchase method of accounting.

   The preliminary allocation of the purchase price of $4,319,087 is as follows:

         Dealer relationships...................................   $ 6,098,443
         Accounts receivable....................................       877,376
         Prepaid expenses and other assets......................       240,996
         Property and equipment.................................       862,838
         Due from related party.................................       484,018
         Accounts payable and accrued expenses..................      (550,093)
         Deferred revenue.......................................    (1,389,489)
         Capital leases.........................................      (554,582)
         Long-term debt.........................................    (1,750,420)
                                                                   -----------
         Net Assets Acquired....................................   $ 4,319,087
                                                                   ===========


   The following proforma combined results of operations have been prepared as if the acquisition had occurred at the beginning of the year of acquisition and the beginning of the immediately preceding year.


                                                                  For the Years Ended
                                                                     December 31,
                                                               -------------------------
                                                                  2001          2002
                                                              -----------    -----------
                                                              (unaudited)    (unaudited)
Revenue:
Monitoring fees ...........................................   $24,204,494    $23,592,544
Billing fees ..............................................       304,116        568,243
Related party monitoring fees .............................       506,982      1,358,126
Related party placement fees ..............................       974,448      1,236,227
World Trade Center disaster recovery program ..............                    1,945,272
                                                              -----------    -----------
Total revenue .............................................   $25,990,040    $28,700,412
                                                              ===========    ===========
Income from operations ....................................   $   782,079    $  (714,738)
                                                              ===========    ===========
Loss before income taxes ..................................   $(3,291,207)   $(6,393,526)
                                                              ===========    ===========
Net loss ..................................................   $(2,588,130)   $(5,603,769)
                                                              ===========    ===========

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

10. Acquisitions -- (Continued)

   The proforma results of operations do not purport to represent what the Company's results of operations would actually have been had the acquisition been effected for the periods presented, or to predict the Company's results of operations for any future period.

   In January 2002, the Company acquired certain operating assets of RTC Alarm Monitoring Services (RTC), a wholesale security system alarm monitoring business located in Roseville, California. No liabilities were assumed by the Company. The transaction was accounted for under the purchase method of accounting.

   The allocation of the purchase price of $5,088,057 is as follows:

         Dealer relationships......................................................    $4,375,046
         Equipment.................................................................       500,000
         Accounts receivable.......................................................       213,011
                                                                                       ----------
         Net assets acquired.......................................................    $5,088,057
                                                                                       ==========


   The purchase price was financed with a promissory note from a related party owned by stockholders of the Company in the amount of $5,800,000 (Note 6). The Company paid a fee of $175,000 to a related party in connection with this financing. The results of RTC are included in the accompanying combined financial statements from the date of acquisition.

   In October 2001, the Company acquired certain operating assets of Custom Design Security (CDS), a wholesale security system alarm monitoring business located in Sarasota, Florida. No liabilities were assumed by the Company. The transaction was accounted for under the purchase method of accounting.

   The allocation of the purchase price of $1,192,117 is as follows:

         Dealer relationships......................................................    $1,020,448
         Accounts receivable.......................................................       106,669
         Equipment.................................................................        65,000
                                                                                       ----------
         Net assets acquired.......................................................    $1,192,117
                                                                                       ==========


   The purchase price was financed with debt from IASI (Note 6). The results of operations of CDS are included in the accompanying combined financial statements from the date of acquisition.

   In May 2000, the Company, through a newly formed wholly owned subsidiary, acquired 99% of the common stock of Griptight Holdings, Inc., a corporation whose sole asset was the ownership of 80% of the stock of Monital. The transaction was accounted for under the purchase method of accounting. At the same time, the Company acquired 20% of the stock in Monital from an unrelated party. The purchase price of $10,695,472, net of cash acquired of $829,566, financing costs of $316,025 and all other closing costs were financed with debt of $14,141,000. In addition, a related entity owned by certain stockholders of the Company paid $1,383,370 of long-term debt, and $1,910,000 of customer contracts were transferred to that related entity. This resulted in a dividend distribution of $329,144 and a compensation charge of $197,486. The results of operations of Monital are included in the accompanying combined financial statements from the date of acquisition.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

10. Acquisitions -- (Continued)

   The allocation of the purchase price of $10,695,472, is as follows:

         Dealer relationships.....................................................    $12,770,304
         Goodwill.................................................................      3,836,141
         Accounts receivable......................................................        768,465
         Property and equipment...................................................      1,122,286
         Prepaid expenses and other assets........................................        359,056
         Accounts payable and accrued expenses....................................       (803,226)
         Deferred revenue.........................................................     (1,547,392)
         Other liabilities........................................................       (590,651)
         Deferred tax liability...................................................     (3,836,141)
         Long-term debt...........................................................     (1,383,370)
                                                                                      -----------
         Net assets acquired......................................................    $10,695,472
                                                                                      ===========


   In April 2001, the Company recorded $500,000 in other income from SAI. SAI is a publicly traded corporation in the alarm monitoring industry that is unrelated to the Company. SAI and KC had entered into a merger agreement. The $500,000 represents a break up fee related to the failed merger with SAI.

   In April 2002, the Company settled an outstanding legal dispute related to the failed merger of the Company and SAI. As part of the Monital acquisition, the Company obtained financing of $1,500,000 from SAI (Note 6). The funds were used to purchase Monital and pay related expenses. The note was originally due December 31, 2001 with interest of $225,000. The litigation settlement modified the note agreement and as a result $957,275 was recorded as other income for the year ended December 31, 2002. The remaining debt obligation was paid in full in December 2002.

   The following proforma combined results of operations have been prepared as if the acquisition had occurred at the beginning of the year of acquisition and the beginning of the immediately preceding year.

                                                For the Years Ended December 31,
                                                --------------------------------
                                                  (Unaudited)        (Unaudited)
                                                     2000               1999
                                                -----------        ------------
     Revenue:
      Monitoring fees ......................... $19,961,814          $19,466,592
      Billing fees ............................     261,312              107,109
      Related party monitoring fees ...........   1,164,165              490,137
      Related party placement fees ............     189,249              112,569
                                                -----------          -----------
     Total revenue............................. $21,576,540          $20,176,407
                                                ===========          ===========
     Income (loss) from operations............. $  (778,714)         $  (109,926)
                                                ===========          ===========
     Loss before income taxes.................. $(4,509,005)         $(2,644,021)
                                                ===========          ===========
     Net Income (loss)......................... $   284,720          $(2,798,756)
                                                ===========          ===========


   The proforma results of operations do not purport to represent what the Company's results of operations would actually have been had the acquisition been effected for the periods presented, or to predict the Company's results of operations for any future period.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

11. Related Party Transactions

   As discussed throughout the footnotes to the combined financial statements, the Company has had significant transactions with related parties. Whether the terms of these transactions would have been the same had they been between non-related parties cannot be determined.

   IASG provides alarm monitoring services to related parties which are owned by stockholders of the Company. Revenue earned from these alarm monitoring services was $1,164,165, $506,982 and $1,565,017 for the years ended December 31, 2000,
2001 and 2002, respectively of which $954,615, $443,658 and $1,358,126, respectively, was from IASI.

   For the period July 1, 2000 through June 30, 2001, IASG and IASI were in negotiations over alarm monitoring services provided by IASG to customers of IASI that IASI claims should have been disconnected from service. Further, IASI was in negotiations with IASG over alarm monitoring services provided subsequent to June 20, 2001. IASG granted IASI concessions on alarm monitoring services of $2,000, $993,000 and $35,000 for the years ended December 31, 2000, 2001 and
2002, respectively.

   Morlyn provides due diligence and other related services to IASI. Revenue earned from these services was $189,249, $974,448 and $1,236,227 for the years ended December 31, 2000, 2001 and 2002, respectively.

   The Company incurred $293,202, $329,769 and $1,284,922, respectively, in related party interest for the years ended December 31, 2000, 2001 and 2002 of which $258,556, $328,650 and $621,155, respectively, was to IASI.

   IASG owns 5,000 shares of stock in a company that declared bankruptcy in 2000. The investment was in a company who obtained financing from an entity owned by certain stockholders of the Company. The original investment was $32,500 and is stated at no value in the accompanying combined balance sheets. The write down of this investment is recorded in general and administrative expenses in the 2000 combined statement of operations.

   IASG provides alarm monitoring services for certain independent alarm dealers who obtain financing from IASI.

   Amounts due from related parties at:

                                                                             December 31,
                                                                          -------------------
                                                                           2001        2002
                                                                         --------    --------
     Integrated Alarm Services, Inc:
      Monitoring fees ................................................   $ 52,796    $ 49,928
      Placement fees .................................................    414,907
      Advances .......................................................    453,000
      Unfunded debt service reserve ..................................                100,000
     Capital Center Credit Corp:
      Advances .......................................................                 84,018
      Interest .......................................................                 12,662
     RTC Trust:
      Unfunded debt service reserve ..................................                100,000
                                                                         --------    --------
                                                                         $920,703    $346,608
                                                                         ========    ========

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

11. Related Party Transactions -- (Continued)

   Amounts due to related party at:

                                                                             December 31,
                                                                          -------------------
                                                                           2001        2002
                                                                         --------    --------
     McGinn, Smith:
      Debt issuance cost .............................................   $           $  2,251
     Integrated Alarm Services, Inc:
      Other ..........................................................                 34,000
     Stockholder:
      Advances .......................................................    140,395     249,049
                                                                         --------    --------
                                                                         $140,395    $285,300
                                                                         ========    ========


12. Fair Value of Instruments
   Fair value estimates, assumptions, and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the requirements of SFAS No. 107, Disclosure about Fair Value of Financial Instruments. The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

   The carrying values of the Company's financial instruments (including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and deferred revenue) as of December 31, 2001 and 2002 are a reasonable estimate of their fair value due to the short-term nature of the instruments. The fair value of related party debt is not determinable since it is not negotiated at arms length. The carrying value of the Company's bank debt approximates fair value.

13. Benefit Plans

   The Company maintained two plans that provide health, dental and life insurance benefits to all eligible employees. Medical and dental coverage under the first plan is partially self-insured by the Company and contains an excess loss insurance agreement with New England Financial. The self-insurance limit is $50,000 per occurrence per year. Insurance expense under the plan was $458,561, $390,410 and $390,200 for the years ended December 31, 2000, 2001 and 2002, respectively. The second plan provides fully insured medical, dental and life insurance coverage with Aetna -- U.S. Healthcare. Insurance expense under this plan was $169,510, $242,445 and $398,801 for the years ended December 31, 2000, 2001 and 2002, respectively. Effective August 1, 2002, the Company terminated its relationship with New England Financial and transferred those employees covered under the New England Financial plan to the Aetna -- U.S. Healthcare plan.

   Employees of the newly acquired Criticom are provided with medical, dental and life insurance plans provided by The Principal Financial Group. These plans are fully insured and the insurance expense under the plans was $65,277 since the date of the acquisition.

   The IASG 401(k) retirement plan was started by an acquired company on June 29, 1993. All employees are eligible after meeting a minimum service requirement. IASG has not made a matching contribution and, therefore, has no recorded expense.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

14. Subsequent Events

   In January 2003 KC Acquisition was re-incorporated by merging into Integrated Alarm Services Group, Inc. and the Company acquired IASI and affiliates. IASG issued 864,192 shares of its common stock, of which 525,452 shares were issued to minority interests for a total fair value of $11,559,944 related to these acquisitions.

   In January 2003, the Company's Board of Directors approved an increase in authorized shares of common stock from 2,500 shares to 100,000,000 shares and a change in par value from no par value to $.001 par value. In addition, 3,000,000 shares of preferred stock was authorized at $.001 par value.

   On January 8, 2003, the Company's Board of Directors approved a 6,033 for one common stock split and on April 17, 2003, the Company's Board of Directors approved a one for two reverse common stock split, as a result, per share data has been retroactively restated for all periods presented.

15. Financial Disclosures for the Unaudited Interim Financial Information Unaudited interim financial information
   The financial information as of March 31, 2003 and for the three months ended March 31, 2003 and 2002, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments that are considered necessary for fair presentation of the Company's financial position, results of operations and cash flows for the three months ended March 31, 2003 and 2002 in accordance with accounting principles generally accepted in the United States of America.

Acquisition of IASI
   IASI which was acquired on January 31, 2003 provides financing and capital to independent security alarm dealers throughout the United States. IASI provides working capital to the independent dealers necessary for the growth of the dealers' business and financing for acquisitions. IASI has built a vertically integrated infrastructure, capable of handling all aspects of a financing for independent alarm dealers including due diligence, billing and collections and the securitizing of alarm contracts. IASI owns a significant portfolio of residential and commercial alarm contracts and contracts assumed upon the foreclosure of loans to dealers for which it provides monitoring services (through IASG and other non-affiliated entities) to its customers.

   In connection with the acquisition of IASI and affiliates, IASG issued 864,192 shares of its common stock, of which 525,452 shares were issued to minority interests for a total fair value of $11,559,944 related to these acquisitions. The predecessor cost basis in net assets acquired was approximately ($21,465,000), for which 338,740 shares of common stock were issued. The transaction was accounted for under the purchase method of accounting.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

15. Financial Disclosures for the Unaudited Interim Financial Information -- (Continued)

   The allocation of the purchase price of $11,559,944 is as follows:

                                                                        January 31, 2003
                                                                        ----------------
        (in Thousands)
        Assets:
          Current Assets (including cash of $8,082)..................       $ 10,735
          Intangibles other than goodwill............................         41,982
          Goodwill...................................................         43,015
          Other......................................................         21,396
                                                                            --------
            Total assets ............................................       $117,128
                                                                            ========
        Liabilities and Stockholders' Deficit:
          Current liabilities........................................       $ 16,415
          Long-term debt, net of current portion.....................        109,705
          Other......................................................            913
                                                                            --------
            Total liabilities .......................................        127,033
        Total stockholders' deficit (purchase price of $11,560, net
          of predecessor cost basis of $(21,465))....................        (9,905)
                                                                            --------
            Total liabilities and stockholders' deficit .............       $117,128
                                                                            ========


   The allocation of the purchase price is tentative and based on management estimates of fair values. The valuation will be finalized upon the completion of an independent valuation study. The goodwill resulting from the acquisition is non-deductible for income tax purposes.

   The following proforma combined results of operations have been prepared as if the acquisition had occurred at the beginning of the year of acquisition and the beginning of the immediately preceding year.


                                                      For the Three Months Ended
                                                               March 31,
                                                      --------------------------
                                                         2002           2003
                                                      -----------   ------------
Revenue:
 Monitoring fees .................................    $ 4,948,577   $  6,089,790
 Revenue from customer accounts ..................      2,757,134      3,605,667
 Billing fees ....................................        149,783         20,983
 Related party monitoring fees ...................         21,952         32,814
                                                      -----------   ------------
Total revenue ....................................    $ 7,877,446   $  9,749,254
                                                      ===========   ============
Income (loss) from operations ....................       (591,589)    (4,110,364)
                                                      -----------   ------------
Loss before income taxes .........................     (4,142,347)    (8,814,136)
                                                      -----------   ------------
Net loss .........................................    $(4,042,347)  $(12,315,600)
                                                      ===========   ============


   The proforma results of operations do not purport to represent what the Company's results of operations would actually have been had the acquisition been effected for the periods presented, or to predict the Company's results of operations for any future period.

   Beginning in 1992, M&S Partners, whose two partners are principal shareholders of IASG began acquiring portfolios of home security alarm contracts from independent dealers and installers. In order to fund the portfolio acquisitions, M&S Partners formed forty-one Grantor Trusts (Trusts), in which they were the ultimate beneficiaries, each of which acquired separate portfolios of contracts. In 2001, IASI formed three LLC's (Guardian Group LLC, Palisades Group, LLC and Payne Security LLC), in which First Integrated

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

15. Financial Disclosures for the Unaudited Interim Financial Information -- (Continued)

Capital Corp. ("FICC") is a 50% owner, to acquire contracts. FICC, a "C" Corporation, was formed in 1999 to purchase portfolios of contracts and provide investment banking services. These Trusts and three LLC's issued notes (debt instruments) which were collateralized by the underlying alarm monitoring contracts and their recurring monthly revenues. The Trusts and three LLC's principally served the purpose of holding the contracts and ensuring that the debt was serviced from the monthly cash flows of the contracts.

   During 2002, M&S Partners formed IASI and have contributed their beneficial interests for fourteen of the forty-one Trusts for shares of common stock of IASI. They contributed their beneficial interest in the remaining Trusts, three LLC's and the FICC to IASG concurrent with the merger.

   The following represent the accounting policies that IASG adopted in connection with the acquisition of IASI and other supplemental information.

   Revenue recognition

   IASI provides monitoring services to customers under contracts ranging from one to five years in duration. Such contracts are cancelable with notice sixty days prior to the contract expiration date and contain no upfront fees or set up service. Customers are notified prior to the maturity date and contracts automatically renew for an annual term if no action is taken. Revenue from customer contracts is recognized as services are provided over the related monitoring contract period when a written contract is in place and collection is probable. Services may be billed in advance on a monthly, quarterly or annual basis and amounts billed but not earned are recorded as deferred revenues. Revenues deferred are recognized on a straight line basis over the term of the service agreement as the alarm monitoring services are provided.

   Interest income from dealer notes receivable is recognized using the interest method. Accrual of interest income on notes receivable is suspended when a dealer portfolio is contractually delinquent for one hundred twenty days or more. The accrual is resumed when the dealer portfolio becomes contractually current, and past due interest income is recognized at that time. Generally, IASG forecloses on delinquent accounts and takes ownership of the related contracts which collateralize the notes. Refunds are granted only upon request from the customer when a payment is made on a closed account or a payment was processed where the funds were not payable to IASG.

   Notes receivable

   IASI makes loans to dealers, which are collateralized by the dealers' portfolio of customer monitoring contracts. Loans to dealers are carried at the lower of the principal amount outstanding or the net realizable value of the portfolio underlying the loan. Loans are generally considered nonperforming if they are 120 days in arrears of contractual terms.

   Management periodically evaluates the loan portfolio to assess the collectibility of dealer notes and adequacy of allowance for loan losses. Management reviews certain criteria in assessing the adequacy of the allowance for loan losses including IASI's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Loan impairment is identified when a portfolio's cash flow is materially below the minimum necessary to service the loan. In most cases, loans will be foreclosed and valued at the lower of cost (loan carrying value) or fair value of customer contracts using recent transaction prices and industry benchmarks.

   Notes receivable consists of loans to dealers which are collateralized by a portfolio of individual customer monitoring contracts. When a dealer becomes delinquent, the Company generally forecloses on and takes ownership of the portfolio of customer monitoring contracts.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

15. Financial Disclosures for the Unaudited Interim Financial Information -- (Continued)

   Contractual maturities of notes receivable as of March 31, 2003 are as follows:

        For the twelve months ending March 31,
        --------------------------------------
        2004 ..............................................................   $1,294,758
        2005 ..............................................................    1,169,588
        2006 ..............................................................    1,327,656
        2007 ..............................................................    1,424,942
        2008 ..............................................................      935,178
        2009 and thereafter ...............................................       38,609
                                                                              ----------
                                                                              $6,190,731
                                                                              ==========


   At March 31, 2003 notes receivable was collateralized by contracts with a recurring monthly revenue of approximately $172,000 Interest income on notes receivables was $194,854 for the three months ended March 31, 2003 and is included in interest expense, net in the statement of operations.

   Deferred revenue -- notes receivable

   Deferred revenue on notes receivables represents amounts paid by the dealers for services the Company will render in the future. In connection with the loans to dealers, the Company withholds a portion of the amount loaned to cover services for the remaining term of the contract. The deferred fees are recognized as revenues as the billing and collection services are provided to the dealers. Amounts withheld are nonrefundable.

   Customer contracts

   Customer monitoring contracts are acquired from the dealers' pre-existing portfolios of contracts or assumed upon the foreclosure on dealers' loans. These acquired customer contracts are recorded at cost which management believes approximates fair value. Customer contracts assumed as a result of foreclosure on dealer loans are recorded at the lower of cost (loan carrying value) or the fair value of customer contracts using recent transaction prices and industry benchmarks at the time of foreclosure.

   Customer contracts are amortized over the term that such contracts are expected to remain a customer of the Company. The Company on an ongoing basis conducts comprehensive reviews of its amortization policy for customer contracts and, when deemed appropriate, uses an independent appraisal firm to assist in performing an attrition study.

   The Company's amortization methods below consider the average estimated life and historical and projected attrition rates determined from a recent attrition study and consists of the following three portfolios:



                                                  Accelerated method      Period
                                                ----------------------   -------
Existing portfolio accounts* ...............    150% Declining balance   8 years
Dealer acquired new accounts ...............    160% Declining balance   8 years
Contracts assumed from dealers .............    160% Declining balance   4 years



---------------
* For existing portfolio accounts purchased subsequent to January 31, 2003, the Company will amortize such accounts using a straight-line method over an 18 year period plus actual attrition.


   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

15. Financial Disclosures for the Unaudited Interim Financial Information -- (Continued)

SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets to be held and used is measured by a comparison of the carrying amount of the assets with the future net cash flows expected to be generated. Cash flows of customer contracts are analyzed at the same portfolio level (existing portfolio accounts, dealer acquired new accounts and contracts assumed from dealers) that they are identified for amortization, the lowest level for which independent cash flows are identifiable. All other long-lived assets are evaluated for impairment at the Company level, using one asset grouping. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Customer contracts were recorded at fair value on January 31, 2003, the purchase date. There is no impairment of these assets at March 31, 2003.

Intangible Assets
   Customer contracts at March 31, 2003 consist of the following:


                                                                                                          Contracts
                                                                             Existing        Dealer        assumed
                                                                             portfolio      acquired     from dealers      Total
                                                                            ----------    -----------    ------------   -----------
Customer contracts ......................................................   $9,166,094    $27,856,526     $4,982,728    $42,005,348
Accumulated amortization ................................................     (292,888)      (889,200)      (330,062)    (1,512,150)
                                                                            ----------    -----------     ----------    -----------
                                                                            $8,873,206    $26,967,326     $4,652,666    $40,493,198
                                                                            ==========    ===========     ==========    ===========


   Certain customer contracts acquired upon the IASI acquisition, with a cost basis of approximately $16,600,000, are subject to optional repurchase by the seller at a discounted price. The Company is amortizing these customer contracts such that the net book value approximates the discounted repurchase option price. Such repurchase is contingent on the seller complying with certain conditions outlined in the contract purchase agreement over a six-year period.


   Customer contract amortization expense for the period ended March 31, 2003 was $1,512,150.


   Dealer relationships at March 31, 2003 consist of the following:


        Dealer relationships ................................. $ 39,958,089
        Accumulated amortization .............................  (13,509,001)
                                                               ------------
                                                               $ 26,449,088
                                                               ============



   Estimated amortization expense of customer contracts and dealer relationships for the years ending December 31, 2003 through 2007 is as follows:

                                                                                   Customer        Dealer
        Year                                                                      Contracts    Relationships       Total
                                                                                  ----------   -------------    -----------
        2003 .................................................................    $8,026,348     $4,447,294     $12,473,642
        2004 .................................................................     7,922,381      3,777,286      11,699,667
        2005 .................................................................     6,971,542      2,955,556       9,927,098
        2006 .................................................................     5,847,301      2,581,858       8,429,159
        2007 .................................................................     4,643,241      2,303,889       6,947,130

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

15. Financial Disclosures for the Unaudited Interim Financial Information -- (Continued)

Long-term Debt
   Long-term debt consists of the following at March 31, 2003:



                                                                       March 31,
                                                                     -----------
                                                                         2003
                                                                     -----------
Related Party Promissory Notes:
  -------------------------------
Promissory note payable to related party owned by stockholders of    $ 5,271,102
  the Company in original amount of $5,800,000, maturing July 1,
  2007. Aggregate monthly installments of principal and interest of approximately $129,200. Fixed interest rate of 14.31%;
  collateralized by financed accounts receivable. The Company is required to maintain cash with the lender of $100,000, which is restricted to be used to satisfy debt service requirements in the event the Company does not have the cash flow to service the debt. At March 31, 2003 such amount was not on deposit with the lender

Promissory note payable to related party in the original amount          585,000
  of $685,000 is at a fixed interest rate of 10%; $100,000 was paid on October 5, 2002, $585,000 is due in April 2004 with accrued interest

Promissory note payable to related party maturing March 15, 2004, the  3,000,000 maturity date was extended to April 30, 2004 in March 2003.
  Proceeds of $3,000,000 received in October 2002. Interest is payable monthly at Bear Stearn's Broker call rate plus 2.5%.
  Balloon payment of principal is due at maturity

Promissory notes payable to Capital Center Credit Corp. ("CCCC"        1,301,000
  an entity controlled by certain shareholders and an officer of the Company) and an investment fund (managed by an investment banking firm owned by shareholders and an officer of the
  Company) maturing April 30, 2004. Notes issued for cash proceeds in February 2003. Interest only is payable quarterly. Principal is due at maturity

Promissory note payable to related party maturing January 15,          3,000,000
  2004, the maturity date was extended to April 30, 2004 in March
  2003. Proceeds of $3,000,000 received in January 2003. Interest is payable at maturity at 12% per annum. Balloon payment of principal is due at maturity

Due to M&S Partners, on demand                                           921,991

Other Notes:
------------
Promissory notes payable to one bank in original amounts totaling     25,367,452
  $32,841,000 originally maturing from March 2003 to May 2005.
  Aggregate monthly installments of principal and interest
  approximates $505,000. Fixed interest rates ranging from 8% to
  12.5%. Balloon payments due of approximately $11,125,000 in
  March 2003 (extended to June 2004), $1,750,000 in June 2004, and
  $6,412,000 in May 2005; collateralized by financed accounts receivable. The Company is required to maintain cash with the lender of $800,000, which is restricted to be used to satisfy debt service requirements in the event that the Company does not have the cash flow to service the debt. At March 31, 2003,
  $574,146 was on deposit with the lender. Such amount is included in restricted cash and cash equivalents. The lender has required that certain amounts needed to fund the following month's debt service payment be accumulated in a reserve account. At March 31,
  2003, $855,059 was accumulated in the reserve account and is classified as restricted cash and cash equivalents in these financial statements

$5,500,000 convertible promissory notes payable to investors           5,500,000
  maturing September 1, 2005. Aggregate quarterly interest
  payments of approximately $123,750. Fixed interest rate of
  9.0%; collateralized by financed accounts receivable

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

15. Financial Disclosures for the Unaudited Interim Financial Information -- (Continued)




                                                                      March 31,
                                                                    ------------
                                                                        2003
                                                                    ------------
Notes payable to a bank in original amounts totaling $1,506,888.    $  1,181,254
  Aggregate monthly installments of principal and interest
  approximates $53,000 beginning October 1999 through November
  2004 with final payments of $405,000 and $255,000 in November
  2004 and December 2004, respectively. Fixed interest rate of
  8.75%. These notes payable are collateralized by financed
  accounts receivable. The Company is required to maintain cash with the lender of $36,300, which is restricted to be used to satisfy debt service requirements in the event the Company does not have the cash flow to service the debt. Such amount is included in restricted cash and cash equivalents

The Company has notes with various lending institutions. As of        22,547,991
  March 31, 2003, the monthly installments total approximately
  $1,500,000, including interest. As of March 31, 2003
  approximately $6,300,000 of the debt is fixed with interest at rates from 7.5% to 11.0% and approximately $16,200,000 of the debt is variable of which $3,700,000 has been fixed with an interest rate swap at 8.3%. Balloon payments are due at certain intervals and approximately $22,500,000 of the notes are
  collateralized by specific monitoring contracts and notes
  receivable

The Company has junior debt with monthly installments of              96,703,647
  approximately $975,000 and interest rates from 10.1% to 13.5%.
  Balloon payments are due at certain intervals and some of the notes are collateralized by specific monitoring contracts and notes receivable

                                                                    ------------
                                                                     165,379,437
Less: current portion, related party                                   1,683,853
Less: current portion of long-term debt                               15,273,182
                                                                    ------------
    Total                                                           $148,422,402
                                                                    ============


   The Company is required to maintain cash in a reserve fund, which is included in cash-restricted to fund debt service payments on the Senior Debt. Payne Security Group, LLC's Senior Debt agreement contains affirmative covenants including the timely payment of taxes and restrictive covenants including fixed charges to cash flow ratio and attrition ratio. Payne Security Group, LLC was in default of certain covenants, including the timely payment of taxes, fixed charges to cash flow and attrition ratios and on March 7, 2003 and May 9, 2003 obtained permanent waivers from the Senior Debt lender for past violations. Guardian Group, LLC's Senior Debt agreement contains certain restrictive covenants including collections as a percentage of funded recurring monthly revenues (RMR) and debt service coverage ratio. The Company was in default of the collections as a percentage of funded RMR covenant and on May 14, 2003 obtained a permanent waiver from the Senior debt lender for past violations.

   In March 2002, IASI commenced a new debt offering for $27,300,000 that matures in five years and pays interest at the rate of 12%. As part of the offering, junior debt note holders of 18 trusts in the aggregate principal amount of $24,600,000 have the right to exchange such notes for notes of IASI with an equal principal amount, and those trusts assets are in the process of being transferred to IASI. As of March 31, 2003, approximately $20,900,000 of notes have been exchanged under this offering. The remaining $2,700,000 of the offering is for raising cash from new lenders. Interest only payments are due monthly with principal due at maturity. All of the contracts and recurring monthly revenue have been assigned to IASI.

   In June 2002, IASI commenced a new debt offering for $8,000,000 that matures in one year and pays interest at the rate of 12%. As part of the offering, certain note holders of 3 trusts in the aggregate principal amount of $2,590,000 have the right to exchange such notes for notes of IASI with an equal principal amount

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

15. Financial Disclosures for the Unaudited Interim Financial Information -- (Continued)

and those trusts assets are in the process of being transferred to IASI. As of March 31, 2003, approximately $2,300,000 of notes have been exchanged under this offering. As of March 31, 2003, holders of one year notes amounting to approximately $7,800,000 have agreed to extend the maturity date on their notes until April 30, 2004. Interest only payments are due monthly with principal due at maturity. All of the contracts and recurring monthly revenue which collateralized the notes exchanged are now assets of IASI.

   In August 2002, IASI commenced a new debt offering for $25,000,000 that matures in three years and pays interest at the rate of 12%. As part of the offering, certain note holders of 7 trusts in the aggregate principal amount of $9,876,000 have the right to exchange such notes for notes of IASI with an equal principal amount, and those trusts assets have been assigned to IASI. As of March 31, 2003, approximately $8,100,000 has been exchanged under this offering. Interest only payments are due monthly with principal due at maturity. All of the contracts and recurring monthly revenue which collateralized the notes have been assigned to IASI.

   Commencing in December 2002, IASI began offering 10% two-year promissory notes to accredited investors in the aggregate principal amount of $9,200,000. These notes were all issued by March 31, 2003. These notes are unsecured and will mature on December 15, 2004. Interest only payments are due monthly with principal due at maturity.

   In May 2003, IASI issued an aggregate of $3,500,000 principal amount of promissory notes. These notes bear interest at the rate of 10%, without compounding and are repayable in December 2004. Interest is payable monthly commencing July 1, 2003.

   Maturities of long-term debt (on a calendar basis) exclusive of capital leases are as follows based on revised agreements at:


                                                                                                        March 31, 2003
                                                                                          -----------------------------------------
                                                                                            Related        Other
                                                                                            Parties        Notes           Total
                                                                                          ----------    ------------   ------------
2003 (nine months)....................................................................   $ 1,456,288    $ 11,461,132   $ 12,917,420
2004..................................................................................     8,938,250      37,209,511     46,147,761
2005..................................................................................     1,306,315      56,260,014     57,566,329
2006..................................................................................     1,497,534      11,505,842     13,003,376
2007..................................................................................       880,706      30,298,845     31,179,551
Thereafter............................................................................                     4,565,000      4,565,000
                                                                                         -----------    ------------   ------------
                                                                                         $14,079,093    $151,300,344   $165,379,437
                                                                                         ===========    ============   ============


Liquidity


   The Company incurred a net loss of approximately $10,900,000 for the three months ended March 31, 2003 and has a stockholders' deficit of approximately $32,300,000 at March 31, 2003. The Company has a working capital deficit of approximately $16,400,000 at March 31, 2003. In connection with the acquisition of IASI and affiliates, the Company has assumed significant amounts of bank and other lender debt approximating $122,600,000 and therefore continues to have a highly leveraged structure. Certain of the debt arrangements contain monthly and quarterly restrictive financial covenants for which the Company was in violation at March 31, 2003 (see preceding section of note 15). On May 9, 2003 and May 14, 2003 the Company obtained waivers from its lenders. Absent the waivers, the related debt would have been in default and approximately $10,500,000 of long-term debt would have been reclassified to current liabilities. Future compliance with such covenants is predicated on the Company achieving its future forecasts of cash flow or assigning the cash collections of unencumbered individual customer monitoring contracts to such lenders lockbox. To ensure future compliance with the lenders, the Company has agreed to assign recurring monthly revenue to such lenders lockbox on as needed basis. Management believes based on their forecasts it is

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

15. Financial Disclosures for the Unaudited Interim Financial Information -- (Continued)

probable that the available RMR, less forecasted attrition will ensure compliance of its financial debt covenants through 2003 (see "Subsequent Events").


   The following supplements the Company's plan (more fully described in Note 1 under the section "Liquidity"). We believe we have the ability to service our debt and capital lease obligations coming due in 2003, whether or not we are successful in completing the initial public offering, primarily from funds generated from ongoing operations, collections of current notes receivable of $1.3 million, and recent borrowings of $12.7 million since December 31, 2002. These recent borrowings include $4.3 million borrowed from related parties and junior debt of $8.4 million, net of approximately $2.8 million distributed to Capital Center Credit Corp., (that had previously contributed capital to us) in January and February of 2003. Our cash flows forecast for 2003 indicates we will generate an amount of cash flows from operations in excess of our prior year cash flows from operations. In May 2003, the Company issued an aggregate of $3,500,000 principal amount of promissory notes. These notes bear interest at the rate of 10%. Interest is payable monthly and the principal balance is due in December 2004.

   Beyond 2003, as a result of the acquisition of IASI and affiliates, the Company's cash requirements for debt service, and on-going operations have increased substantially. Debt repayment obligations are significant and increase in 2004. The Company's forecasts for 2004 indicate that the Company will be unable to generate enough cash flow from operations to pay its debt obligations. As a result, the Company will need to obtain equity financing, refinance a significant portion of its debt or significantly restructure its debt payments in order to meet its obligations. In the event the Company is unsuccessful in raising equity or restructuring debt to fund debt service, the Company may fail to comply with its covenants under certain Debt agreements. A default could result in the Company's lenders requiring immediate repayment. If adequate capital funds are not available on terms favorable to the Company, its business, financial condition, results of operations and cash flows could be materially and adversely affected.

Income Taxes
   The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate of 34% for March 31, 2002 primarily as a result of S corporation losses.

   The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate of 34% for March 31, 2003 primarily as a result of the impact of the conversion from S corporation to C corporation, valuation allowance, related party-administrative expense and S corporation losses.

   C corporation income (loss) before provision for income taxes was ($226,071) and ($7,269,539) for the three months ended March 31, 2002 and March 31, 2003, respectively.

   Additionally, prior to the acquisition of IASI, IASI had a deferred income tax asset of approximately $14,780,000 which had a full valuation allowance recorded against it. As a result of the acquisition of IASI by IASG, approximately $5,040,000 of the federal portion of IASI's valuation allowance was reversed due to IASG having approximately $5,040,000 of federal deferred tax liability to offset against. This valuation allowance reversal has been reflected in the purchase accounting.

   The deferred tax liability of $830,974 represents the state deferred tax liability of IASG which can not be offset by the state deferred tax asset of IASI due to the companies being subject to state taxes in different state tax jurisdictions.

   IASI's federal and state deferred tax asset in excess of IASG's federal deferred tax liability will continue to be offset by a full valuation allowance since management believes it is more likely than not that such deferred tax assets will not be realized.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

15. Financial Disclosures for the Unaudited Interim Financial Information -- (Continued)

   The valuation allowances recorded on the books of IASG immediately after the acquisition of IASI was $9,742,033. During the first quarter ended March 31, 2003 this valuation allowance was increased by $1,117,614 to $10,859,646.

   At March 31, 2003, the Company has approximately $13,590,000 of net operating loss carryforwards, which begin to expire in 2018. The Company's net operating losses may be limited on an annual basis pursuant to the Internal Revenue Code, due to certain changes in ownership and equity transactions.

   As a result of the merger of KC Acquisition with IASG during January 2003, KC Acquisition, KCF, Morlyn and Criticom will no longer be considered flow through entities to their shareholders and members and, therefore, must record current and deferred income taxes from its earnings and losses, and recognize the tax consequences of "temporary differences" between financial statement and tax basis of existing assets and liabilities. At the time of a change in tax status of an enterprise, the Company recorded an additional deferred tax liability of approximately $3,505,000, which is included in income tax expense in 2003.

Loss per Common Share
   The loss per common share is as follows:

                                                                       March 31,
                                                             ---------------------------
                                                                2002            2003
                                                             -----------   -------------
        Numerator
          Net loss.......................................    $(1,569,735)   $(10,862,600)
        Denominator
          Weighted average shares outstanding............        533,808       1,287,389
        Net loss per share ..............................    $     (2.83)  $       (8.44)


Litigation
   In March of this year, Protection One Alarm Monitoring, Inc., a company engaged in the business of providing security and other alarm monitoring services to residential and commercial customers, brought an action against the Company in the Superior Court of New Jersey, Camden County for unspecified damages in connection with the Company's purchase of certain alarm monitoring contracts from B&D Advertising Corporation ("B&D"). B&D had previously sold alarm monitoring contracts to Protection One. As part of such sales, B&D agreed not to solicit any customers whose contracts had been purchased and to keep certain information confidential. Protection One claims that the Company's subsequent purchase of contracts from B&D constitutes tortuous interference, that the Company utilized confidential information belonging to Protection One and that Protection One had an interest in some of the contracts that the Company purchased from B&D. The Company plans to vigorously defend this claim. The Company believes the resolution of this matter will not have a material adverse effect on its financial condition, results of operations or cash flows.


   In May 2003, a former employee of McGinn, Smith & Co., Inc., brought an action against the Company, as well as McGinn, Smith & Co., Inc. and M&S Partners for wrongful termination. The suit brought in the Supreme Court of the State of New York seeks damages of $10,000,000. McGinn, Smith & Co., Inc. and M&S Partners have fully indemnified the Company from any damages or legal expenses that the Company may incur as a result of the suit. This employee of McGinn, Smith & Co., Inc. was never the Company's employee and the Company plans to vigorously defend this claim. The Company believes the resolution of this matter will not have a material adverse effect on our financial condition, results of operations or cash flows.


   The Company is involved in litigation and various legal matters that have arisen in the ordinary course of business. The Company does not believe that the outcome of these matters will have a material effect on the Company's financial position, results of operations or cash flows.

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

15. Financial Disclosures for the Unaudited Interim Financial Information -- (Continued)

Related Party Transactions
   During February 2003, the Company made a cash payment of $1,700,000 to Capital Center Credit Corporation (CCCC) which is controlled by shareholders of the Company. Also, during March 2003, the Company assumed approximately $1,575,000 of debt from CCCC. As a result, for the quarter ended March 31, 2003, IASG recognized general and administrative expense of $3,275,000.

   The Company incurred $297,207 and $424,365, respectively, in related party interest for the three months ended March 31, 2002 and March 31, 2003 of which $202,066 and $167,359, respectively, was to IASI.

   The Company rents office space month to month from a related party. That related party is obligated under various leases that expire over the next two years.

   Included in long-term debt (junior debt) are contract certificates held by related parties that totaled approximately $330,000 at March 31, 2003.

Swap Arrangement
   At March 31, 2003 IASI has an interest rate SWAP arrangement (maturing March 15, 2004) to fix the interest rate at 8.3% on approximately $3,700,000 of floating rate senior debt. The interest rate SWAP does not qualify as a hedge, accordingly changes in fair value are recorded as interest expense in the statement of operations. The fair value of the SWAP at March 31, 2003 was approximately $30,000.

Benefit Plans
   IASI formed the Integrated Alarm Systems, Inc. 401(k) Retirement Plan ("Plan") effective August 1, 2002. The recorded expense for the three months ended March 31, 2003 was approximately $5,000.

Segment and Related Information
   In connection with the acquisition of IASI, IASG acquired IASI's financing services business. As a result, IASG believes it has two reportable segments:
(1) Alarm-Monitoring wholesale services and (2) Alarm-Monitoring retail services. The reportable segments are considered by management to be strategic business units that offer different services and each of whose respective long-term financial performance is affected by similar economic conditions. IASG has determined its reportable segments based on its method of internal reporting which is used by management for making operational decisions and assessing performance.

   The alarm-monitoring services segment provides monitoring services to a broad range of independent alarm-monitoring dealers. The alarm-monitoring retail services segment provides working capital to independent alarm-monitoring dealers. This is accomplished by purchasing alarm monitoring contracts from the dealer or by providing loans using the dealer's alarm monitoring contracts as collateral. IASI provides monitoring services (through IASG and other non-affiliated entities) to its customers.

   The accounting policies of each of the segments are the same as those described in the summary of significant accounting policies, as outlined in note
2. Management has determined that an appropriate measure of the performance of its operating segments would be made through an evaluation of each segment's income (loss) before income taxes. Accordingly, the Company's summarized financial information regarding the Company's reportable segments is presented through income (loss) before income taxes for the three months ended March 31, 2003. Prior to January 31, 2003, the Company operated in only one segment, alarm-monitoring services. The acquisition of IASI and affiliates established the new segment, Alarm-monitoring retail services for independent alarm-monitoring dealers. Intersegment revenues have been eliminated.

   Summarized financial information for the three months ended March 31, 2003, concerning the Company's reportable segments is shown in the following table:

             INTEGRATED ALARM SERVICES GROUP, INC. AND SUBSIDIARIES (Successor to KC Acquisition Corporation and Subsidiaries)

                  NOTES TO FINANCIAL STATEMENTS -- (Continued)

15. Financial Disclosures for the Unaudited Interim Financial Information -- (Continued)



                                                                                        Alarm-
                                                                                      Monitoring    Alarm-Monitoring
                                                                                      Wholesale          Retail        Consolidated
                                                                                       Services         Services           Total
                                                                                     -----------    ----------------   ------------
Net revenue from external customers..............................................    $ 6,358,452      $  2,405,185     $  8,753,637
Cost of revenue (including depreciation and amortization)........................      5,179,271         1,512,149        6,691,420
Income (loss) from operations....................................................        333,850        (4,059,288)      (3,725,438)
Interest income..................................................................                          194,854          194,854
Interest expense.................................................................      1,301,956         2,093,089        3,395,045
Loss before income taxes.........................................................     (1,227,629)       (6,217,683)      (7,445,312)
Total assets.....................................................................     44,427,259       102,157,367      146,584,626
Goodwill.........................................................................      7,218,743        43,015,595       50,234,338
Capital expenditures.............................................................         41,667            23,957           65,624
Depreciation and amortization....................................................      1,358,371         1,512,150        2,870,521


Commitment

   In April 2003, the Company entered into a three-year contract with a committed two-year term with AT&T, Inc. for communications services. As part of that contract, the Company is required to use $780,000 per year for the first two years of the contract.


Subsequent Events

   In April 2003, the Company assumed approximately $250,000 of debt from CCCC. Approximately $30,000 of this debt is payable to related parties. IASG will recognize a general and administrative expense of $250,000 for this transaction during April 2003.

   In June 2003, we secured a $20 million account acquisition facility with LaSalle Bank N.A., which is contingent upon the completion of an initial public offering with minimum net proceeds of $115 million. The facility is available to IASG for acquisitions of security alarm companies and pools of security alarm contracts.

   At May 31, 2003, the Company was not in compliance with its EBITDA bank covenant (more fully described in Note 1). On June 19, 2003, the bank extended the modification to eliminate from EBITDA from March 31, 2003 to June 30, 2003 the fees related to the Company's IPO. Based on this modification, IASG is in compliance with the EBITDA covenant. Absent such modification, approximately $23,139,000 of long-term debt would have been reclassified as a current liability. Management believes, based on its forecasts, that it will comply with the EBITDA covenant through 2003.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

                         Combined Financial Statements
                    (and Report of Independent Accountants)

                      As of December 31, 2001 and 2002 and
                              For The Years Ended
                        December 31, 2000, 2001 and 2002

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES


                                     Index


                                                                         Page(s)
                                                                     -----------
Report of Independent Accountants ................................       F-43

Combined Financial Statements

 Balance sheets ..................................................       F-44

 Statements of operations ........................................       F-45

 Statements of changes in shareholders' and trust capital
  (deficiency)....................................................       F-46

 Statements of cash flows ........................................       F-47

 Notes to combined financial statements ..........................   F-48 - F-62

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors of Integrated Alarm Services, Inc. and Affiliates:

   In our opinion, the accompanying combined balance sheets and the related combined statements of operations, changes in shareholders' and trust capital (deficiency) and cash flows present fairly, in all material respects, the financial position of Integrated Alarm Services, Inc. and its affiliates at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   As described in Notes 2, 5, 6, 8 and 12 to the combined financial statements, the Company has had significant transactions with related entities.

   As described in Note 1 to the combined financial statements, the Company has retroactively restated its financial statements to reflect a change in method of amortizing certain customer contracts.


/s/ PricewaterhouseCoopers LLP


Albany, New York March 4, 2003, except for Note 5, as to which the dates are March 6, 2003 and March 7, 2003 with respect to the second paragraph and Note 1, as to which the date is April 25, 2003 with respect to the sixteenth paragraph

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

                            COMBINED BALANCE SHEETS
                        As of December 31, 2001 and 2002



                                                                        2001           2002
                                                                    ------------   ------------
ASSETS
Current assets:
 Cash and cash equivalents .....................................    $  1,901,128   $  2,993,491
 Current portion of notes receivable ...........................       1,571,662      1,361,626
 Current portion of notes receivable--related parties ..........         941,875      1,096,137
 Accounts receivable less allowance for doubtful accounts of
   $255,471 in 2001 and $242,572 in 2002........................         295,782        282,754
                                                                    ------------   ------------
    Total current assets........................................       4,710,447      5,734,008
                                                                    ------------   ------------
Notes receivable net of current portion and reserves of $800,000
  in 2001 and $470,000 in 2002..................................       5,063,903      4,973,829
Notes receivable, net of current portion--related parties.......       4,384,348      2,376,767
Customer contracts, net.........................................      52,873,788     45,690,852
Debt issuance costs, net........................................       4,242,849      3,583,404
Restricted cash.................................................       3,175,250      2,846,750
                                                                    ------------   ------------
    Total assets................................................    $ 74,450,585   $ 65,205,610
                                                                    ============   ============
LIABILITIES AND SHAREHOLDERS'
AND TRUST CAPITAL (DEFICIENCY)
Current liabilities:
 Current portion of long-term debt .............................    $ 21,602,920   $ 14,432,185
 Accounts payable                                                             --         75,101
 Accounts payable--related parties .............................         920,703         49,928
 Accrued expenses ..............................................         729,251      1,744,056
 Accrued expenses--related party ...............................              --        358,050
 Current portion of deferred revenue ...........................         804,416        781,905
 Other liabilities .............................................         532,118        366,823
                                                                    ------------   ------------
    Total current liabilities...................................      24,589,408     17,808,048
                                                                    ------------   ------------
Long-term liabilities
 Long-term debt, net of current portion ........................      77,060,098     99,390,470
 Deferred revenue, net of current portion ......................         482,792        434,025
                                                                    ------------   ------------
    Total long-term liabilities.................................      77,542,890     99,824,495
                                                                    ------------   ------------
    Total liabilities...........................................     102,132,298    117,632,543
                                                                    ------------   ------------
Commitments and contingencies
Shareholders' and trust capital (deficiency)
 Preferred stock, $0.001 par value, 2,000,000 shares authorized and none issued and outstanding
 Common stock, $0.001 par value, 50,000,000 shares authorized
   and 1,544,385 shares issued and outstanding..................              --          1,544
 Contributed (drawn) capital, net ..............................       8,231,668     (4,291,005)
 Accumulated deficit ...........................................     (35,913,381)   (48,137,472)
                                                                    ------------   ------------
    Total shareholders' and trust capital (deficiency)..........     (27,681,713)   (52,426,933)
                                                                    ------------   ------------
    Total liabilities and shareholders' and trust capital
      (deficiency)..............................................    $ 74,450,585   $ 65,205,610
                                                                    ============   ============



               The accompanying notes are an integral part of the
                         combined financial statements.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

                        COMBINED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 2000, 2001 and 2002



                                                          2000          2001           2002
                                                      -----------    -----------   ------------
Revenue from customer accounts ....................   $ 8,213,537    $11,196,087   $ 16,537,669
Interest income on loans ..........................     1,219,025      1,277,157      1,465,191
Interest income on loans--related parties .........       290,745        478,869        886,280
                                                      -----------    -----------   ------------
    Total revenue .................................     9,723,307     12,952,113     18,889,140
Operating expenses:
 Amortization .....................................     4,925,236      5,845,301      8,850,386
 Monitoring expense ...............................       505,863        387,762        251,669
 Monitoring expense--related party ................       954,615        443,658      1,358,126
 General and administrative .......................            --             --      3,255,942
 General and administrative--related parties ......     1,004,017      1,917,469      1,601,588
 Provision for doubtful accounts ..................       511,177      1,293,903      1,271,776
                                                      -----------    -----------   ------------
    Total operating expenses ......................     7,900,908      9,888,093     16,589,487
                                                      -----------    -----------   ------------
Income from operations ............................     1,822,399      3,064,020      2,299,653
                                                      -----------    -----------   ------------
Other expenses:
 Amortization of debt issuance costs ..............       470,687        594,555      2,667,495
 Interest expense .................................     7,139,059      8,233,295     11,856,249
                                                      -----------    -----------   ------------
Net loss ..........................................   $(5,787,347)   $(5,763,830)  $(12,224,091)
                                                      ===========    ===========   ============



               The accompanying notes are an integral part of the
                         combined financial statements.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

                COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS'
                         AND TRUST CAPITAL (DEFICIENCY)
              For the Years Ended December 31, 2000, 2001 and 2002



                                           Common    Accumulated    Contributed
                                           Stock       Deficit        Capital          Total
                                           ------   ------------    ------------   ------------
Balance, December 31, 1999.............    $   --   $(24,362,204)   $   (466,084)  $(24,828,288)
Withdrawals, net.......................        --             --      (1,081,435)    (1,081,435)
Net loss...............................        --     (5,787,347)             --     (5,787,347)
                                           ------   ------------    ------------   ------------
Balance, December 31, 2000                     --    (30,149,551)     (1,547,519)   (31,697,070)
Contributions, net.....................        --             --       9,779,187      9,779,187
Net loss...............................        --     (5,763,830)             --     (5,763,830)
                                           ------   ------------    ------------   ------------
Balance, December 31, 2001.............        --    (35,913,381)      8,231,668    (27,681,713)
Common stock issued of IASI............     1,544             --          (1,543)             1
Withdrawals, net.......................        --             --     (12,521,130)   (12,521,130)
Net loss...............................        --    (12,224,091)             --    (12,224,091)
                                           ------   ------------    ------------   ------------
Balance, December 31, 2002.............    $1,544   $(48,137,472)   $ (4,291,005)  $(52,426,933)
                                           ======   ============    ============   ============



               The accompanying notes are an integral part of the
                         combined financial statements.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

                        COMBINED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 2000, 2001 and 2002



                                                          2000            2001             2002
                                                      ------------   -------------    --------------
Cash flows from operating activities:
 Net loss ........................................    $ (5,787,347)   $ (5,763,830)    $ (12,224,091)
 Adjustments to reconcile net loss to net cash
   provided by operating activities:
   Amortization...................................       5,395,923       6,439,856        11,517,881
   Bad debts......................................         511,177       1,293,903         1,271,776
 Changes in assets and liablilties:
   Accounts receivable............................        (179,055)        (33,889)         (680,972)
   Accounts payable and accounts payable--related
    parties ......................................         (17,943)        918,186          (795,674)
   Accrued expenses and accrued expenses--related
    party ........................................         173,814          58,133         1,372,855
   Deferred revenue...............................         194,706         739,272           (71,278)
   Other liabilities..............................          45,569         222,764          (165,295)
                                                      ------------   -------------    --------------
    Net cash provided by operating activities.....         336,844       3,874,395           225,202
                                                      ------------   -------------    --------------
Cash flows from investing activities:
 Purchase of customer contracts ..................     (12,753,922)    (32,185,591)       (1,732,746)
 Financing of customer loans .....................      (2,877,877)     (2,793,612)       (3,241,522)
 Financing of customer loans--related parties ....        (449,530)     (4,350,000)               --
 Repayment of customer loans .....................       1,478,654       1,231,014         3,979,181
 Decrease (increase) in restricted cash ..........        (524,250)     (1,070,000)          328,500
                                                      ------------   -------------    --------------
    Net cash used in investing activities.........     (15,126,925)    (39,168,189)         (666,587)
                                                      ------------   -------------    --------------
Cash flows from financing activities:
 Issuance of IAS, Inc. common stock ..............              --              --                 1
 Proceeds from debt issuance .....................      28,421,000      41,695,865        34,860,056
 Capital contributions (withdrawals), net ........      (1,081,435)      9,779,187        (7,765,849)
 Repayment of long-term debt .....................     (10,823,379)    (13,088,311)      (23,552,410)
 Debt issuance costs .............................        (814,860)     (2,799,920)       (2,008,050)
                                                      ------------   -------------    --------------
    Net cash provided by financing activities.....      15,701,326      35,586,821         1,533,748
                                                      ------------   -------------    --------------
Net increase in cash and cash equivalents.........         911,245         293,027         1,092,363
Cash and cash equivalents at beginning of year....         696,856       1,608,101         1,901,128
                                                      ------------   -------------    --------------
Cash and cash equivalents at end of year..........    $  1,608,101   $   1,901,128    $    2,993,491
                                                      ============   =============    ==============
Supplemental disclosures of cash flow information
 Interest paid ...................................    $  6,964,195   $   8,121,786    $   11,587,277
                                                      ============   =============    ==============
 Income taxes paid ...............................    $         --   $          --    $           --
                                                      ============   =============    ==============
Supplemental disclosures of non-cash items:
 Debt assumed as a return of capital .............                                    $    3,851,991
                                                                                      ==============
 Loans distributed as a return of capital ........                                    $      751,786
                                                                                      ==============



               The accompanying notes are an integral part of the
                         combined financial statements.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Nature of business
   Integrated Alarm Services, Inc. ("Company" or "IASI"), the successor to Integrated Alarm Services Trusts ("Trusts"), provides financing and capital to independent security alarm dealers throughout the United States. The Company provides working capital to the independent dealers necessary for the growth of the dealers' business and financing for acquisitions. The Company has built a vertically integrated infrastructure, capable of handling all aspects of a financing for independent alarm dealers including due diligence, billing and collections and the securitizing of alarm contracts. The Company owns a significant portfolio of residential and commercial alarm contracts and contracts assumed upon the foreclosure of loans to dealers.

   Beginning in 1992, M&S Partners, whose two partners are principal shareholders of the Company began acquiring portfolios of home security alarm contracts from independent dealers and installers. In order to fund the portfolio acquisitions, M&S Partners formed forty-one Grantor Trusts (Trusts), in which they are the ultimate beneficiaries, each of which acquired separate portfolios of contracts. In 2001, the Company formed three LLC's (Guardian Group LLC, Palisades Group, LLC and Payne Security LLC), in which First Integrated Capital Corp. ("FICC") is a 50% owner, to acquire contracts. FICC, a "C" Corporation, was formed in 1999 to purchase portfolios of contracts and provide investment banking services. These Trusts and three LLC's issued notes (debt instruments) which were collateralized by the underlying alarm monitoring contracts and their recurring monthly revenues. The Trusts and three LLC's principally served the purpose of holding the contracts and ensuring that the debt was serviced from the monthly cash flows of the contracts. M&S Partners outsourced their back office functions for the billing and collecting of the monthly alarm monitoring fees to a related entity.

   During 2002, M&S Partners formed the Company and have contributed their beneficial interests for fourteen of the forty-one Trusts for shares of common stock of the Company. They will contribute their beneficial interest in the remaining Trusts, three LLC's and the FICC to the Company concurrent with a proposed initial public offering. The assets acquired from the Trusts and three LLC's were accounted for as a business acquisition with M&S Partners predecessor basis valued at historical cost and the assets of the minority interest adjusted to fair value which approximates a $150,000 adjustment to reduce customer contracts and increase withdrawals, net.

Liquidity
   The Company, which has a highly leveraged structure, has incurred net losses since inception and has a deficit in equity at December 31, 2002. The Company has a working capital deficit of approximately $12,000,000 at December 31, 2002. Further, the Company was in default of certain monthly and quarterly financial debt covenants (as more fully described in Note 5) and certain non-financial debt covenants and obtained permanent bank waivers for all past violations (see
Note 5). Absent the waivers, the related debt would have been in default and approximately $12,000,000 of long-term debt would have been reclassed to current liabilities. Future compliance with such covenants is predicated on the Company achieving its future forecasts of cash flow or assigning the cash collections of unencumbered individual customer monitoring contracts to such lenders lockbox. To ensure future compliance with the lenders, the Company has agreed to assign recurring monthly revenue to such lenders lockbox on an as needed basis. Management believes based on their forecasts it is probable that the available RMR, less forecasted attrition, will ensure compliance of its financial debt covenants through 2003. The Company's plan to fund operating and working capital deficits is to refinance existing debt arrangements, obtain additional financing (see Notes 5 and 12) and enter into a merger agreement with KC Acquisition (see
Note 12). As discussed in Note 5, the Company has refinanced certain debt from monthly principal and interest payments to interest only payments with principal due at maturity. The Company has also relied upon related party financing in 2002 and 2003 to meet its current obligations in 2002 and in the first quarter of 2003. The Company plans to continue with such refinancing efforts to improve its working capital deficit. Management believes based on past experience with refinancings that they will be successful in future refinancings. However, there can be no assurances that

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES management will be successful in consummating future refinancings or that such funding will be available if needed.

   Beyond 2003, the Company's cash requirements for debt service, and on-going operations are substantial. Debt repayment obligations are significant and increase in 2004 (see Note 5). The Company's forecasts for 2004 indicate that the Company will be unable to generate enough cash flow from operations to pay its debt obligations. As a result, the Company will need to obtain equity financing, refinance a significant portion of its debt or significantly restructure its debt payments in order to meet its obligations. In the event the Company is unsuccessful in raising equity or restructuring debt to fund debt service, the Company may fail to comply with its covenants under certain Senior Debt agreements. A default could result in the Company's lenders requiring immediate repayment. If adequate capital funds are not available on terms favorable to the Company, its business, results of operations and financial condition could be materially and adversely affected.

Principles of combined financial statements

   The combined financial statements of the Company include the accounts of the forty-one trusts established by M&S Partners, IASI, three limited liability companies and one C corporation. M&S Partners controls the Company as the majority shareholder of the Company. M&S Partners also controls the assets and operations of the C corporation and the trusts and three LLC's through Monitoring Receivable Financing Agreements (Participation Agreements) which establish M&S Partners as the portfolio manager. M&S Partners role as portfolio manager can only be terminated if certain "terminating events" occur such as failure to make timely payments on debt certificates, meet the terms of the Participation Agreement, or make false representations or warranties which have a material adverse effect on the interests of Senior Participants. All significant inter-trust and inter-company transactions and balances have been eliminated in the combination.

Use of estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment information

   The Company believes it operates in only one segment as more fully described under "Nature of Business."

Comprehensive income

   No statement of comprehensive income has been included in the accompanying financial statements since the Company does not have any other comprehensive income to report.

Cash and cash equivalents

   Cash and cash equivalents include all obligations with a maturity date of three months or less at the time of purchase. The carrying amount of cash and cash equivalents approximates fair value. As of December 31, 2002 the Company maintained approximately $2,847,000 in restricted cash accounts with lenders as required under the terms of the senior loans. Such restricted cash is available to pay debt service of the related senior

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES lender if the monthly cash flows from the Trusts and two LLC's are insufficient to cover the required debt service.

Notes receivable

   The Company makes loans to dealers, which are collateralized by the dealers' portfolio of customer monitoring contracts. Loans to dealers are carried at the lower of the principal amount outstanding or the net realizable value of the portfolio underlying the loan. Loans are generally considered nonperforming if they are 120 days in arrears of contractual terms.

   Management periodically evaluates the loan portfolio to assess the collectibility of dealer notes and adequacy of allowance for loan losses. Management reviews certain criteria in assessing the adequacy of the allowance for loan losses including the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions. Loan impairment is identified when a portfolio's cash flow is materially below the minimum necessary to service the loan. In most cases, loans will be foreclosed and valued at the lower of cost (loan carrying value) or fair value of customer contracts using recent transaction prices and industry benchmarks.

Customer contracts

   Customer monitoring contracts are acquired from the dealers' pre-existing portfolios of contracts or assumed upon the foreclosure on dealers' loans. These acquired customer contracts are recorded at cost which management believes approximates fair value. Customer contracts assumed as a result of foreclosure on dealer loans are recorded at the lower of cost (loan carrying value) or the fair value of customer contracts using recent transaction prices and industry benchmarks at the time of foreclosure.

   Customer contracts are amortized over the term that such contracts are expected to remain a customer of the Company. The Company on an ongoing basis conducts comprehensive reviews of its amortization policy for customer contracts and, when deemed appropriate, uses an independent appraisal firm to assist in performing an attrition study.

   The Company's amortization methods below consider the average estimated life and historical and projected attrition rates determined from a recent attrition study and consists of the following three portfolios:

                                                     Accelerated method
                                                     ------------------
      Existing portfolio accounts                 1.7 Declining balance       11 years
      Dealer acquired new accounts                Double declining balance    12 years
      Contracts assumed from dealers              Double declining balance     8 years


   The Company has retroactively restated its financial statements for all periods presented to change its method of amortization utilized for existing portfolio accounts. Previously the Company amortized the cost of these customer contracts on a straight-line basis over 11 years based upon an independent attrition study. In order to better correspond the amortization of the costs of these contracts with the corresponding expected contract revenue streams, the Company has changed its method of amortizing the cost of these contracts from the straight-line method to a declining balance accelerated method over 11 years, (1.7 times the declining balance). Pursuant to the "Special Exemption for an Initial Public Distribution" of securities, the Company has elected to retroactively apply this change in accounting.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

   The effect of this change in accounting method on all years presented is as follows:


                                                                                                2000          2001          2002
                                                                                             ----------    ----------   -----------
Net loss, as previously reported.........................................................    $5,694,125    $5,235,048   $11,728,754
Increase in amortization resulting from change in accounting method......................        93,222       528,782       495,337
                                                                                             ----------    ----------   -----------
Net loss, as restated....................................................................    $5,787,347    $5,763,830   $12,224,091
                                                                                             ==========    ==========   ===========


Impairment of long-lived assets and long-lived assets to be disposed of

   The Company accounts for customer contracts and other long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of. SFAS No. 121 requires that the assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets to be held and used is measured by a comparison of the carrying amount of the assets with the future net cash flows expected to be generated. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. The Company has identified no such impairment losses in the periods presented through December 31, 2001 (see "Recent Accounting Pronouncements").

Debt issuance costs

   Debt issuance costs represents direct costs incurred in connection with the issuance of long-term notes and certificates. The debt issuance costs are being amortized over the term (varying from one to five years) of the underlying long-term debt using the effective interest method. Amortization for the year 2002 includes approximately $730,000 of expense for debt retired before maturity.

Deferred revenue

   Deferred revenue represents amounts paid by the dealers for services the Company will render in the future. In connection with the loans to dealers, the Company withholds a portion of the amount loaned to cover services for the remaining term of the contract. The deferred revenue fees are recognized as revenues as the billing and collection services are provided to the dealers. Such amounts withheld are nonrefundable.

Revenue recognition

   The Company provides monitoring services to customers under contracts ranging from one to five years in duration. Such contracts are cancelable with notice sixty days prior to the contract expiration date and contain no upfront fees or set up service. Customers are notified prior to the maturity date and contracts automatically renew for an annual term if no action is taken. Revenue from customer contracts is recognized as services are provided over the related monitoring contract period when a written contract is in place and collection is probable. Services may be billed in advance on a monthly, quarterly or annual basis and amounts billed but not earned are recorded as deferred revenues.

   Interest income from dealer notes receivable is recognized using the interest method. Accrual of interest income on notes receivable is suspended when a dealer portfolio is contractually delinquent for one hundred twenty days or more. The accrual is resumed when the dealer portfolio becomes contractually current, and past due interest income is recognized at that time. Generally, the Company forecloses on delinquent accounts and takes ownership of the related contracts which collateralise the notes. Refunds are granted only upon request from the customer when a payment is made on a closed account or a payment was processed where the funds were not payable to the Company.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

Expenses paid by shareholders of the company

   Historically, the Company has outsourced its customer billing and collection services to an entity whose shareholders are majority shareholders of the Company. Such entity has paid for such services and also paid monitoring expenses on behalf of the Company. In addition, the entity has made debt repayments on behalf of the Company. Such payments have been reflected in the accompanying combined financial statements as charges to expense or reduction of debt with a corresponding credit to contributed capital. Further, the Company has assumed debt on behalf of such entity with a corresponding amount recorded as a return of capital (see Notes 5 and 8).

Advertising costs

   The Company has not incurred advertising costs during any of the periods presented.

Income taxes

   The trusts of the Company are taxed as such under the Internal Revenue Code and for state income tax purposes.

   The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable for future years to differences between financial statement and tax basis of existing assets and liabilities. The effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date.

Concentration of risk

   At times, cash and cash equivalent balances held at financial institutions were in excess of federally insured limits. To mitigate this risk, the Company deposits its cash and cash equivalents with high credit, quality financial institutions. At December 31, 2001 and 2002, cash and cash equivalent balances in excess of FDIC limits approximated $2,404,000 and $4,138,000, respectively.

   The Company extends credit to its customers and dealers in the normal course of business and maintains allowances for potential credit losses. The Company mitigates credit risk of dealer loans by requiring dealer customer contracts as collateral. The Company's customers and dealers are located throughout the United States; therefore, the Company does not believe a significant risk of loss from concentration of credit risk exists.

Risks and uncertainties

   As previously discussed, the Company operates in one industry and segment. A principal element of the Company's business strategy is to acquire retail security system monitoring contracts. Purchase of such contracts involve a number of special risks, including credit worthiness of customers, early cancellation for poor service and non-renewal due to competition, all of which result in account attrition (i.e. cancellation). In addition, monitoring system failures by contracted monitoring companies could result in cancellation and a reduction in revenues from customer contracts.

Recent accounting pronouncements

   In June 2001, Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," was issued by the Financial Accounting Standards Board
(FASB). SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. The Company's adoption of this statement in 2002 did not have a material impact on its financial statements.

   In June 2001, SFAS No. 142, "Goodwill and Other Intangible Assets," was issued by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach.

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

The Company will be required to reassess the useful lives of all intangible assets. The Company adopted SFAS No. 142 on its effective date of January 1, 2002. The Company's adoption of this statement in 2002 did not have a material impact on its financial statements.

   In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of this statement will not have a material impact on its financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets to be held and used is measured by a comparison of the carrying amount of the assets with the future net cash flows expected to be generated. Cash flows of customer contracts are analyzed at the same portfolio level (existing portfolio accounts, dealer acquired new accounts and contracts assumed from dealers) that they are identified for amortization, the lowest level for which independent cash flows are identifiable. All other long-lived assets are evaluated for impairment at the Company level, using one asset grouping. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company's adoption of this statement in 2002 did not have a material impact on its financial statements. The carrying value of the customer contracts was higher than the fair value of the asset at December 31, 2002, but fully recoverable based upon management's estimate of future undiscounted cash flows.

   In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002." This Standard addresses a number of items related to leases and other matters and is effective for fiscal years beginning after May 15, 2002. The Company does not expect the adoption of SFAS No. 145 to have a material impact on its financial statements.

   In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." This Standard addresses the recognition, measurement and reporting costs that are associated with exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on its financial statements.

   In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. The interpretations provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The Company has no guarantees and therefore believes the adoption of FIN 45 will not have a material impact on its financial statements.

   In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation--Transition and Disclosure--an amendment of FAS 123". This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Statement has varying effective dates commencing with interim periods beginning after December 15, 2002. The Company has no stock-based compensation plans and therefore believes the adoption of this statement will not have a material effect on its financial statements.

   In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46) "Consolidation of Variable Interest Entities--an interpretation of ARB No. 51." FIN 46 addresses consolidation of business enterprises of variable interest entities. FIN 46 is effective February 1, 2003. The Company believes the adoption of FIN 46 will not have a material impact on its financial statements.

2. Notes Receivable

   Notes receivable consists of loans to dealers which are collateralized by a portfolio of individual customer monitoring contracts. When a dealer becomes delinquent, the Company generally forecloses on and takes ownership of the portfolio of customer monitoring contracts (see Note 3).

   Contractual maturities of notes receivable are as follows:

                                                                            December 31, 2002
                                                                         ------------------------
                                                                           Related       Other
                                                                           Parties       Notes
                                                                         ----------    ----------
         2003 ........................................................   $1,096,137    $1,361,626
         2004 ........................................................    1,105,814     1,215,625
         2005 ........................................................    1,183,238     1,335,395
         2006 ........................................................       87,715     1,578,733
         2007 ........................................................           --     1,218,398
         2008 and thereafter .........................................           --        95,678
                                                                         ----------    ----------
                                                                         $3,472,904    $6,805,455
                                                                         ==========    ==========


   Changes in the allowance for credit losses were as follows:

                                                                                        Notes
                                                                                      Receivable
                                                                                     ------------
         Balance at January 1, 2000..............................................    $ 15,592,556
         Provision for credit losses.............................................         511,177
         Accounts charged off....................................................     (16,003,733)
         Recoveries..............................................................              --
                                                                                     ============
         Balance at December 31, 2000............................................         100,000
         Provision for credit losses.............................................       1,293,903
         Accounts charged off....................................................        (593,903)
         Recoveries..............................................................              --
                                                                                     ============
         Balance at December 31, 2001............................................         800,000
         Provision for credit losses ............................................         577,776
         Accounts charged off ...................................................        (907,776)
         Recoveries..............................................................              --
                                                                                     ------------
         Balance at December 31, 2002 ...........................................    $    470,000
                                                                                     ============


   In early 2000, the Company foreclosed on the loans of two dealers and took ownership of their customer contracts. Upon foreclosure, the Company recorded the contracts at net realizable value of approximately

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

$9,800,000 and the remaining $14,000,000 of notes receivable fully reserved for, along with approximately $2,000,000 of other fully reserved loans, were charged off.

   At December 31, 2001 and December 31, 2002 notes receivable was collateralized by contracts with a recurring monthly revenue of approximately $330,000 and $347,000, respectively.

3. Customer Contracts

   Customer contracts at December 31, 2001 and 2002 consist of the following:


                                                            2002
                                 ----------------------------------------------------------
                                                                Contracts
                                   Existing        Dealer        assumed
                      2001        portfolio       acquired     from dealers       Total
                  ------------   -----------    ------------   ------------    ------------
Customer
  contracts.....  $ 65,059,034   $14,339,054    $ 41,118,233    $11,269,197    $ 66,726,484
Accumulated
  amortization..   (12,185,246)   (3,612,167)   (11,409,230)     (6,014,235)    (21,035,632)
                  ------------   -----------    ------------    -----------    ------------
                  $ 52,873,788   $10,726,887    $ 29,709,003    $ 5,254,962    $ 45,690,852
                  ============   ===========    ============    ===========    ============


   During the years ended December 31, 2000, 2001 and 2002, the Company foreclosed on dealer notes receivable and received in return the related collateral consisting of customer contracts with a value of approximately $9,800,000, $11,000 and $86,000, respectively. These customer contracts were recorded at the lower of cost (loan carrying value) or the fair value using recent transaction prices and industry benchmarks for similar contracts at the time of loan default. The difference between the loan carrying value and the fair value of the customer contracts was charged to the notes receivable allowance for credit losses. Amounts charged to the notes receivable allowance for credit losses during the years ended December 31, 2000, 2001 and 2002 was $16,003,733, $593,903 and $907,776, respectively.

   Certain customer contracts acquired on December 27, 2001, with a cost basis of approximately $20,247,459, are subject to optional repurchase by the seller at a discounted price. The Company is amortizing these customer contracts such that the net book value approximates the discounted repurchase option price. Such repurchase is contingent on the seller complying with certain conditions outlined in the contract purchase agreement over a six-year period. In connection with the sale, the seller and the Company entered into a services agreement, whereby the seller would perform billing and collection services on behalf of the Company for a fee of ten percent of cash collections subject to certain limitations. The seller and the Company have mutually agreed to cancel the agreement and the Company has assumed billing and collection activities effective January 1, 2003.

   Customer contract amortization expense for the years ended December 31, 2000, 2001 and 2002 was $4,925,236, $5,845,301 and $8,850,386, respectively.

   Estimated amortization expense of the existing portfolio of customer contract rights for calendar 2003 through 2007 is as follows:

               2003.......................................................    $7,539,270
               2004.......................................................     6,403,350
               2005.......................................................     5,611,057
               2006.......................................................     5,087,575
               2007.......................................................     4,699,439

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

4. Debt Issuance Costs

   Debt issuance costs at December 31, 2001 and 2002 consist of the following:

                                                                           2001          2002
                                                                       -----------    -----------
         Debt issuance costs .......................................   $ 5,718,200    $ 7,726,250
         Accumulated amortization of debt issuance and offering
          costs ....................................................    (1,475,351)    (4,142,846)
                                                                       -----------    -----------
                                                                       $ 4,242,849    $ 3,583,404
                                                                       ===========    ===========


   Amortization expense of debt issuance costs for the years ended December 31, 2000, 2001 and 2002 was $470,687, $594,555, and $2,667,495, respectively (see
Note 8).

5. Long-term Debt
   Long-term debt at December 31, 2001 and 2002 consists of the following:

                                                                                 2001               2002
                                                                            ---------------    ---------------
Senior Debt -- The Company has notes with various lending institutions.
  As of December 31, 2002, the monthly installments total approximately
  $1,500,000, including interest. As of December 31, 2002 approximately
  $13,100,000 of the debt is fixed with interest at rates from 7.5% to
  11.0% and approximately $12,900,000 of the debt is variable of which
  $8,050,000 has been fixed with an interest rate swap at 8.3% (See Note
  10). Balloon payments are due at certain intervals and approximately
  $26,000,000 of the notes are collateralized by specific monitoring
  contracts and notes receivable........................................   $     40,466,121   $     26,043,548

Junior Debt -- The Company has junior debt with monthly installments of approximately $975,000 and interest rates from 10.1% to 13.5%. Balloon payments are due at certain intervals and the notes are collateralized
  by specific monitoring contracts and notes receivable.................         58,196,897         86,857,116
Due to M&S Partners, on demand .........................................                 --            921,991
                                                                            ---------------    ---------------
                                                                                 98,663,018        113,822,655
Less current portion ...................................................         21,602,920         14,432,185
                                                                            ===============    ===============
                                                                           $     77,060,098   $     99,390,470
                                                                            ===============    ===============


   At December 31, 2001 and 2002, long-term debt was collateralized by contracts and notes receivable with an aggregate carrying value of approximately $63,800,000 and $50,100,000, respectively.

   Maturities of long-term debt at December 31, 2002 are as follows:

         2003....................................................................    $ 14,432,185
         2004....................................................................      20,796,797
         2005....................................................................      31,860,363
         2006....................................................................      11,622,842
         2007 and thereafter.....................................................      35,110,508
                                                                                     ------------
                                                                                     $113,822,655
                                                                                     ============


   The Company is required to maintain cash in a reserve fund, which is included in cash-restricted to fund debt service payments on the Senior Debt. Payne Security Group, LLC's Senior Debt agreement contains affirmative covenants including the timely payment of taxes and restrictive covenants including fixed charges to cash flow ratio and attrition ratio. In 2002, Payne Security Group, LLC was in default of certain covenants,

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES including the timely payment of taxes, fix charges to cash flow and attrition ratios and on March 7, 2003 obtained a permanent waiver from the Senior Debt lender for past violations (see Note 1). Guardian Group, LLC's Senior Debt agreement contains certain restrictive covenants including collections as a percentage of funded recurring monthly revenues (RMR) and debt service coverage ratio. In 2002 the Company was in default of the collections as a percentage of funded RMR covenant and on March 6, 2003 obtained a permanent waiver from the Senior debt lender for past violations (See Note 1).

   In March 2002, IASI commenced a new debt offering for $27,300,000 that matures in five years and pays interest at the rate of 12%. As part of the offering, junior debt note holders of 18 trusts in the aggregate principal amount of $24,600,000 have the right to exchange such notes for notes of IASI with an equal principal amount, and those trusts assets are in the process of being transferred to IASI. As of December 31, 2002, approximately $20,900,000 of notes have been exchanged under this offering. The remaining $2,700,000 of the offering is for raising cash from new lenders. Interest only payments are due monthly with principal due at maturity. All of the contracts and recurring monthly revenue which collateralized the notes exchanged will become assets of IASI upon completion of the offering. Notes of the Trust totaling $4,053,134 not exchanged have been redeemed for cash as of December 31, 2002.

   In June 2002, IASI commenced a new debt offering for $8,000,000 that matures in one year and pays interest at the rate of 12%. As part of the offering, certain note holders of 3 trusts in the aggregate principal amount of $2,590,000 have the right to exchange such notes for notes of IASI with an equal principal amount and those trusts assets are in the process of being transferred to IASI. As of December 31, 2002, approximately $2,300,000 of notes have been exchanged under this offering. As of March 4, 2003, holders of one year notes amounting to approximately $7,800,000 have agreed to extend the maturity date on their notes until April 30, 2004. Interest only payments are due monthly with principal due at maturity. All of the contracts and recurring monthly revenue which collateralized the notes exchanged are now assets of IASI.

   In August 2002, IASI commenced a new debt offering for $25,000,000 that matures in three years and pays interest at the rate of 12%. As part of the offering, certain note holders of 7 trusts in the aggregate principal amount of $9,876,000 have the right to exchange such notes for notes of IASI with an equal principal amount, and those trusts assets are in the process of being transferred to IASI. As of December 31, 2002, approximately $8,100,000 has been exchanged under this offering. Interest only payments are due monthly with principal due at maturity. All of the contracts and recurring monthly revenue which collateralized the notes will become assets of IASI upon completion of the offering.

   Commencing in December 2002, IASI began offering 10% two-year promissory notes to accredited investors in the aggregate principal amount of $9,200,000. These notes are unsecured and will mature on December 15, 2004. Interest only payments are due monthly with principal due at maturity.

   The aforementioned financings, will result in principal payments of approximately $200,000 in April 2003, $10,100,000 in April 2004, $9,200,000 in
December 2004, $25,000,000 in June 2005 and $27,300,000 in March 2007.
Management believes the aforementioned note exchanges between the Trusts and IASI were consummated at fair value (see Note 1).

   During the year ended December 31, 2002, the Company assumed approximately $3,850,000 of debt from a related party (of which approximately $900,000 is due M&S Partners and $2,950,000 is due a non-related party), which resulted in a return of capital of a corresponding amount (See Note 8).

6. Commitments and Contingencies

Leases
   The Company rents office space month to month through a related party. The leases of the related party expire at various dates. Rent expense amounted to $14,444, $18,603 and $15,855 for the years ended

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

December 31, 2000, 2001 and 2002, respectively. The Company intends to enter into a lease for its own office space in the near future.

Employment agreements
   On January 3, 2003 and March 1, 2003, three key employees entered into three year employment agreements with Integrated Alarm Services Group, Inc. These agreements automatically extend for additional one year periods unless either party decides not to extend. Upon a change of control, the employees are entitled to two to three years compensation. One agreement includes an annual bonus at a guaranteed minimum of $100,000. Upon termination without cause or material change in employment terms, the employee would receive one year of compensation.

Litigation
   The Company is involved in litigation and various legal matters which have arisen in the ordinary course of business. The Company does not believe that the outcome of these matters will have a material impact on the Company's financial position, results of operations or cash flows.

7. Income Taxes

   For income tax purposes, the forty-one trusts are complex trusts and are consequently treated as separate taxable entities which are taxed on each trust's separate taxable income. The sole purpose of establishing the trusts was to protect the rights of the debt holders and as such were structured with the intent that they would yield little or no annual taxable income.

   In addition to the trusts, the combined financial statements include three limited liability companies (LLC's) which are beneficiaries of the trusts. For federal and state income tax purposes these entities are treated as partnerships and accordingly, the income taxes or credits from earnings or losses are payable by or accrued by the members.

   As the result of the trusts being treated as separate taxable entities current and deferred income taxes from each trust's earnings and losses are recorded. Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates.

   During 2002, as Integrated Alarm Systems, Inc. was formed and acquired the assets of certain trusts in exchange for new debt, such exchange resulted in a new tax basis or carryover tax basis in the assets acquired equal to the new debt issued. The tax attributes of the Trusts do not carryover to the Company. The scheduling of temporary differences results in a deferred tax asset which is offset with a full valuation allowance.

   There was no current income tax expense in 2000, 2001 and 2002. The significant components of deferred income tax expense (benefit) are as follows:


                                                    For the Year Ended December 31,
                                                ----------------------------------------
                                                   2000           2001          2002
                                                -----------   -----------    -----------
Deferred tax expense (benefit)..............    $(3,608,181)  $ 1,142,662    $ 3,649,683
Net operating loss..........................             --            --     (3,273,617)
Valuation allowance.........................      3,608,181    (1,142,662)      (376,066)
                                                -----------   -----------    -----------
Deferred income tax benefit.................    $        --   $        --    $        --
                                                ===========   ===========    ===========

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES

   The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate of 39.6% in 1999 and 2000, 39.1% in 2001 and 38.6% in 2002 as follows:


                                                                 For the Year Ended
                                                                    December 31,
                                                            ----------------------------
                                                             2000       2001      2002
                                                            -------   -------    -------
Pretax income (loss) at statutory tax rate..............    (39.60%)  (39.10%)   (38.60%)
Effect of deferred state taxes, net of federal benefit..     (5.90%)    1.91%     (1.36%)
Partnership and LLC (income) losses and other net
  allocated expenses....................................    (16.84%)   54.48%     35.60%
Impact of change in enacted rate........................      0.00%     2.53%       .68%
Impact of change in entity..............................      0.00%     0.00%     (2.47%)
Valuation allowance.....................................     62.34%   (19.82%)     3.08%
Other...................................................      0.00%     0.00%      3.07%
                                                            -------   -------    -------
Provision for income taxes..............................      0.00%     0.00%      0.00%
                                                            =======   =======    =======


   The pretax income (losses) and net allocated expenses from LLC's for 2000, 2001 and 2002 are approximately $2,461,809, ($8,031,208) and ($11,272,238), respectively.

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2002 are as follows:

                                                                         2001            2002
                                                                     ------------    ------------
         Long-term deferred tax assets (liabilities) Intangibles
          (notes receivable and customer contracts) ..............   $ 13,893,403    $ 10,243,720
          Net operating loss carry forward .......................             --       3,273,617
                                                                     ------------    ------------
          Net long-term deferred tax assets ......................     13,893,403      13,517,337
          Valuation allowance ....................................    (13,893,403)    (13,517,337)
                                                                     ------------    ------------
          Net deferred tax assets ................................   $         --    $         --
                                                                     ============    ============


   In accordance with FASB No. 109, the Company has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized. The valuation allowance at December 31, 2001 and 2002 is approximately $13,893,000 and $13,517,000, respectively. During the year ended December 31, 2001 and 2002, the valuation allowance increased (decreased) by approximately ($1,143,000) and ($376,000), respectively.

   At December 31, 2002, the Company has unused Federal net operating loss carryforwards of approximately $8,405,000. The Federal net operating loss carryforwards if unused will begin to expire during the year ended December 31, 2022. In the event of a change in control, the net operating loss carryforwards may be subject to limitations under IRS regulations (see Note 12).

8. Related Party Transactions

Transactions with KC and Morlyn

   As discussed below, the Company has had significant transactions with related entities which transactions have had a significant impact on the Company's financial position, results of operations and cash flows. Whether the terms of these transactions would have been the same had they been between non-related entities cannot be determined.

   The Company has entered into many transactions with KC Acquisition Corporation and its subsidiaries ("KC Acquisition") and Morlyn Financial Group LLC ("Morlyn") (an entity controlled by the majority shareholder of KC Acquisition) over the past several years. Shareholders of the Company are majority

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES shareholders of KC Acquisition. These transactions have included purchasing wholesale monitoring services (for which KC Acquisition charged the Company $3 per month per subscriber through June 2001 and effective July 1, 2001 has charged the Company 10% of subscriber cash collections), purchasing retail subscriber contracts from dealers with KC Acquisition's assistance and making direct loans to KC Acquisition (see Note 12). The Company has also made loans to Criticom International Corporation ("Criticom") which became a wholly owned subsidiary of KC Acquisition in September 2002. Morlyn LLC an affiliate of KC Acquisition provides the Company with customer care services and other advisory services including due diligence on contract acquisitions. Commencing in September 2001, Morlyn charges the Company a weekly fee of $25,000 for customer care and certain advisory services. These transactions are summarized as follows:


                                                         2000       2001         2002
                                                       --------   --------    ----------
Purchase of monitoring services -- KC Acquisition..    $954,615   $443,658    $1,358,126
Interest income -- KC Acquisition..................    $258,556   $328,650    $  621,155
Interest income -- Criticom........................    $ 32,189   $150,219    $  265,125
Advisory fees -- general and administrative expense
  -- Morlyn........................................    $189,249   $974,448    $1,236,227



                                                                      December 31,
                                                                 -----------------------
                                                                   2001          2002
                                                                ----------    ----------
Notes receivable -- KC Acquisition ..........................   $3,217,018    $1,825,835
Notes receivable -- Criticom ................................   $2,109,205    $1,647,069
Accounts payable -- KC Acquisition ..........................   $  505,796    $   49,928
Accounts payable -- Morlyn ..................................   $  414,907    $       --
Accrued expenses -- net .....................................   $       --    $   66,000


   For the period July 1, 2000 through June 30, 2001, the Company and KC Acquisition were in negotiations over monitoring services provided by KC Acquisition to customers the Company claims should have been disconnected from service. Further, the Company was in negotiations with KC Acquisition over monitoring service provided subsequent to June 30, 2001 resulting in amounts paid to KC Acquisition being less than the agreed upon 10% of subscriber collections. KC Acquisition granted the Company concessions on monitoring expenses of $2,000, $993,000 and $35,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

Transactions with affiliates other than KC Acquisition (see Note 12)

   The Company rents office space month to month from a related party. That related party is obligated under various leases that expire over the next two years. Many services have been provided by related parties on a cost-sharing basis. These services have included payroll and day-to-day office expenses (including billing and collection services). The Company will obtain most of these services directly in the future.

   Included in long-term debt (junior debt) are contract certificates held by related parties that totaled approximately $185,000, and $186,000 at December 31, 2001 and 2002, respectively.

   An entity which is controlled by the Chairman of the Board and shareholder of the Company has assisted the Company in senior and junior debt financings. The fee charged approximated 5% to 10% of debt raised which management believes is similar to a fee that would be charged by an unrelated party. Debt issuance costs incurred and paid to such entity was $814,860, $1,027,420 and $1,708,050 for the years ended December 31, 2000, 2001 and 2002, respectively. Accrued fees payable are $292,050 at December 31, 2002.

   During 2000 and 2001, IASI purchased alarm monitoring contracts from entities controlled by Messrs. McGinn and Smith, for an aggregate purchase price of $12,700,000 and $200,000, respectively. These purchased alarm monitoring contracts were combined with notes receivable purchases during 2000 and 2001 totaling $3,300,000 and $7,100,000, respectively, and placed in various trusts. These amounts were identical

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES to the amounts paid by affiliated entities to unrelated third parties for both the alarm monitoring contracts and notes receivable. In connection with such transactions, McGinn and Smith obtained rights to the alarm monitoring contracts and notes receivable and after a very short duration, sold the assets to the Trusts.

   Expenses paid by shareholders of the Company on behalf of the Company included in the combined statements of operations are as follows:


                                                           2000       2001        2002
                                                         --------   --------    --------
Monitoring expenses..................................    $505,863   $387,762    $180,001
Certain general and administrative expenses..........    $814,768   $943,021    $365,361


   During the year ended December 31, 2002, the Company began to pay certain expenses out of its own cash accounts.

   See Note 5 for $921,991 note payable to M&S Partners.

   During 2002, M&S Partners assumed a note receivable owned by IASI (with a carrying value of approximately $800,000) which resulted in an IASI capital distribution to M&S Partners of a corresponding amount. The carrying value of the note receivable approximated its fair value at the time of distribution.

9. Fair Value of Instruments

   Fair value estimates, assumptions, and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments". The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

   The carrying amounts of the Company's financial instruments (including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities) as of December 31, 2001 and 2002 are a reasonable estimate of their fair value due to the short-term nature of the instruments. The carrying value of the related party debt and long-term debt are also a reasonable estimate of fair value due to the limited marketability of the debt and the yield offered on new issues.

10. Swap Arrangement

   In 2002, the Company entered into an interest rate SWAP arrangement (maturing March 15, 2004) to fix the interest rate at 8.3% on $8,050,000 of floating rate senior debt. The interest rate SWAP does not qualify as a hedge, accordingly changes in fair value are recorded as interest expense in the statement of operations. The fair value of the SWAP at December 31, 2002 was $44,967.

11. Retirement Plan

   IASI formed the Integrated Alarm Systems, Inc. 401(k) Retirement Plan ("Plan") effective August 1, 2002. The recorded expense for 2002 was approximately $8,000. IASI is in the process of implementing additional benefit plans.

12. Subsequent Events

Sale of the Company

   The Company's shareholders have exchanged their common stock for common stock of Integrated Alarm Services Group, Inc. ("IASG") effective January 31, 2003, at which time the Company became a wholly owned subsidiary of IASG (previously known as KC Acquisition). The acquisition of the Company will be

                 INTEGRATED ALARM SERVICES, INC. AND AFFILIATES accounted for as a business acquisition with IASG's predecessor basis valued at historical cost and the assets previously owned by M&S Partners adjusted to fair value using the purchase method of accounting.

Stock split

   On January 8, 2003, the Company's Board of Directors approved a 7721.925 for one common stock split, as a result, all share data has been retroactively restated for all periods presented.

Related party debt

   On January 15, 2003, the Company borrowed $3,000,000 from a related party. The interest rate is 12% and the full amount of principal and interest is due on January 15, 2004, the maturity date. In March 2003, the lender extended the loan maturity to April 30, 2004. In February 2003 amounts totaling $600,000 were borrowed from an investment fund which is managed by an investment banking firm owned by shareholders and an officer of the Company. Principal is due at maturity (April 2004) with quarterly interest payments at 9% commencing June 2003. (see Note 8).

   During January and February 2003 the Company entered into several transactions each of which was less than $1 million with various related parties. The net result of these transactions was the issuance of $701,000 of one year 9% notes to Capital Center Credit Corp. ("CCCC"), an entity controlled by shareholders of the Company. Interest is payable quarterly commencing June 2003 with principal due at maturity in April 2004.

Related party note receivable

   On January 17, 2003, the Company loaned an additional $2,000,000 to KC Acquisition. The interest rate is 12% and the full amount of principal and interest is due on January 17, 2004, the maturity date (see Note 8). In March 2003, the maturity date of this loan was extended to June 15, 2005.

Debt issuance

   During January and February 2003, the Company issued approximately $7,400,000 of two-year promissory notes to investors, substantially completing the $9,200,000 offering. (see Note 5). In addition, the Company issued $2,301,000 in 9% promissory notes during February 2003 that mature in April 2004. The portion of these notes that were issued to related parties are disclosed above (Related party debt).

Distributions

   During January and February 2003, the Company made cash distributions of $2,820,000 to CCCC and $223,200 to other trusts for which shareholders of the Company are trustees.

Legal Proceedings

   In March of this year, Protection One Alarm Monitoring, Inc., a company engaged in the business of providing security and other alarm monitoring services to residential and commercial customers, brought an action against the Company in the Superior Court of New Jersey, Camden County for unspecified damages in connection with the Company's purchase of certain alarm monitoring contracts from B&D Advertising Corporation ("B&D"). B&D had previously sold alarm monitoring contracts to Protection One. As part of such sales, B&D agreed not to solicit any customers whose contracts had been purchased and to keep certain information confidential. Protection One claims that the Company's subsequent purchase of contracts from B&D constitutes tortious interference, that the Company utilized confidential information belonging to Protection One and that Protection One had an interest in some of the contracts that the Company purchased from B&D. The Company plans to vigorously defend this claim. The Company believes the resolution of this matter will not have a material adverse effect on its financial condition, results of operations or cash flows.

                       CRITICOM INTERNATIONAL CORPORATION

                    Statements of Operations and Cash Flows
                    (and Report of Independent Accountants)

          For the Nine Months Ended (unaudited) September 30, 2001 and for the Period January 1, 2002 to September 25, 2002

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders of
Criticom International Corporation:

   In our opinion, the accompanying statements of operations and cash flows present fairly, in all material respects, the results of operations and cash flows of Criticom International Corporation for the period January 1, 2002 to September 25, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


/s/ PricewaterhouseCoopers LLP

Albany, New York
January 13, 2003

                       CRITICOM INTERNATIONAL CORPORATION

                            STATEMENTS OF OPERATIONS
          For the Nine Months Ended (unaudited) September 30, 2001 and for the Period January 1, 2002 to September 25, 2002



                                                                   2001          2002
                                                               (Unaudited)
                                                               -----------    ----------
Revenue:
 Monitoring fees ...........................................    $3,338,702    $3,246,753
 Billing fees ..............................................         6,619         9,896
 World Trade Center Disaster Recovery Program ..............            --     1,946,122
                                                                ----------    ----------
Total revenue ..............................................     3,345,321     5,202,771
Cost of revenue ............................................     2,206,194     3,230,179
                                                                ----------    ----------
                                                                 1,139,127     1,972,592
                                                                ----------    ----------
Operating expenses:
 Selling and marketing .....................................       456,189       439,316
 Depreciation and amortization .............................       195,086       234,597
 General and administrative ................................       788,325     1,030,649
 Research and development ..................................       580,505       210,844
                                                                ----------    ----------
   Total operating expenses.................................     2,020,105     1,915,406
                                                                ----------    ----------
(Loss) income from operations ..............................      (880,978)       57,186
Other income ...............................................        58,913        92,823
Related party interest expense .............................        53,029       111,125
Interest expense ...........................................        58,144       100,757
                                                                ----------    ----------
Net loss ...................................................    $ (933,238)   $  (61,873)
                                                                ==========    ==========




    The accompanying notes are an integral part of the financial statements.

                       CRITICOM INTERNATIONAL CORPORATION

                            STATEMENTS OF CASH FLOWS
                     For the Nine Months Ended (Unaudited)
                     September 30, 2001 and for the Period
                     January 1, 2002 to September 25, 2002



                                                                   2001
                                                                (Unaudited)         2002
                                                                -----------    ---------
Cash flows from operating activities:
 Net loss ...................................................    $(933,238)    $ (61,873)
 Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
   Depreciation and amortization.............................      195,086       234,597
   Provision for bad debts...................................      185,000        63,000
 Changes in assets and liablilties, net of non cash transactions:
   Accounts receivable.......................................     (115,880)      351,007
   Prepaid expenses..........................................       (9,714)       17,306
   Due from officer..........................................       63,165            --
   Accounts payable and accrued expenses.....................      (53,654)     (241,596)
   Other assets..............................................      (24,357)       60,193
   Deferred revenue..........................................        9,961        15,659
                                                                 ---------     ---------
    Net cash (used in) provided by operating activities .....     (683,631)      438,293
                                                                 ---------     ---------
Cash flows used in investing activities:
 Purchase of fixed assets ...................................      (46,325)      (85,946)
                                                                 ---------     ---------
    Net cash used in investing activities ...................      (46,325)      (85,946)
                                                                 ---------     ---------
Cash flows from financing activities:
 Proceeds of long-term debt, related party ..................      425,000            --
 Payments of principal on long-term debt, related party .....      (53,847)     (280,639)
 Payments of obligations under capital leases ...............      (47,056)     (217,087)
 Distribution to shareholder ................................           --      (174,000)
 Issuance of common stock ...................................        6,473
                                                                 ---------     ---------
    Net cash provided by (used in) financing activities .....      330,570      (671,726)
                                                                 ---------     ---------
Net decrease in cash and cash equivalents ...................    $(399,386)    $(319,379)
                                                                 =========     =========
Cash and cash equivalents at beginning of period ............      462,835       515,290
                                                                 ---------     ---------
Cash and cash equivalents at end of period ..................    $  63,449     $ 195,911
                                                                 =========     =========
Supplemental Disclosure of cash flow information
Interest paid ...............................................    $ 111,173     $ 365,858
                                                                 =========     =========
Income taxes paid ...........................................    $      --     $      --
                                                                 =========     =========




    The accompanying notes are an integral part of the financial statements.

                       CRITICOM INTERNATIONAL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

1. Description of Business

   Criticom International Corp. (Criticom), an S Corporation provides monitoring services to customers on a contract basis. Criticom provides alarm monitoring services to independent alarm dealers and other telemetry customers and offers Global Positioning Systems (GPS) technology that customers use to track various types of moveable assets. Criticom operates an Underwriters Laboratories listed call center that provides alarm receiving, processing, notification, and related services for monitoring various types of alarm systems. Alarm dealers and GPS service providers generally outsource monitoring services for subscribers of independent alarm dealers as well as GPS customers to Criticom.

2. Summary of Significant Accounting Policies

Use of estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment information

   The Company believes it operates in only one segment and industry, alarm monitoring services for its customers.

Revenue recognition

   The Company primarily provides annual contracts for alarm and GPS monitoring, and related billing services for the subscribers of independent alarm Dealers and other customers. Such contracts contain no upfront fees or setup service. Monitoring and billing revenue is recognized as the services are provided, a written agreement is in place and collection is probable. Deferred revenue represents amounts billed and or collected for monitoring fees in advance of services being provided. Revenues deferred are recognized over the term of the service agreement as the alarm and GPS monitoring services are provided. The World Trade Center Disaster Recovery Program represents revenue received under contract with the City of New York for vehicle tracking and traffic direction services.

Research and development

   Research and development costs are expensed as incurred. Such amounts are paid to Royal Thoughts, a limited liability company whose shareholders are the same shareholders as those of Criticom. Total research and development expenses incurred for the nine months ended (unaudited) September 30, 2001 and for the period January 1, 2002 to September 25, 2002 were $580,505 and $210,844, respectively.

Property and equipment

   Property and equipment are depreciated using the straight-line method over the following estimated useful lives:

         Furniture, leaseholds and equipment               3-10 years
         Computer software                                  3-5 years


   Leasehold improvements are being amortized over the shorter of the estimated useful life of the asset or lease term. Equipment under capital lease is being amortized over the lease term.

                       CRITICOM INTERNATIONAL CORPORATION

Income taxes

   For federal and state income tax purposes, Criticom is an S corporation and accordingly the Company's income taxes or credits resulting from earnings or losses were payable by or accrued to its shareholders.

Advertising costs

   The Company's policy is to expense advertising costs as incurred. Advertising expense was $23,996 and $5,880 for the nine months ended (unaudited) September 30, 2001 and for the period January 1, 2002 to September 25, 2002, respectively.

Risks and uncertainties

   The Company is currently dependant on related party financing to provide working capital. Any inability to obtain future funding through related parties or third parties could adversely affect the Company's cash flow and ability to meet existing obligations.

   The Company is subject to operational and regulatory risk. Liabilities may arise due to system failures and false alarms. New technologies may cause existing technologies to become obsolete. Future government or other organizational regulations and standards could have an adverse effect on the Company's operations.

Unaudited interim financial information

   The financial information for the nine months ended September 30, 2001, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, that are considered necessary for fair presentation of the Company's operations and cash flows in accordance with accounting principles generally accepted in the United States of America.

Recent accounting pronouncements

   In June 2001, the FASB issued SFAS No. 141, Business Combinations, which address financial accounting and reporting for business combinations and supercedes APB No. 16 Business Combinations, and SFAS No. 38, Accounting for Preacquisitions Contingencies of Purchased Enterprises. Additionally, SFAS
No. 141 establishes that all business combinations in the scope of the statement are to be accounted for using the purchase method. The provisions of this statement apply to all business combinations initiated after September 30, 2001.

   In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of SFAS 143 to have a material effect on its combined financial statements.

   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company has identified no such impairment losses for the nine months ended (unaudited) September 30, 2001 and for the period January 1, 2002 to September 25, 2002.

                       CRITICOM INTERNATIONAL CORPORATION

   In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002. This Standard addresses a number of items related to leases and other matters and is effective for fiscal years beginning after May 15, 2002. The Company does not expect the adoption of SFAS No. 145 to have a material effect on its combined financial statements.

   In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. This Standard addresses the recognition, measurement and reporting costs that are associated with exit or disposal activities. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material effect on its combined financial statements.

   In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees. Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The interpretation provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of both interim and annual periods that end after December 15, 2002. The Company has no guarantees and therefore believes the adoption of FIN 45 will not have a material impact on its financial statements.

   In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation--Transition and Dislcosure--an amendment of FAS 123". This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Statement has varying effective dates commencing with interim periods beginning after December 15, 2002. The Company has no stock-based compensation plans and therefore believes the adoption of this statement will not have a material effect on its financial statements.

   In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46) "Consolidation of Variable Interest Entities--an interpretation of ARB No. 51." FIN 46 addresses consolidation of business enterprises of variable interest entities. FIN 46 is effective February 1, 2003. The Company believes the adoption of FIN 46 will not have a material impact on its financial statements.

3. Property and Equipment

   Depreciation expense was $171,325 and $192,853 for the nine months ended (unaudited) September 30, 2001 and for the period January 1, 2002 to September 25, 2002, respectively.

   Amortization expense related to computer software was $23,761 and $41,744 for the nine months ended (unaudited) September 30, 2001 and for the period January 1, 2002 to September 25, 2002, respectively.

4. Commitments and Contingencies

Leases

   The Company is obligated under an operating lease for its premises. Rent expense amounted to $97,769 and $103,825 for the nine months ended (unaudited) September 30, 2001 and for the period January 1, 2002 to September 25, 2002, respectively.

                       CRITICOM INTERNATIONAL CORPORATION

Litigation

   The Company is involved in litigation and various legal matters that have arisen in the ordinary course of business. The Company does not believe that the outcome of these matters will have a material effect on the Company's financial position, results of operations or cash flows.

5. Related Party Transactions

   The Company incurred $53,029 and $111,125 for the nine months ended (unaudited) September 30, 2001 and the period January 1, 2002 to September 25, 2002, respectively, in related party interest expense.

6. Benefit Plans

   The Company maintains one plan that provides health, dental, and life insurance benefits to all eligible employees. This plan is provided by Principal Insurance. Insurance expense was $162,298 and $208,921 for the nine months ended (unaudited) September 30, 2001 and the period January 1, 2002 to September 25, 2002, respectively.

7. Sale of Business

   On September 26, 2002, Criticom was sold to KC Acquisition Corporation (KC Acquisition) for $3,539,938, net of cash acquired of $579,591, which consisted of $1,000,000 in cash, 35.29 shares of KC Acquisition's common stock as well as a note totaling $685,000.

===============================================================================













                               22,000,000 Shares



                                  Common Stock







                                   [IASG LOGO]







                            FRIEDMAN BILLINGS RAMSEY

                           STIFEL, NICOLAUS & COMPANY
                                  Incorporated

                          WELLS FARGO SECURITIES, LLC


===============================================================================

                                   [IASG LOGO]


                                 792,793 Shares
                                of Common Stock

   This Prospectus relates to the potential sale by certain selling shareholders of an aggregate of 792,793 shares of common stock, $.001 par value per share of Integrated Alarm Services Group, Inc. The shares are issuable upon conversion of an aggregate of $5,500,000 in Convertible Promissory Notes, at a conversion price of $6.94. All the selling shareholders have agreed not to sell or otherwise dispose of any of their Common Stock for a period of 270 days from the date of this Prospectus without the prior written consent of the Representative. None of the proceeds from the sale of the Common Stock by the selling shareholders will be received by us. We will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the selling shareholders) in connection with the registration and sale of the Common Stock being offered by the selling shareholders. See "Selling Shareholders."

   Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that any such market will develop. The Common Stock will be offered by the selling shareholders in transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling shareholders may effect such transactions by selling the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both. The selling shareholders may be deemed to be "underwriters" as defined in the Securities Act of 1933. If any broker-dealers are used by the selling shareholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of Common Stock as principals, any profits received by such broker-dealers on the resales of the shares of Common Stock, may be deemed to be underwriting discounts or commission under the Securities Act. In addition, any profits realized by the selling shareholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the shares offered by selling shareholders will be borne by us. Brokerage commissions, if any, attributable to the sale of the shares will be borne by the selling shareholders. The selling shareholders may not sell, transfer, or otherwise dispose of any of their Common Stock for a period of 270 days without the prior written consent of Friedman, Billings & Ramsey Co., Inc. See "Selling Stockholders" and "Plan of Distribution."

   Our Common Stock has been approved for quotation on the NASDAQ National Market under the symbol "IASG."

   Concurrently with the commencement of this offering, we offered by separate Prospectus, 22,000,000 shares of our Common Stock. Our offering was offered through Friedman, Billings & Ramsey Co., Inc. (the "Representative").


See "Risk Factors" beginning on page 6 for a discussion of certain factors that should be considered in connection with an investment in the Common Stock.

   THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is July 23, 2003

                                  The Offering



Securities Offered .............   792,793 shares of Common Stock, $.001 par value. See
                                   "Description of Capital Stock."

Common Stock Outstanding (1) ...   1,590,911 shares.

Risk Factors ...................   The securities offered hereby involve a high degree of risk.
                                   See "Risk Factors."

Nasdaq National Market Symbol ..   Common Stock -- IASG

---------------
(1) Does not include:
   o 22,000,000 shares issuable upon initial public offering,
   o Shares issuable upon exercise of the underwriters' over-allotment option,
   o Up to 792,793 shares that may be issued upon the conversion of our convertible promissory notes, which shares are being registered concurently with this offering,
   o 150,000 shares issuable upon exercise of options that may be issued under our 2003 Stock Option Plan,
   o 1,900,000 shares issuable upon exercise of options to be granted to certain shareholders concurrent with this offering (the "Shareholder Options"), see "Certain Relationships and Related Transactions,"
   o 48,000 shares issuable upon exercise of options to be granted concurrent with this offering to our non-executive directors (the "Director Options"), see "Management--Director Compensation" or
   o Up to 68,182 shares that may be issued to the former owners of Criticom upon the achievement of certain performance criteria based on 2003 results of operations.


                                     ALT-4

                              PLAN OF DISTRIBUTION


   All the selling shareholders have agreed not to sell or otherwise dispose of any of their shares of Common Stock or shares of Common Stock issuable upon conversion of the Convertible Notes into Common Stock for a period of 270 days from the date of this Prospectus without the prior written consent of Friedman, Billings & Ramsey Co., Inc. An appropriate legend will be marked on the face of stock certificates representing all such shares of Common Stock.

   After a period of 270 days from the date of this Prospectus has elapsed, each selling shareholder is free to offer and sell his or her shares of Common Stock at such times, in such manner and at such prices as he or she shall determine. Such shares may be offered by the selling shareholders in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The selling shareholders may also use Rule 144 under the Securities Act, to sell such securities, if they meet the criteria and conform to the requirements of such rule. There is no underwriter or coordinating broker acting in connection with the proposed sales of shares by the selling shareholders.

   The selling shareholders have advised us that sales of shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed price which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. After a period of 270 days from the date of this Prospectus has elapsed, the selling shareholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer be in excess of customary commissions). The selling shareolders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnity any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

   Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of shares, any selling shareholders, any selling broker-dealer and any "affiliated purchasers" may be subject to Rule 10b-7 under the Securities Exchange Act of 1934 which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

                                USE OF PROCEEDS

   We will not receive any proceeds upon the sale of any of the shares of common stock registered on behalf of the selling shareholders.


                                     ALT-5

                              SELLING SHAREHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of our Common Stock by each selling shareholder as of the date of this Prospectus, without giving effect to the offering, and as adjusted to reflect the sale of all the Common Stock offered by the selling shareholders hereunder. The table assumes the conversion of all of the Convertible Notes owned by the selling shareholders.


                                                                      Shares       Beneficial
Selling Stockholder                           Beneficial Ownership     Being    Ownership After
-------------------                             Prior to Offering     Offered     the Offering
                                              --------------------    -------   ---------------
Alaskey, Joseph ...........................           3,603            3,603           0
Allegretta, Suzanne .......................           3,603            3,603           0
Adkins, Thomas and Corinne ................          14,414           14,414           0
Alberts, Thomas IRA .......................           7,208            7,208           0
Albiston, Alfred and Joyce ................          14,414           14,414           0
Ashcraft, Robert ..........................           3,603            3,603           0
Baolto, John ..............................          21,622           21,622           0
Bernhardt, David and Celia ................           7,208            7,208           0
Betman, Ronald ............................           5,765            5,765           0
Bishop, Oliver ............................           3,603            3,603           0
Bissell, Christopher ......................          28,828           28,828           0
Bissell Ballester, Mark ...................          11,532           11,532           0
Boswell,Charles ...........................           7,208            7,208           0
Breese, Claude ............................           3,603            3,603           0
Breese, Claude TTee .......................           3,603            3,603           0
Brown, Greg IRA ...........................          10,811           10,811           0
Basey, Orval and Patricia .................           3,603            3,603           0
Conger, Colleen ...........................           7,208            7,208           0
Cornacchia, Joseph ........................           7,208            7,208           0
Bavies, Dana ..............................           5,045            5,045           0
Davis, Sheldon ............................           5,045            5,045           0
Diederich Investors LLC ...................          36,036           36,036           0
Emerson, Victor IRA .......................          14,414           14,414           0
Ferris, Carol .............................           5,045            5,045           0
Ferris, Daniel IRA ........................           2,451            2,451           0
Ferris, Robin and Daniel ..................           4,757            4,757           0
Gapezynski, Alphonse and Joseph ...........          21,622           21,622           0
Gadsby, Griselda ..........................          28,828           28,828           0
Garfinkel, Abraham ........................           7,208            7,208           0
Glenville Family ..........................          22,343           22,343           0
Grom, George IRA ..........................           4,324            4,324           0
Guttman, Mayer ............................           3,603            3,603           0
Hadani, Ron ...............................          14,414           14,414           0
Hayes, James and Alexis ...................          72,072           72,072           0
Hennessey, Mary Ellen .....................           8,649            8,649           0
JAT Construction Co. ......................           5,045            5,045           0
Jefts, Duane ..............................           4,324            4,324           0
Johnson, Dona Living Trust ................          11,532           11,532           0
Kanter, Lewis .............................           3,603            3,603           0
Kaplan, Jeffery ...........................          14,414           14,414           0
Kennedy, Leonard IRA ......................           3,603            3,603           0
Lannon, John ..............................           7,208            7,208           0
Levy, Lesley ..............................           7,208            7,208           0
Lex, William and Kathleen .................          15,135           15,135           0
Londino, Janice ...........................           4,324            4,324           0
Lynch, Laurence ...........................           3,603            3,603           0
Meyer, James F. ...........................           3,603            3,603           0
Mayer, James F. SEP .......................           7,208            7,208           0
Meyer, James and Carol ....................           3,603            3,603           0
Noble, Thomas and Rosemarie ...............           3,603            3,603           0
North American Globex Fund ................          21,622           21,622           0
O'Connell, Elaine and Bimonte, Vincie .....          14,414           14,414           0
Price, Timothy ............................           3,603            3,603           0
Rabinovich, Philip ........................           3,603            3,603           0
Rabinovich, Stan ..........................          14,414           14,414           0
Reifler, Bradley ..........................          36,036           36,036           0
Reifler, Bradley IRA ......................          36,036           36,036           0
Reilly, Michael ...........................          36,036           36,036           0
Rowe, Stanton and Chiyo Imai ..............          14,414           14,414           0
Shaknovich, Alexander .....................          14,414           14,414           0



                                     ALT-64


                                                                      Shares       Beneficial
Selling Stockholder                           Beneficial Ownership     Being    Ownership After
-------------------                             Prior to Offering     Offered     the Offering
                                              --------------------    -------   ---------------
Sciocchelti, Enrico IRA ...................            3,603            3,603           0
Shaw, Karl Living Trust ...................            7,208            7,208           0
Steivang, Tobias ..........................            3,603            3,603           0
Stokos, James .............................            3,603            3,603           0
Stokos, James Def. Ben. Plan ..............            3,603            3,603           0
Strawbrdge, William .......................            3,603            3,603           0
Strickland, Ross ..........................           14,414           14,414           0
Sturza, Evelyn and Herman .................            7,208            7,208           0
Linda Trigoboff ...........................            7,208            7,208           0
Van Co., Inc. .............................            7,208            7,208           0
Vayman, Garriman ..........................            7,208            7,208           0
Von Glinow, Gary ..........................            3,603            3,603           0
Wagastaff, Hunt ...........................            3,603            3,603           0
                                                     -------          -------         ---
 Total Shares .............................          792,793          792,793           0
                                                     =======



                                     ALT-65